     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 1998

                                                      REGISTRATION NO. 333-56391
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                ATLAS AIR, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                           4731                          84-1207329
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)         Identification Number)

                               538 COMMONS DRIVE
                             GOLDEN, COLORADO 80401
                                 (303) 526-5050
  (Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                               RICHARD H. SHUYLER
                 EXECUTIVE VICE PRESIDENT -- STRATEGIC PLANNING
                                 AND TREASURER
                                ATLAS AIR, INC.
                               538 COMMONS DRIVE
                             GOLDEN, COLORADO 80401
                                 (303) 526-5050
      (Name, Address, including Zip Code, and Telephone Number, including
                        Area Code, of Agent for Service)

                                with a copy to:

                            STEPHEN A. GREENE, ESQ.
                            CAHILL GORDON & REINDEL
                                 80 PINE STREET
                            NEW YORK, NEW YORK 10005

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

PROSPECTUS

                                 ATLASAIR LOGO
                                 ATLASAIR LOGO

              OFFER TO EXCHANGE ITS 9 1/4% SENIOR NOTES DUE 2008,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
      FOR ITS 9 1/4% SENIOR NOTES DUE 2008, WHICH HAVE NOT BEEN REGISTERED
                             ---------------------
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                    ON             , 1998, UNLESS EXTENDED.
                             ---------------------
     Atlas Air, Inc. (the "Company"), a Delaware corporation, hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $175,000,000 aggregate principal amount of its new
9 1/4% Senior Notes due 2008 (the "New Notes"), which have been registered under the Securities Act of 1933 as amended (the "Securities Act"), for a like principal amount of its outstanding 9 1/4% Senior Notes due 2008 (the "Old Notes"), which have not been so registered. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions relating to the Old Notes. The New Notes will evidence the same indebtedness as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the same Indenture that governs the Old Notes (the "Indenture"). As used herein, the term "Notes" means the Old Notes and the New Notes, treated as a single class.

     The Company will accept for exchange any and all Old Notes validly tendered
and not withdrawn prior to 5:00 p.m., New York City time, on           , 1998
unless extended (as, and so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer. The Exchange Offer is subject to certain other customary conditions. See "The Exchange Offer."

     The New Notes will bear interest from and including the date of consummation of the Exchange Offer. Interest on the New Notes will be payable semi-annually in arrears on each April 15 and October 15 of each year, commencing October 15, 1998, at the rate of 9 1/4% per annum. The New Notes will mature on April 15, 2008. Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid on the Old Notes, from the date of original issuance of the Old Notes. The Notes will be redeemable, in whole or in part, at the option of the Company, on or after April 15, 2003, at the redemption prices set forth herein, plus accrued interest to the date of redemption. In addition, at any time on or prior to April 15, 2001 the Company, at its option, may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined), at a redemption price equal to 109.25% of the principal amount thereof plus accrued interest to the date of redemption; provided that at least $113.75 million aggregate principal amount of the Notes originally issued remains outstanding immediately after any such redemption.

     SEE "RISK FACTORS," WHICH BEGINS ON PAGE 10, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------
               The date of this Prospectus is             , 1998.

     The New Notes represent general unsecured obligations of the Company ranking pari passu in right of payment to any existing and future unsecured unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The New Notes will be effectively subordinated, however, to all secured indebtedness of the Company and to all existing and future liabilities of the Company's subsidiaries. As of March 31, 1998, on a pro forma basis after giving effect to the Offering (as defined) and the application of the proceeds thereof, the Company would have had approximately $490.1 million of indebtedness outstanding (including approximately $161.9 million of secured indebtedness) and the Company's subsidiaries would have had approximately $382.9 million of liabilities outstanding.

     Upon a Change of Control (as defined), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. In addition, the Company will be obligated to offer to repurchase Notes with the net cash proceeds of certain asset sales at a purchase price equal to 100% of the principal amount thereof, plus accrued interest to the date of repurchase.

     The holder of each Old Note accepted for exchange will receive a New Note having a principal amount equal to that of the surrendered Old Note. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes. Old Notes not tendered or not accepted for exchange will continue to accrue interest from and after the date of consummation of the Exchange Offer.

     The Old Notes were issued and sold on April 9, 1998 (the "Offering") in a transaction exempt from the registration requirements of the Securities Act and may not be offered or sold in the United States unless so registered or pursuant to an applicable exemption under the Securities Act. The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined). Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes. However, the Company has not sought a no-action letter with respect to the Exchange Offer and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer. Each holder of Old Notes, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage or participate in, a distribution of New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period ending on the close of business on the 180th day following the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

     There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages

("PORTAL") market. The Company has been advised by the Initial Purchaser (as defined) that it intends to make a market for the New Notes; however, the Initial Purchaser is not obligated to do so, and the Company does not currently intend to list the New Notes on any securities exchange. Any market-making may be discontinued at any time, and there is no assurance that an active public market for the New Notes will develop or, that if such a market develops, that it will continue. This Prospectus may be used by the Initial Purchaser in connection with offers and sales of the New Notes which may be made by it from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. The Initial Purchaser may act as principal or agent in such transaction.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     MARKET DATA USED THROUGHOUT THIS PROSPECTUS WERE OBTAINED FROM CONSULTANT'S REPORTS AND INDUSTRY PUBLICATIONS. INDUSTRY PUBLICATIONS AND CONSULTANT'S REPORTS GENERALLY STATE THAT THE INFORMATION CONTAINED THEREIN HAS BEEN OBTAINED FROM SOURCES BELIEVED TO BE RELIABLE, BUT THAT THE ACCURACY AND COMPLETENESS OF SUCH INFORMATION IS NOT GUARANTEED. THE COMPANY HAS NOT INDEPENDENTLY VERIFIED THIS MARKET DATA.

     Old Notes in the aggregate principal amount of $175 million were issued originally in global form (the "Global Old Note"). The Global Old Note was deposited with, or on behalf of DTC, as the initial depository with respect to the Old Notes (in such capacity, the "Depository"). The Global Old Note is registered in the name of Cede, as nominee of DTC, and the beneficial interests in the Global Old Note are shown on and transfers thereof are effected only through, records maintained by the Depository and its participants. The use of the Global Old Note to represent certain of the Old Notes permits the Depository's participants, and anyone holding a beneficial interest in an Old Note registered in the name of such a participant, to transfer interests in the Old Notes electronically in accordance with the Depository's established procedures without the need to transfer a physical certificate. Except as provided below, the New Notes will also be issued initially as a note in global form (the "Global New Note", and together with the Global Old Note, the "Global Notes") and deposited with, or on behalf of, the Depository.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement otherwise filed with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits forming a part thereof and such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60601. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains an Internet Web Site at http://www.sec.gov that contains reports and other information. The Company's common stock is traded on the New York Stock Exchange under the symbol "CGO" and reports, proxy statements and other information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended December 31, 1997, its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, each of which has been filed with the Commission, are hereby incorporated in this Prospectus by reference.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer contemplated hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request, a copy of any and all of the documents incorporated in this Prospectus by reference, other than exhibits to such documents not incorporated by reference therein. Requests for such copies should be directed to Atlas Air, Inc., 538 Commons Drive, Golden, Colorado 80401 Attention: Chief Financial Officer (telephone (303) 526-5050).

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements included or incorporated by reference in this Prospectus constitute "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue" or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed under "Risk Factors" and elsewhere in this Prospectus, including, without limitation, in conjunction with the forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the Cautionary Statements.

     As a result of the foregoing and other factors, no assurance can be given as to the future results and achievements of the Company. Neither the Company nor any other person assumes responsibility for the accuracy and completeness of these statements.

                                    SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in connection with, the more detailed information and financial data, including the financial statements and the notes thereto, appearing elsewhere in this Prospectus. Prospective investors should consider carefully the matters discussed under the caption "Risk Factors." Unless the context otherwise requires, references to the "Company" or "Atlas" shall mean Atlas Air, Inc., a Delaware corporation, and its subsidiaries. In addition, references herein to "747-400 aircraft" means the Boeing 747-400F freighter aircraft.

                                  THE COMPANY

     Atlas is the world's largest air cargo outsourcer, with an all Boeing fleet of 747 freighter aircraft. The Company provides reliable airport-to-airport cargo transportation services throughout the world to major international air carriers generally under three- to five-year fixed-rate U.S. dollar denominated contracts which typically require that the Company supply aircraft, crew, maintenance and insurance (the "ACMI Contracts"). The Company's customers currently include China Airlines Ltd. ("China Airlines"), KLM Royal Dutch Airlines ("KLM"), Lufthansa Cargo AG ("Lufthansa"), British Airways World Cargo ("British Airways"), Scandinavian Airlines System ("SAS"), The International Airline of the United Arab Emirates ("Emirates"), Thai Airways International Public Company Limited ("Thai Airways"), Fast Air Carrier, SA ("Fast Air"), Lineas Aereas Suramericanas, S.A. ("LAS") and Linee Aeree Italiane S.p.A. ("Alitalia"). The Company is able to provide efficient, cost effective service to its customers primarily as a result of its productive work force, the outsourcing of a significant part of its regular maintenance work on a fixed-cost basis and the advantageous cost economies realized in the operation of its fleet, comprised solely of Boeing 747 aircraft which are configured for service in long-haul cargo operations.

     The Company's fleet currently consists of 18 Boeing 747-200 freighter aircraft in service and one 747-200 passenger aircraft undergoing conversion to freighter configuration. The 747-200 passenger aircraft undergoing conversion to freighter configuration is expected to be placed in service early in the third quarter of 1998. On June 9, 1997, the Company entered into an agreement with the Boeing Company ("Boeing") to purchase 10 new 747-400 freighter aircraft to be powered by engines acquired from General Electric Company ("GE"), with options to purchase up to 10 additional 747-400 aircraft (the "Boeing Purchase Agreement"). The 747-400 aircraft has significantly longer range, greater payload capability, lower maintenance costs and increased fuel efficiency compared to the Boeing 747-200 freighter aircraft. The Company expects to place the 747-400 aircraft in service with both existing and prospective customers, who the Company believes should be willing to pay higher ACMI Contract rates to achieve operating benefits derived from the unique performance capabilities of the 747-400 aircraft.

     The Company attributes its leading market position and continued opportunities for growth to the following competitive strengths:

     - Long-Term Customer Contracts Which Provide Revenue Stability. The Company's ACMI Contracts with its customers, which accounted for 96% of the Company's total operating revenues in 1997, generally provide for its customers to guarantee monthly minimum aircraft utilization levels at fixed hourly rates and are typically in force for periods of three to five years, subject in certain limited cases to early termination provisions. These ACMI Contracts typically require that the Company supply aircraft, crew, maintenance and insurance and that its customers bear all other operating expenses, including fuel and fuel servicing; marketing costs associated with obtaining cargo; airport cargo handling; landing fees; ground handling, aircraft push-back and de-icing services; and specific cargo and mail insurance. The Company's customers are also responsible under these contracts for utilizing the cargo capacity of each of the contracted aircraft. The ACMI Contracts, therefore, minimize for the Company the load factor, yield risk and fuel cost risk traditionally associated with the air cargo business and provide the Company with a minimum annual revenue base and more predictable profit margins. The Company also periodically engages in ad hoc charter or scheduled air service depending on availability of aircraft for these uses. In addition, the Company differentiates itself from other air cargo companies by not directly or indirectly competing with its customers by offering its services to freight forwarders or shippers who do business with the Company's customers.

     - Low Cost Structure. The Company has established itself as a low cost, efficient and reliable provider of air cargo transportation primarily due to the outsourcing of many of its own required services, the advantageous economies of scale realized from the operation of a standardized fleet of long-haul Boeing 747-200 aircraft, and its productive work force. The uniformity of the 747-200 aircraft fleet allows for standardization in maintenance and crew training, resulting in substantial cost savings in these areas. In particular, Atlas has advantageous, long-term contracts on a fixed-cost per flight hour basis with leading maintenance providers such as GE and KLM for a significant portion of its on-going aircraft and engine maintenance requirements. As a result of these efficiencies, the Company's high service standards and increased airline industry pressure to reduce costs, the Company's airline customers have determined that outsourcing portions of their air cargo business to the Company can be significantly less costly and offer greater operational flexibility than expanding their cargo operations by purchasing additional aircraft and adding other resources such as personnel and systems. The new 747-400 aircraft are expected to have even greater operational capabilities than the Boeing 747-200 aircraft and will allow the Company to continue to maintain its low cost structure. The new aircraft's higher level of operational reliability and warrantied condition will result in lower maintenance costs during the early years of operation, typically for at least five years. In addition, the acquisition of the 10 747-400 freighter aircraft will make Atlas the largest operator of this aircraft type to date and will enable the Company to achieve economies of scale from the standardization in maintenance and crew training.

     - Expanding Business Base. The growth in demand for air cargo services, combined with the lower rate of growth in passenger-airline cargo capacity and the continuing pressure on the airline industry to reduce operating costs, is expected to provide the Company with the opportunity to expand its air cargo outsourcing services. The primary business focus of most of the Company's customers is on the transportation of passengers, not air cargo. Nevertheless, most passenger airlines have air cargo customers that require quick and dependable air cargo service between hubs serviced by these carriers. To the extent that airlines have cargo capacity on their scheduled flights, which are generally scheduled for the convenience of passengers rather than for the needs of air cargo customers, air cargo service can be provided by them to meet such demand. However, there is a growing trend in the passenger-airline business toward replacing existing widebody passenger aircraft and combination passenger/cargo aircraft with smaller, more efficient (for passenger operations) twin-engine aircraft which have limited cargo space. The Company's customers have therefore found that outsourcing to meet their additional cargo transportation needs rather than allocating significant resources and expanding their fleet of freighter aircraft to effectively service their air cargo customers provides a cost-effective alternative for them to maintain and expand that portion of their business.

     - Increasing Cargo Market Share. The Company has successfully increased its customer base from a single customer in 1992 to ten customers in 1998. In addition, the Company has operated under short-term, seasonal ACMI Contracts with Federal Express Corporation ("FedEx"), Kitty Hawk Air Cargo, Inc. ("Kitty Hawk") and United Parcel Service ("UPS") and anticipates providing other short-term, seasonal service. This increased market share is a result of the Company's ability to provide a cost-effective service which has gained acceptance within the industry due to the Company's successful market development efforts. The addition of the 747-400 aircraft will provide the Company with the opportunity to increase its market share to new and existing customers who have a need for the greater payload, extended range and operational reliability of the 747-400, but for whom the purchase of a limited number of 747-400 freighter aircraft would not be cost-effective. In addition, the 747-400 aircraft will give the Company a competitive advantage with new customers who choose to utilize only new or relatively new aircraft or are restricted by local regulations limiting the operation of older aircraft.

     - Dramatic Industry Growth. While the air cargo industry is highly competitive, the Company believes that current industry trends are favorable to the continued growth of its business. According to reports prepared by Boeing, the world air cargo market is expected to more than triple over the next 20 years. Such reports indicate that the world air cargo market has grown at an average rate of 7.2% per year from 1986 to 1997. The average annual percentage growth through 2017 is expected to average 6.5%, with international air cargo market growth outpacing U.S. domestic growth. The Company believes this growth has been fueled, in part, by economic growth, the relaxation of international trade barriers (as indicated by the passage of the NAFTA and GATT treaties), reductions in the price of shipping by air, manufacturers' search for low-cost labor in developing countries, and the increasingly time-sensitive nature of product-delivery schedules due to shorter product life-cycles and "just-in-time" inventory management. In addition to growth in the global air cargo market, the Company expects to benefit from growth in the export-driven economies of the countries in the Pacific Rim, where the Company has focused a significant amount of its flight operations. According to Boeing reports, eastbound and westbound Trans-Pacific cargo volumes grew at an average annual rate of 6.9% and 14.3%, respectively, between 1986 and 1996, and are projected to grow at an average annual rate of 8.0% and 8.1%, respectively, between 1996 and 2016. Similarly, northbound and southbound air cargo volumes between North America and South America increased at an average annual rate of 9.4% and 8.8%, respectively, between 1986 and 1996, and are projected to grow at an average annual rate of 6.5% and 6.7%, respectively, from 1996 to 2016. Additionally, eastbound and westbound North Atlantic air cargo volumes increased at an average annual rate of 8.4% and 5.9%, respectively, between 1986 and 1996 and are projected to grow at average annual rates of 6.7% and 7.2%, respectively, from 1996 to 2016. The Company believes that, as a U.S. certificated "flag" carrier, it is well positioned to benefit from the progressive expansion of international trade and the consequential growth in global air cargo markets, particularly in Asia, South America and Europe, where the Company has concentrated a significant portion of its resources. The Company has not experienced any adverse impact on its business as a result of the recent turmoil in the Asian financial markets, although there can be no assurances that there will not be any future impact.

                                  THE EXCHANGE OFFER

Purpose and Effect.........  The Old Notes were sold by the Company on April 9,
                             1998 to BT Alex. Brown Incorporated and Morgan Stanley & Co. Incorporated (together, the "Initial Purchaser"), who privately placed the Old Notes with certain institutional investors. In connection therewith, the Company executed and delivered for the benefit of the holders of the Old Notes a registration rights agreement (the "Registration Rights Agreement") providing for, among other things, the Exchange Offer. See "The Exchange
                             Offer -- Terms of the Exchange Offer."

Terms of the Exchange
Offer......................  New Notes are being offered in exchange for a like principal amount of Old Notes. Old Notes may be exchanged only in integral multiples of $1,000. The Company will issue the New Notes to holders promptly following acceptance of the Old Notes by the Company after the Expiration Date. See "Risk Factors -- Consequences of Failure to Exchange." Holders of the Old Notes do not have appraisal or dissenters' rights in connection with the Exchange Offer under the Delaware General Corporation Law, the governing law of the state of incorporation of the Company. See "The Exchange Offer -- Terms of the Exchange Offer."

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange. See "The Exchange Offer -- Certain Conditions to the Exchange Offer."

Expiration Date............  5:00 p.m., New York City time, on             ,
                             1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Terms of the
                             Exchange Offer."

Conditions.................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition. The Exchange Offer is also subject to the terms and provisions of the Registration Rights Agreement. NO VOTE OF THE COMPANY'S SECURITYHOLDERS IS REQUIRED TO EFFECT THE EXCHANGE OFFER AND NO SUCH VOTE (OR PROXY THEREFOR) IS BEING SOUGHT HEREBY. See "The Exchange Offer -- Certain Conditions to the Exchange Offer."

Procedures for tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes, or a Book-Entry Confirmation (as defined), as the case may be, and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. The method of delivery of such documentation is at the election and risk of the holder. By executing the Letter of Transmittal, each holder will represent to the Company, among other things, that
                             (i) the New Notes acquired pursuant to the Exchange Offer by the holder and any beneficial owners of Old Notes are being obtained in the ordinary course of business of the person receiving such New Notes,
                             (ii) neither the holder nor such beneficial owner is participating in, intends to participate in or has an arrangement or understanding with any person to participate in, the distribution of such New Notes and (iii) neither the holder nor such beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange
                             Offer -- Procedures for Tendering Old Notes" and "Plan of Distribution."

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender, should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his or her Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange
                             Offer -- Procedures for Tendering Old Notes."

Book-Entry Transfer........  Any financial institution that is a participant in the Book-Entry Transfer Facility's (as defined) system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. See "The Exchange
                             Offer -- Book-Entry Transfer."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m. New York City time, on the Expiration Date. See "The Exchange Offer -- Withdrawal of Tenders."

Acceptance of Old Notes and
  Delivery of New Notes....  Upon satisfaction or waiver of all conditions of the Exchange Offer, the Company will accept for exchange any and all Old Notes which are properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following acceptance of the Old Notes by the Company after the Expiration Date. See "The Exchange Offer -- Acceptance of Old Notes for Exchange; Delivery of New Notes."

Federal Income Tax
  Consequences.............  The exchange of Old Notes for New Notes by tendering holders will not be a taxable exchange for federal income tax purposes as a result of such exchange. See "Certain Federal Income Tax Consequences."

Regulatory Approvals.......  The Company does not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the Exchange Offer. See "The Exchange Offer -- Regulatory Approvals."

Use of Proceeds............  The Company will not receive any proceeds from the exchange pursuant to the Exchange Offer. See "Use of Proceeds."

Exchange Agent.............  State Street Bank & Trust Company is serving as
                             Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer -- Exchange Agent."

Resales of the New Notes...  The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement. Based on positions of the Commission and no action or interpretive letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer to a holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. If any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of New Notes, such holder cannot rely on the position of the staff of the Commission set forth in its non-action and interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that (i) Old Notes tendered by it in the Exchange Offer were acquired in the ordinary course of its business as a result of market-making or other trading activities and (ii) it will deliver a prospectus in connection with any resale of New Notes received in the Exchange Offer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of the New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days following the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer -- Resales of the New Notes" and "Plan of Distribution."

                        SUMMARY DESCRIPTION OF NEW NOTES

Securities Offered.........  $175,000,000 aggregate principal amount of 9 1/4%
                             Senior Notes due 2008.

Issuer.....................  Atlas Air, Inc.

Maturity Date..............  April 15, 2008.
Interest Payment Dates.....  Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid on the Old Notes, from the date of original issuance of the Old Notes and will be payable semi-annually on each April 15 and October 15 of each year, commencing October 15, 1998.
Ranking....................  The New Notes will represent general unsecured obligations of the Company ranking senior to all subordinated indebtedness of the Company and pari passu in right of payment to all existing and future unsecured unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The New Notes will be effectively subordinated, however, to all secured indebtedness of the Company and all existing and future liabilities of the Company's subsidiaries. As of March 31, 1998, on a pro forma basis after giving effect to the Offering and the application of the proceeds thereof, the Company would have had approximately $490.1 million of indebtedness outstanding (including approximately $161.9 million of secured indebtedness) and the Company's subsidiaries would have had approximately $382.9 million of liabilities outstanding.

Optional Redemption........  The New Notes will be redeemable, in whole or in part, at the option of the Company on or after April 15, 2003, at the redemption prices set forth herein, plus accrued interest to the date of redemption. In addition, at any time on or prior to April 15, 2001, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings, at a redemption price equal to 109.25% of the principal amount thereof plus accrued interest to the date of redemption; provided at least $113.75 million of the aggregate principal amount of the Notes originally issued remains outstanding immediately after any such redemption.

Change of Control..........  Upon a Change of Control (as defined), each holder of the New Notes will have the right to require the Company to repurchase such holder's New Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. There can be no assurance that, in the event of a Change of Control, the Company will have, or be able to obtain, sufficient funds to repurchase the New Notes.

Certain Covenants..........  The Indenture governing the New Notes (the
                             "Indenture") contains certain limitations on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, create restrictions on the ability of a subsidiary to pay dividends or make certain payments, sell or issue preferred stock of subsidiaries to third parties, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

     For additional information regarding the New Notes, see "Description of the Notes."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered by holders prior to tendering their Old Notes in the Exchange Offer.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The summary financial data presented below have been derived from the consolidated financial statements of the Company. The data for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 were derived from the Company's audited consolidated financial statements and related notes, and other financial information incorporated herein. The data for the three months ended March 31, 1998 and 1997 were derived from the Company's unaudited consolidated financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth herein. The results of operations for the interim periods presented are not indicative of the results that may be expected for the full year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and notes thereto, which are incorporated herein.

                                                                                                   THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,                      ENDED MARCH 31,
                                    ---------------------------------------------------------   -------------------
                                      1993        1994        1995        1996        1997        1997       1998
                                    ---------   ---------   ---------   ---------   ---------   --------   --------
                                    (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND OPERATING DATA)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total operating revenues..........  $ 41,263    $102,979    $171,267    $315,659    $401,041    $ 82,049   $ 79,634
Operating expenses:
  Flight crew salaries and
    benefits......................     4,243       8,887      14,584      25,020      30,153       6,817      6,757
  Other flight-related expenses...     7,844       9,270      12,361      27,404      28,784       6,366      6,519
  Maintenance.....................     8,052      24,517      42,574      84,305     123,820      23,328     20,521
  Aircraft and engine rentals.....     1,758      14,044      22,902      27,341      31,644       7,776      1,241
  Fuel and ground handling........     4,575       9,747       5,027      10,554      10,816       3,166      2,002
  Depreciation and amortization...     5,647       7,451      14,793      25,515      42,945       9,477     12,230
  Other...........................     8,698      15,169      16,352      27,457      49,777       7,977      8,821
  Write-off of capital investment
    and other.....................        --          --          --          --      27,100          --         --
                                    --------    --------    --------    --------    --------    --------   --------
Total operating expenses..........    40,817      89,085     128,593     227,596     345,039      64,907     58,091
                                    --------    --------    --------    --------    --------    --------   --------
Operating income..................       446      13,894      42,674      88,063      56,002      17,142     21,543
Other income (expense):
  Interest income.................       244         490       2,025       7,102       7,365       1,909      1,661
  Interest expense................   (10,101)    (10,784)    (18,460)    (35,577)    (52,834)    (11,157)   (14,775)
                                    --------    --------    --------    --------    --------    --------   --------
Total other income (expense)......    (9,857)    (10,294)    (16,435)    (28,475)    (45,469)     (9,248)   (13,114)
                                    --------    --------    --------    --------    --------    --------   --------
Income (loss) before income
  taxes...........................    (9,411)      3,600      26,239      59,588      10,533       7,894      8,429
Income tax benefit (expense)......     1,388         (14)     (8,408)    (21,750)     (3,844)     (2,881)    (3,119)
                                    --------    --------    --------    --------    --------    --------   --------
Income (loss) before extraordinary
  item............................    (8,023)      3,586      17,831      37,838       6,689       5,013      5,310
Extraordinary item: Gain from
  extinguishment of debt, net of
  applicable taxes of $9,622(1)...        --          --          --          --      16,740          --         --
                                    --------    --------    --------    --------    --------    --------   --------
Net income (loss).................  $ (8,023)   $  3,586    $ 17,831    $ 37,838    $ 23,429    $  5,013   $  5,310
                                    ========    ========    ========    ========    ========    ========   ========
OTHER DATA:
EBITDA(2).........................  $  6,093    $ 21,345    $ 57,467    $113,578    $127,608    $ 26,886   $ 33,921
Ratio of EBITDA to interest
  expense(2)......................      0.60x       1.98x       3.11x       3.19x       2.42x       2.41x      2.30x
Ratio of earnings to fixed
  charges(3)......................        --(4)     1.21x       1.86x       2.11x       1.30x       1.53x      1.00x
OPERATING DATA:
Total block hours flown(5)........     7,907      19,049      33,265      59,445      75,254      15,443     15,388
Revenue per block hour............  $  5,219    $  5,406    $  5,149    $  5,310    $  5,329    $  5,313   $  5,175
EBITDA per block hour(2)..........  $    771    $  1,121    $  1,728    $  1,911    $  1,696    $  1,740   $  2,204
Average aircraft operated(6)......       2.1         5.2         7.7        14.7        19.5        17.2       17.0
Total aircraft (at end of
  period).........................         3           6          10          17          17          18         17

                                                                MARCH 31,
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)

                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........    $   90,339
Net property and equipment..................................     1,176,812
Total assets................................................     1,359,702
Total debt(7)...............................................       775,216
Deferred aircraft obligations...............................       225,936
Stockholders' equity........................................       245,215

---------------

(1) In May 1997, the Company recognized an extraordinary gain, net of applicable taxes of $9,622, as a result of the extinguishment of a portion of the Company's debt.

(2) EBITDA represents income (loss) before income taxes, depreciation and amortization, and total other income (expense), as adjusted to exclude the "Write-off of capital investment and other" in the second quarter of 1997. EBITDA is not a recognized measure of performance under GAAP and should not be considered in isolation or as an alternative to, or more meaningful than, operating income or operating cash flows prepared in accordance with GAAP as an indicator of the Company's operating performance or liquidity. The Company believes that EBITDA may provide additional information about the Company's ability to meet its future requirements for debt service, capital expenditures and working capital. When evaluating EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDA, (ii) whether EBITDA has remained at positive levels historically and
    (iii) how EBITDA compares to levels of interest expense. Other companies may define EBITDA differently, and as a result, such measures may not be comparable to the Company's EBITDA.

(3) In calculating the ratio of earnings to fixed charges, earnings consists of income (loss) prior to income tax benefit (expense), as adjusted to exclude the "Write-off of capital investment and other" in the second quarter of 1997, and fixed charges (excluding capitalized interest for the period). Fixed charges consist of interest expense (including amounts capitalized), amortization of debt issuance costs and one-third of rental payments on operating leases (such one-third portion having been deemed by the Company to represent the interest portion of such payments).

(4) Earnings were insufficient to cover fixed charges by $9,411 for the year ended December 31, 1993.

(5) Total block hours flown for an aircraft represents the elapsed time from the moment the aircraft first moves at the point of origin to the time it comes to rest at its destination.

(6) Average aircraft operated represents the total number of aircraft operated during each day of a given period divided by the number of days in such period.

(7) The EETCs (as defined) issued in the Company's recent EETC financing are not direct obligations of, or guaranteed by, the Company and therefore will not be included in the Company's consolidated financial statements. If, at delivery of an aircraft to which the EETCs relate, the Company does not enter into a leveraged lease transaction in connection with any such aircraft, the Company will take ownership of such aircraft and the corresponding EETCs will revert to a direct obligation of the Company. See "Description of Certain Indebtedness -- Enhanced Equipment Trust Certificates."

                                  RISK FACTORS

     In addition to the other information in this Prospectus holders of the Old Notes should carefully consider the following factors prior to exchanging Old Notes for the New Notes offered hereby.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth in the legend thereon, as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer to a holder in exchange for Old Notes may be offered for resale, resold or otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any resale of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days following the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. However, the ability of any holder to resell the New Notes is subject to applicable state securities laws. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes not so tendered could be adversely affected. See "The Exchange Offer" and "Plan of Distribution."

FAILURE TO COMPLY WITH EXCHANGE OFFER PROCEDURES

     To participate in the Exchange Offer and avoid the restrictions on transfer of the Old Notes, holders of Old Notes must transmit a properly completed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at one of the addresses set forth below under "The Exchange Offer -- Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal or (ii) a timely confirmation of a book-entry transfer of such Old Notes, if such procedure is available, into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedure for book-entry transfer described herein, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described herein and in the Letter of Transmittal. The method of delivery of the Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder. See "The Exchange Offer."

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     The Company is highly leveraged. After giving pro forma effect to the Offering and the application of the proceeds thereof, as of March 31, 1998, the Company's total indebtedness outstanding would have been approximately $490.1 million and the Company's subsidiaries would have had approximately $382.9 million of liabilities outstanding. The Company's high degree of leverage could have important consequences to holders of the Notes, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be diminished in the future; (ii) a substantial portion of the Company's cash flow from operations will be required for the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and other purposes; (iii) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (iv) the Company's substantial degree of leverage may hinder its ability to adjust rapidly to changing market conditions and could make it more vulnerable in the event of a downturn in general economic conditions or its business; and (v) substantially all of the Company's other indebtedness will become due prior to the time the principal payment on the Notes will become due.

     The Company's ability to make scheduled payments of the principal of, or to pay interest on, or to refinance, its indebtedness (including the Notes) and to make scheduled payments under its lease obligations depends on its future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control. There can be no assurance, however, that the Company's business will continue to generate sufficient cash flow from operations in the future to service its debt. If unable to do so, the Company may be required to refinance all or a portion of its existing debt, including the Notes, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing or that any such sale of assets or additional financing would be possible on terms reasonably favorable to the Company.

AVAILABILITY OF 747-400 AIRCRAFT FINANCING; DELIVERY DELAYS

     On June 9, 1997, the Company entered into an agreement with Boeing to purchase 10 new 747-400 freighter aircraft to be powered by engines acquired from GE, with options to purchase up to 10 additional 747-400 aircraft. The aggregate value of the 10 747-400 aircraft, four installed engines per aircraft and five spare engines, based on list prices, is approximately $1.7 billion. In February 1998, the Company completed an offering of $538.9 million of enhanced equipment trust certificates (the "EETCs"), the proceeds of which were deposited with the Escrow Agent to be used to finance a portion of the acquisition cost of the first five of the 10 747-400 aircraft scheduled to be delivered during the period July 1998 through December 1998. While the Company currently anticipates that it will be able to obtain the necessary financing on a timely basis to pay the total purchase price for the remaining 747-400 aircraft to be acquired, there can be no assurance that the Company will be able to obtain sufficient financing or, if such financing is available, that it will be available on commercially reasonable terms. A recent decision of the United States District Court for the District of Colorado (in which state the Company's headquarters are located) raises questions concerning the ability of lenders and lessors under certain types of aircraft equipment financing arrangements to exercise special remedies under bankruptcy law against a bankrupt air carrier, which decision if not reversed or modified could increase the cost of the Company's future aircraft financing arrangements. If the Company is unable to obtain sufficient financing, the Company could be required to modify its expansion plans, incur higher than anticipated financing costs or incur various penalty payments under the Boeing Purchase Agreement, which could have a material adverse effect on the Company. Due to production problems at Boeing, some of the 1998 delivery positions of the 747-400 aircraft may be delayed up to 60 days. While Boeing has agreed to compensate the Company for delays in delivery of the 747-400 aircraft pursuant to the Boeing Purchase Agreement, any further delays could adversely impact the Company's ability to initiate service with prospective customers in a timely fashion.

RESTRICTIONS IMPOSED BY TERMS OF THE COMPANY'S INDEBTEDNESS; EFFECTIVE SUBORDINATION OF THE NOTES TO SECURED INDEBTEDNESS

     The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to the Company, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. In addition, certain of the Company's other debt instruments contain other more restrictive financial and operating covenants. See

"Description of Certain Indebtedness" and "Description of Notes -- Certain Covenants." The Company's ability to meet such financial ratios and tests may be affected by events beyond its control. There can be no assurance that the Company will meet such tests. A breach of any of these covenants could result in a default under certain debt instruments and/or the Indenture. Upon the occurrence of an event of default under the various debt instruments, the lenders thereunder could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the Company was unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that indebtedness. If such lenders accelerate the payment of such indebtedness, there can be no assurance that the assets of the Company would be sufficient to repay in full such indebtedness and the other indebtedness of the Company, including the Notes.

     The Notes are unsecured and thus will be effectively subordinated in right of payment to any secured indebtedness of the Company to the extent of the value of any assets securing such indebtedness. Substantially all of the indebtedness of the Company, other than the Old Notes and the Senior Notes (as defined), are secured by liens on substantially all of the fixed assets of the Company. As of March 31, 1998, on a pro forma basis after giving effect to the Offering and the application of the proceeds thereof, the Company would have had approximately $161.9 million of secured indebtedness outstanding and the Company's subsidiaries would have had approximately $382.9 million of liabilities outstanding, substantially all of which represented secured indebtedness and accrued interest thereon. In bankruptcy, the holder of a security interest with respect to any assets of the Company will be entitled to have the proceeds of such assets applied to the payment of such holder's claim before the remaining proceeds, if any, are applied to the claims of the holders of the Notes. In addition to indebtedness of the Company outstanding on the date of original issuance of the Old Notes, the Indenture permits the Company and its Subsidiaries (as defined) to incur additional secured indebtedness under certain circumstances. See "Description of the Notes -- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness."

COMPETITION

     The market for air cargo services is highly competitive. A number of airlines currently provide services for themselves and for others, similar to the services offered by the Company, and new airlines may be formed that would also compete with the Company. Such airlines may have substantially greater financial resources than the Company. In addition, certain retail air freight companies, such as Evergreen International, Southern Air Transport and Kitty Hawk, compete with the Company on a limited, indirect basis, generally outside of the ACMI operating structure. The Company believes that the most important bases for competition in the air cargo business are the range, payload and cubic capacities of the aircraft and the price, flexibility, quality and reliability of the cargo transportation service. The Company provides reliable airport-to-airport cargo transportation services throughout the world to major international air carriers generally under three- to five-year fixed-rate U.S. dollar denominated contracts which typically require that the Company supply aircraft, crew, maintenance and insurance. The ability of the Company to achieve its strategic plan depends upon its success in convincing major international airlines that outsourcing some portion of their air cargo business remains more cost-effective than undertaking cargo operations with their own incremental capacity and resources and the ability of the Company to obtain higher ACMI Contract rates in connection with the 747-400 aircraft compared to those currently obtained in connection with existing 747-200 aircraft.

DEPENDENCE ON SIGNIFICANT CUSTOMERS; GEOGRAPHIC CONCENTRATION

     In 1997, China Airlines, Fast Air and Lufthansa accounted for approximately 34%, 11% and 8%, respectively, of the Company's total operating revenues. The Company believes that its relationships with its customers are mutually satisfactory, as evidenced by the fact that in the last three years it has renewed twelve ACMI Contracts with customers including China Airlines and KLM, and entered into nine new ACMI Contracts with its existing customers. However, there can be no assurance that any of these agreements will be renewed upon their expiration. The scheduled termination dates for the current ACMI Contracts range from 1998 to 2002. See "Business -- ACMI Contracts." The failure to renew any of these agreements, or the renewal of any of these agreements on terms less favorable to the Company, could have a material adverse effect on the Company. Additionally, the Company has concentrated a significant percentage of its resources in routes between the United States and Asia and the Pacific Rim and between Europe and Asia and the Pacific Rim. Any economic decline or any military or political disturbance in these areas of the world might prevent or interfere with the Company's ability to provide service to its Asian and Pacific Rim destinations and could have a material adverse effect on the Company. The Company has not experienced any adverse impact on its business resulting from the current turmoil in the Asian financial markets; however, there can be no assurance that continuation of the turmoil in the Asian financial markets could not have an adverse impact on air cargo market growth generally, which could adversely affect the Company's ability to obtain new ACMI Contracts or to renew existing ACMI Contracts.

OPERATIONS DEPENDENT UPON LIMITED FLEET

     The Boeing 747-200 aircraft in the existing fleet are typically dedicated by the Company to the service of one or more ACMI Contracts. Although the Company typically utilizes spare aircraft, in the event one or more of the Company's aircraft were to be lost or out of service for an extended period of time, the Company may have difficulty fulfilling its obligations under one or more of its ACMI Contracts. While the Company believes that its insurance coverage is sufficient to cover the replacement cost of an aircraft, there can be no assurance that suitable replacement aircraft could be located or that, if located, the Company could contract for the services of such an aircraft without undertaking substantial costs therefor. While the Company carries aircraft hull physical damage and third party liability insurance, any extended interruption of the Company's operations due to the loss of an aircraft could have a material adverse effect on the Company.

UTILIZATION OF FUTURE AIRCRAFT

     The Company has not yet obtained a long-term ACMI Contract to be serviced by the one Boeing 747-200 aircraft owned but not yet fully modified from passenger to freighter configuration or for the 747-400 aircraft scheduled to be delivered commencing in July 1998. See "-- Availability of 747-400 Aircraft Financing; Delivery Delays." Although the Company intends to have a new long-term ACMI Contract in place for the aircraft not yet converted from passenger to freighter configuration by the time it is placed in service, to the extent arrangements for such a contract have not been made at such time, the Company would seek other revenue opportunities for such aircraft which it believes are generally available, although there can be no assurance that such opportunities will be available at such time. The failure to generate adequate revenue from new aircraft pending the entering into of ACMI Contracts, or the failure to secure ACMI Contracts for such aircraft as well as the aircraft currently in service in the Company's fleet, could have a material adverse effect on the Company. See "Business -- Aircraft."

AGING AIRCRAFT

     The Company's fleet currently consists of 18 Boeing 747-200 aircraft and one passenger aircraft currently undergoing conversion to freighter configuration, all of which were manufactured between 1974 and 1986. Manufacturer Service Bulletins ("Service Bulletins") and the Federal Aviation Administration's ("FAA") Airworthiness Directives ("Directives") issued under its "Aging Aircraft" program cause Boeing 747-200 aircraft operators to be subject to extensive aircraft examinations and require Boeing 747-200 aircraft to undergo structural inspections and modifications to address problems of corrosion and structural fatigue at specified times. For instance, in November 1994, Boeing issued Nacelle Strut Modification Service Bulletins which have been converted into Directives by the FAA. Eleven of the Company's Boeing 747-200 aircraft will have to be brought into compliance with such Directives within the next three years at an estimated aggregate cost of approximately $5.5 million. Other Directives have been issued that require inspections and minor modifications to Boeing 747-200 aircraft. It is possible that additional Service Bulletins or Directives applicable to the types of aircraft or engines included in the Company's fleet could be issued in the future. The cost of compliance with Directives and of following Service Bulletins cannot currently be estimated, but could be substantial.

EMPLOYEE RELATIONS

     The Company believes it operates with lower incremental personnel costs than many established international airlines and cargo carriers, principally due to the flexibility and high productivity of its workforce, arising in part as a result of the Company's emphasis on providing financial incentives to its personnel that are focused on the Company's financial performance rather than on base wages. The Company's employees are not currently subject to a collective bargaining agreement; however, many airline industry employees are subject to such agreements and the Company's employees have been solicited from time to time by union representatives seeking to organize them, the most recent solicitation having resulted in the Atlas pilots rejecting representation by the Air Line Pilots Association ("ALPA") on January 27, 1998. There can be no assurance that the Company's employees will not become subject to a collective bargaining agreement and the extent to which, if any, such collective bargaining agreement may adversely impact the Company's operations or cost structure.

REGULATORY MATTERS

     Under the Federal Aviation Act of 1958, as amended and recodified (the "Aviation Act"), the Department of Transportation ("DOT") and the FAA exercise regulatory authority over the Company. The Company has obtained the necessary authority to conduct flight operations, including a Certificate of Public Convenience and Necessity from the DOT and an Air Carrier Operating Certificate from the FAA; however, the continuation of such authority is subject to continued compliance by the Company with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. All air carriers are subject to the strict scrutiny and inspection by FAA officials and to the imposition of new regulatory requirements that can negatively affect their operations. DOT and FAA approval is required for each of the Company's long-term ACMI Contracts. In addition, FAA approval is required for each of the Company's short-term seasonal ACMI Contracts. In order to provide service to foreign points, the Company must also obtain permission for such operations from the applicable foreign governments and certain airport authorities. See "Business -- Governmental Regulation." In addition, DOT regulates the transportation of hazardous materials by air cargo carriers. Although customers are required to label shipments that contain hazardous materials, customers may not inform the Company when their cargo includes hazardous materials. Although the Company has never had such an incident, the transportation of unmanifested hazardous materials could result in fines, penalties, banning hazardous materials from Company aircraft for a period of time, possible damage to the Company's aircraft or other liability.

CONTROL BY PRINCIPAL STOCKHOLDER

     Michael A. Chowdry, the founder, Chief Executive Officer, President and Chairman of the Board of Directors of the Company, beneficially owns approximately 59.1% of the outstanding common stock of the Company. As a result, Mr. Chowdry will be able to direct and control the policies of the Company, including the election of directors and mergers, sales of assets and other such transactions.

DEPENDENCE UPON KEY MANAGEMENT PERSONNEL

     The Company believes that its success in acquiring ACMI Contracts and managing its operations will depend substantially upon the continued services of many of the present executive officers of the Company. The loss of the services of any of such persons could have a material adverse effect on the Company. The Company has employment agreements with such officers, which are generally terminable at any time by either party.

SEASONALITY OF CUSTOMERS' CARGO OPERATIONS

     The cargo operations of the Company's airline customers are seasonal in nature, with peak activity traditionally in the second half of the year, and with a significant decline occurring in the first quarter. As a result, the Company's revenues typically decline in the first quarter of the year as its minimum contractual aircraft utilization level temporarily decreases. The Company's ACMI Contracts typically allow the Com-pany's customers to cancel a maximum of 5% of the guaranteed hours of aircraft utilization over the course of a year. The Company's customers most often exercise such cancellation options early in the first quarter of the year, when the demand for air cargo capacity has been historically low or following the seasonal holiday peak in the latter part of the fourth quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CHANGE OF CONTROL

     Upon a Change of Control, the Company is required to offer to repurchase all outstanding Notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase. The source of funds for any such repurchase would be the Company's available cash or cash generated from other sources. However, there can be no assurance that sufficient funds would be available at the time of any Change of Control to make any required repurchases of Notes tendered or, if applicable, that restrictions in certain of the Company's debt instruments would permit the Company to make such required repurchases. See "Description of Certain Indebtedness," and "Description of Notes -- Change of Control."

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES

     There has previously been only a limited secondary market, and no public market, for the Old Notes. The New Notes are a new issue of securities, have no established trading market, and may not be widely distributed. The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading on any automated quotation system. No assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may be discontinued at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities, and the price at which the holders of New Notes will be able to sell such New Notes is not assured and the New Notes could trade at a premium or discount to their purchase price or face value. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount from their principal amount.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1998 (i) on an actual basis, and (ii) as adjusted for the Offering of the Old Notes and the application of the proceeds therefrom. The information below is unaudited and should be read in conjunction with the consolidated financial statements, including the notes thereto, included elsewhere in this Prospectus.

                                                                  MARCH 31, 1998
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Cash, cash equivalents and short-term investments...........  $ 90,339    $  177,381
                                                              ========    ==========
Current portion of long-term debt...........................  $ 49,025    $   49,025
                                                              ========    ==========
Long-term debt, net of current portion:
     Aircraft Credit Facility...............................  $ 88,309    $    8,309(1)
     AFL Term Loan Facility.................................   163,000       163,000
     AFL II Term Loan Facility..............................   163,000       163,000
     Equipment Notes(2).....................................   100,000       100,000
     Other secured aircraft indebtedness....................    60,116        60,116
     Senior Notes due 2005..................................   150,000       150,000
     Old Notes..............................................        --       175,000
     Other debt.............................................     1,766         1,766
                                                              --------    ----------
          Total long-term debt, net of current
            portion(3)(4)...................................   726,191       821,191
                                                              --------    ----------

Stockholders' equity:
     Preferred stock, $1 par value; 10,000,000 shares
      authorized; no shares issued..........................        --            --
     Common stock, $0.01 par value; 50,000,000 shares
      authorized; 22,511,659 shares issued..................       225           225
     Additional paid-in capital.............................   177,288       177,288
     Retained earnings......................................    68,098        68,098
     Treasury stock, at cost; 15,906 shares.................      (396)         (396)
                                                              --------    ----------
          Total stockholders' equity........................   245,215       245,215
                                                              --------    ----------
               Total capitalization.........................  $971,406    $1,066,406
                                                              ========    ==========

---------------

(1) The Aircraft Credit Facility has a committed amount of $250.0 million of which $241.7 million is available as adjusted for the Offering and the application of the proceeds therefrom. See "Description of Certain Indebtedness -- Aircraft Credit Facility."

(2) For a description of the terms of the Equipment Notes underlying the 12 1/4% Pass Through Certificates due 2002, see "Description of Certain
    Indebtedness -- Equipment Notes."

(3) Total debt does not reflect deferred aircraft obligations of $225.9 million which represent the deferred Pre-Delivery Deposits (as defined).

(4) The EETCs issued in the Company's recent EETC financing are not direct obligations of, or guaranteed by, the Company and therefore will not be included in the Company's consolidated financial statements. If, at delivery of an aircraft to which the EETCs relate, the Company does not enter into a leveraged lease transaction in connection with any such aircraft, the Company will take ownership of such aircraft and the corresponding EETCs will revert to a direct obligation of the Company. See "Description of Certain Indebtedness -- Enhanced Equipment Trust Certificates."

                     SELECTED FINANCIAL AND OPERATING DATA

     The selected financial data presented below have been derived from the consolidated financial statements of the Company. The data for the years ended December 31, 1997, 1996, 1995, 1994 and 1993 were derived from the Company's audited consolidated financial statements and related notes, and other financial information incorporated herein. The data for the three months ended March 31, 1998 and 1997 were derived from the Company's unaudited consolidated financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth herein. The results of operations for the interim periods presented are not indicative of the results that may be expected for the full year.

                                                                                              THREE MONTHS
                                                YEAR ENDED DECEMBER 31,                      ENDED MARCH 31,
                               ---------------------------------------------------------   -------------------
                                 1993        1994        1995        1996        1997        1997       1998
                               ---------   ---------   ---------   ---------   ---------   --------   --------
                               (DOLLARS IN THOUSANDS, EXCEPT RATIOS AND OPERATING DATA)        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total operating revenues.....  $ 41,263    $102,979    $171,267    $315,659    $401,041    $ 82,049   $ 79,634
Operating expenses:
  Flight crew salaries and
    benefits.................     4,243       8,887      14,584      25,020      30,153       6,817      6,757
  Other flight-related
    expenses.................     7,844       9,270      12,361      27,404      28,784       6,366      6,519
  Maintenance................     8,052      24,517      42,574      84,305     123,820      23,328     20,521
  Aircraft and engine
    rentals..................     1,758      14,044      22,902      27,341      31,644       7,776      1,241
  Fuel and ground handling...     4,575       9,747       5,027      10,554      10,816       3,166      2,002
  Depreciation and
    amortization.............     5,647       7,451      14,793      25,515      42,945       9,477     12,230
  Other......................     8,698      15,169      16,352      27,457      49,777       7,977      8,821
  Write-off of capital
    investment and other.....        --          --          --          --      27,100          --         --
                               --------    --------    --------    --------    --------    --------   --------
Total operating expenses.....    40,817      89,085     128,593     227,596     345,039      64,907     58,091
                               --------    --------    --------    --------    --------    --------   --------
Operating income.............       446      13,894      42,674      88,063      56,002      17,142     21,543
Other income (expense):
  Interest income............       244         490       2,025       7,102       7,365       1,909      1,661
  Interest expense...........   (10,101)    (10,784)    (18,460)    (35,577)    (52,834)    (11,157)   (14,775)
                               --------    --------    --------    --------    --------    --------   --------
Total other income
  (expense)..................    (9,857)    (10,294)    (16,435)    (28,475)    (45,469)     (9,248)   (13,114)
                               --------    --------    --------    --------    --------    --------   --------
Income (loss) before income
  taxes......................    (9,411)      3,600      26,239      59,588      10,533       7,894      8,429
Income tax benefit
  (expense)..................     1,388         (14)     (8,408)    (21,750)     (3,844)     (2,881)    (3,119)
                               --------    --------    --------    --------    --------    --------   --------
Income (loss) before
  extraordinary item.........    (8,023)      3,586      17,831      37,838       6,689       5,013      5,310
Extraordinary item: Gain from
  extinguishment of debt, net
  of applicable taxes of
  $9,622(1)..................        --          --          --          --      16,740          --         --
                               --------    --------    --------    --------    --------    --------   --------
Net income (loss)............  $ (8,023)   $  3,586    $ 17,831    $ 37,838    $ 23,429    $  5,013   $  5,310
                               ========    ========    ========    ========    ========    ========   ========
OTHER DATA:
EBITDA(2)....................  $  6,093    $ 21,345    $ 57,467    $113,578    $127,608    $ 26,866   $ 33,921
Ratio of EBITDA to interest
  expense(2).................      0.60x       1.98x       3.11x       3.19x       2.42x       2.41x      2.30x
Ratio of earnings to fixed
  charges(3).................        --(4)     1.21x       1.86x       2.11x       1.30x       1.53x      1.00x
OPERATING DATA:
Total block hours flown(5)...     7,907      19,049      33,265      59,445      75,254      15,443     15,388
Revenue per block hour.......  $  5,219    $  5,406    $  5,149    $  5,310    $  5,329    $  5,313   $  5,175
EBITDA per block hour(2).....  $    771    $  1,121    $  1,728    $  1,911    $  1,696    $  1,740   $  2,204
Average aircraft
  operated(6)................       2.1         5.2         7.7        14.7        19.5        17.2       17.0
Total aircraft (at end of
  period)....................         3           6          10          17          17          18         17

                                                            DECEMBER 31,
                                       ------------------------------------------------------    MARCH 31,
                                         1993       1994       1995       1996        1997         1998
                                       --------   --------   --------   --------   ----------   -----------
                                                                  (IN THOUSANDS)                (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments........................  $  6,198   $ 10,524   $ 96,990   $124,663   $  152,969   $   90,339
Net property and equipment...........   114,255    131,237    319,751    584,270    1,063,210    1,176,812
Total assets.........................   125,005    162,731    447,323    773,707    1,297,415    1,359,702
Total debt(7)........................   130,690    163,615    351,261    484,429      776,075      775,216
Deferred aircraft obligations........        --         --         --         --      163,167      225,936
Stockholders' equity (deficit).......   (19,339)   (15,753)    68,715    215,785      238,829      245,215

---------------

(1) In May 1997, the Company recognized an extraordinary gain, net of applicable taxes of $9,622, as a result of the extinguishment of a portion of the Company's debt.

(2) EBITDA represents income (loss) before income taxes, depreciation and amortization, and total other income (expense), as adjusted to exclude the "Write-off of capital investment and other" in the second quarter of 1997. EBITDA is not a recognized measure of performance under GAAP and should not be considered in isolation or as an alternative to, or more meaningful than, operating income or operating cash flows prepared in accordance with GAAP as an indicator of the Company's operating performance or liquidity. The Company believes that EBITDA may provide additional information about the Company's ability to meet its future requirements for debt service, capital expenditures and working capital. When evaluating EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDA, (ii) whether EBITDA has remained at positive levels historically and
    (iii) how EBITDA compares to levels of interest expense. Other companies may define EBITDA differently, and as a result, such measures may not be comparable to the Company's EBITDA.

(3) In calculating the ratio of earnings to fixed charges, earnings consist of income (loss) prior to income tax benefit (expense), as adjusted to exclude the "Write-off of capital investment and other" in the second quarter of 1997, and fixed charges (excluding capitalized interest for the period). Fixed charges consist of interest expense (including amounts capitalized), amortization of debt issuance costs and one-third of rental payments on operating leases (such one-third portion having been deemed by the Company to represent the interest portion of such payments).

(4) Earnings were insufficient to cover fixed charges by $9,411 for the year ended December 31, 1993.

(5) Total block hours flown for an aircraft represents the elapsed time from the moment the aircraft first moves at the point of origin to the time it comes to rest at its destination.

(6) Average aircraft operated represents the total number of aircraft operated during each day of a given period divided by the number of days in such period.

(7) The EETCs issued in the Company's recent EETC financing are not direct obligations of, or guaranteed by, the Company and therefore will not be included in the Company's consolidated financial statements. If, at delivery of an aircraft to which the EETCs relate, the Company does not enter into a leveraged lease transaction in connection with any such aircraft, the Company will take ownership of such aircraft and the corresponding EETCs will revert to a direct obligation of the Company. See "Description of Certain Indebtedness -- Enhanced Equipment Trust Certificates."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The cargo operations of the Company's airline customers are seasonal in nature, with peak activity occurring traditionally in the second half of the year, and with a significant decline occurring in the first quarter. This decline in cargo activity is largely due to the decrease in shipping that occurs following the December and January holiday seasons associated with the celebration of Christmas and the Chinese New Year. Certain of the Company's customers have, in the past, elected to use that period of the year to exercise their contractual options to cancel a limited number (generally not more than 5% per year) of guaranteed hours with the Company, and are expected to continue to do so in the future. As a result, the Company's revenues typically decline in the first quarter of the year as its contractual aircraft utilization level temporarily decreases. The Company seeks to schedule, to the extent possible, its major aircraft maintenance activities during this period to take advantage of any unutilized aircraft time.

     The aircraft acquisitions, lease arrangements and modification schedule are described in Note 6 of the Company's December 31, 1997 Consolidated Financial Statements. The timing of when an aircraft enters the Company's fleet can affect not only annual performance, but can make quarterly results vary, thereby affecting the comparability of operations from period to period.

     The tables below set forth selected financial and operating data for the first quarter of 1998 and the four quarters of the years ended December 31, 1997, 1996 and 1995 (dollars in thousands).

                                                                  1998
                                                                --------
                                                                  1ST
                                                                QUARTER
                                                                --------
Total operating revenues....................................    $ 79,634
Operating expenses..........................................      58,091
Operating income............................................      21,543
Other income (expense)......................................     (13,114)
Net income..................................................       5,310
Block hours.................................................      15,388
Average aircraft operated...................................        17.0
Operating margin............................................        27.1%

                                                                  1997
                                        ---------------------------------------------------------
                                                        4TH         3RD         2ND         1ST
                                        CUMULATIVE    QUARTER     QUARTER     QUARTER     QUARTER
                                        ----------    --------    --------    --------    -------
Total operating revenues..............   $401,041     $120,893    $104,197    $ 93,902    $82,049
Operating expenses....................    345,039       93,112      82,464     104,556     64,907
Operating income (loss)...............     56,002       27,781      21,733     (10,654)    17,142
Other income (expense)................    (45,469)     (13,383)    (11,930)    (10,908)    (9,248)
Net income............................     23,429        9,143       6,225       3,048      5,013
Block hours...........................     75,254       22,333      19,937      17,541     15,443
Average aircraft operated.............       19.5         20.9        20.4        19.5       17.2
Operating margin (deficit)............       14.0%        23.0%       20.9%      (11.4)%     20.9%

                                                                  1996
                                        ---------------------------------------------------------
                                                        4TH         3RD         2ND         1ST
                                        CUMULATIVE    QUARTER     QUARTER     QUARTER     QUARTER
                                        ----------    --------    --------    --------    -------
Total operating revenues..............   $315,659     $104,715    $ 79,681    $ 72,614    $58,649
Operating expenses....................    227,596       74,775      59,635      49,947     43,239
Operating income......................     88,063       29,940      20,046      22,667     15,410
Other income (expense)................    (28,475)      (8,569)     (7,207)     (6,982)    (5,717)
Net income............................     37,838       13,397       8,201      10,037      6,203
Block hours...........................     59,445       18,803      15,444      14,073     11,125
Average aircraft operated.............       14.7         18.4        15.4        14.0       10.8
Operating margin......................       27.9%        28.6%       25.2%       31.2%      26.3%

                                                                  1995
                                        ---------------------------------------------------------
                                                        4TH         3RD         2ND         1ST
                                        CUMULATIVE    QUARTER     QUARTER     QUARTER     QUARTER
                                        ----------    --------    --------    --------    -------
Total operating revenues..............   $171,267     $ 56,142    $ 47,769    $ 38,418    $28,938
Operating expenses....................    128,593       39,982      34,844      28,370     25,397
Operating income......................     42,674       16,160      12,925      10,048      3,541
Other income (expense)................    (16,435)      (4,014)     (4,805)     (4,287)    (3,330)
Net income............................     17,831        8,352       5,568       3,861         50
Block hours...........................     33,265       10,809       9,076       7,568      5,812
Average aircraft operated.............        7.7          9.4         8.2         6.9        6.1
Operating margin......................       24.9%        28.8%       27.1%       26.2%      12.2%

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Operating Revenues and Results of Operations. Total operating revenues for the quarter ended March 31, 1998 decreased to $79.6 million from $82.0 million for the same period in 1997, or approximately 3%. The average number of aircraft in the Company's fleet during the first quarter of 1998 was 17.0 compared to
17.2 during the same period in 1997. Total block hours for the first quarter of 1998 were 15,388 compared to 15,443 for the same period in 1997, a decrease of less than 1%, principally reflecting the comparability in the size of the Company's fleet period over period. Revenue per block hour decreased by approximately 3% to $5,175 for the first quarter of 1998 compared to $5,313 for the first quarter of 1997. This was substantially due to the decrease in the volume of scheduled service operations period over period, for which the rate per block hour is higher due to additional operating costs borne by the Company under such arrangements. Scheduled service operations are performed on an ad hoc basis and are dependent upon excess availability of the Company's aircraft and customer demand.

     The Company's operating results improved by 26% from a $17.1 million operating profit for the first quarter of 1997 to an operating profit of $21.5 million for the first quarter of 1998. Results of operations were favorably impacted by lower maintenance costs due to the return of the five aircraft which the Company had leased from Federal Express Corporation (the "FedEx Aircraft") upon lease termination at the beginning of 1998. The FedEx Aircraft experienced significantly higher maintenance costs compared to the other aircraft in the Company's fleet. In addition, operating results improved due to the increase in the percentage of owned aircraft compared to leased aircraft in the Company's fleet period over period. Net income of $5.0 million for the first quarter of 1997 increased to a net income of $5.3 million for the first quarter of 1998.

     Operating Expenses. The Company's principal operating expenses include flight crew salaries and benefits; other flight-related expenses; maintenance; aircraft and engine rentals; fuel costs and ground handling; depreciation and amortization; and other expenses.

     Flight crew salaries and benefits include all such expenses for the Company's pilot work force. Flight crew salaries and benefits of $6.8 million in the first quarter of 1998 was comparable to the same period of 1997, due to the comparability in the number of aircraft in the Company's fleet and aircraft block hours. On a block hour basis, this expense declined by less than 1% to $439 per hour for the first quarter of 1998 from $441 per hour for the same period in 1997.

     Other flight-related expenses include hull and liability insurance on the Company's fleet of Boeing 747 aircraft, crew travel and meal expenses, initial and recurring crew training costs and other expenses necessary to conduct its flight operations.

     Other flight-related expenses increased slightly to $6.5 million in the first quarter of 1998 from $6.4 million in 1997, or approximately 2%, primarily due to the comparable fleet size. On a block hour basis, other flight-related expenses increased by approximately 3% to $424 per hour for the first quarter of 1998 from $412 per hour for the same period in 1997.

     Maintenance expenses include all expenses related to the upkeep of the aircraft, including maintenance, labor, parts, supplies and maintenance reserves. The costs of C Checks and engine overhauls not otherwise covered by maintenance reserves are capitalized as they are incurred and amortized over the life of the maintenance event. In addition, in January 1995 the Company contracted with KLM for a significant part of its regular maintenance operations and support on a fixed cost per flight hour basis. Effective October 1996, certain additional aircraft engines were accepted into the GE engine maintenance program, also on a fixed cost per flight hour basis, pursuant to a 10 year maintenance agreement.

     Maintenance expense decreased to $20.5 million in the first quarter of 1998 from $23.3 million in the same period of 1997, or approximately 12%, primarily due to the return of the FedEx Aircraft upon lease termination at the beginning of the first quarter of 1998. In addition, there were approximately $1.2 million of maintenance charges recorded in the first quarter of the year-earlier period associated with the return of two leased aircraft to the lessors. Excluding the one-time charges in the year-earlier period, on a block hour basis, maintenance expense decreased by 7% in the first quarter of 1998 compared to the first quarter of 1997.

     Aircraft and engine rentals include the cost of leasing aircraft and spare engines, as well as the cost of short-term engine leases required to replace engines removed from the Company's aircraft for either scheduled or unscheduled maintenance and any related short-term replacement aircraft lease costs.

     Aircraft and engine rentals were $1.2 million in the first quarter of 1998 compared to $7.8 million in the same period of 1997, or a decrease of approximately 84%. During the first quarter of 1998, the Company leased one aircraft as compared to the first quarter of 1997 in which the Company leased five aircraft. In addition, the Company did not incur any cost for engine rentals in the first quarter of 1998 due to the increase in spare engines over the year-earlier period.

     Because of the nature of the Company's ACMI contracts with its airline customers, under which the Company is responsible only for the ownership cost and maintenance of the aircraft and for supplying aircraft crews and insurance, the Company's airline customers bear all other operating expenses, including fuel and fuel servicing; marketing costs associated with obtaining cargo; airport cargo handling; landing fees; ground handling; aircraft push-back and de-icing services; and specific cargo and mail insurance. As a result, the Company incurs fuel and ground handling expenses only when it operates on its own behalf, either in scheduled services, for ad hoc charters or for ferry flights. Fuel expenses for the Company's non-ACMI contract services include both the direct cost of aircraft fuel as well as the cost of delivering fuel into the aircraft. Ground handling expenses for non-ACMI contract service include the costs associated with servicing the Company's aircraft at the various airports to which it operates as well as other direct flight related costs.

     Fuel and ground handling costs decreased by 37% to $2.0 million for the first quarter of 1998 from $3.2 million for the first quarter of 1997. This was primarily due to a 38% decrease in scheduled service, charter and other non-ACMI block hours to 379 block hours in the first quarter of 1998 from 614 block hours in the year-earlier period.

     Depreciation and amortization expense includes depreciation on aircraft, spare parts and ground equipment, and the amortization of capitalized major aircraft maintenance and engine overhauls.

     Depreciation and amortization expense increased to $12.2 million in the first quarter of 1998 from $9.5 million in the same period of 1997, or approximately 29%. This increase reflects the increase in owned aircraft and engines for the first quarter of 1998 over the same period in 1997.

     Other operating expenses include salaries, wages and benefits for all employees other than pilots; accounting and legal expenses; supplies; travel and meal expenses, excluding those of the aircraft crews; commissions; and other miscellaneous operating costs.

     Other operating expenses increased to $8.8 million in the first quarter of 1998 from $8.0 million in the same period of 1997, or approximately 11%, reflecting the increase in the Company's operations. On a block hour basis, these expenses increased to $573 per hour in the first quarter of 1998 from $517 per hour in the same period of 1997, or 11%. This increase in cost was due primarily to additional personnel and other resources necessary to properly manage the Company's increased operations and to prepare for the introduction of the 747-400 aircraft into the Company's fleet in the second half of 1998.

     Other Income (Expense). Other income (expense) consists of interest income and interest expense. Interest income decreased to $1.7 million in the first quarter of 1998 from $1.9 million in the same period of 1997, primarily due to the use of the Company's cash and cash equivalents and short-term investments for the purchase of aircraft and general corporate purposes. Interest expense increased to $14.8 million in the first quarter of 1998 from $11.2 million in the same period of 1997, or approximately 32%, resulting from the increase in financed flight equipment between these periods.

     Income Taxes. Pursuant to the provisions of the Financial Accounting Standards Board's (the "FASB") Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes," the Company has recorded a tax provision based on tax rates in effect during the period. Accordingly, the Company accrued taxes at the rate of 37.0% during the first quarter of 1998 and 36.5% during the first quarter of 1997. Due to significant capital costs, which are depreciated at an accelerated rate for tax purposes, a significant portion of the Company's tax provision in the first quarters of 1998 and 1997 is deferred.

  1997 Compared to 1996

     Operating Revenues and Results of Operations. Total operating revenues for the year ended December 31, 1997 increased to $401.0 million compared to $315.7 million for 1996, an increase of approximately 27%. The average number of aircraft in the Company's fleet during 1997 was 19.5 compared to 14.7 during 1996. Total block hours for 1997 were 75,254 compared to 59,445 for 1996, an increase of approximately 27%, principally reflecting the increase in the size of the Company's fleet. Revenue per block hour increased by approximately .4% to $5,329 for 1997 compared to $5,310 for 1996. The Company's operating results decreased from an $88.1 million operating profit in 1996 to a $56.0 million operating profit in 1997, primarily due to the largely non-cash charge to earnings of $27.1 million in the second quarter of 1997. The after-tax effect of this second quarter charge was substantially offset by the after-tax effect of the extraordinary gain on early extinguishment of debt in the same quarter of 1997. Net income of $37.8 million for 1996 declined to a net income of $23.4 million for 1997, primarily due to the increase in interest expense associated with the increase in aircraft in service year over year and the higher maintenance costs with respect to the aircraft sub-leased from FedEx.

     Operating levels increased during the second quarter of 1997 as a result of placing in service two additional aircraft upon completion of their respective cargo modifications by Boeing, one in March 1997 and one in May 1997. In addition, the Company placed in service the fifth FedEx aircraft in April 1997. In August 1997 and at the end of September 1997, the Company took delivery of the fifth and sixth Thai Aircraft (as defined herein), respectively, upon completion by Boeing of its modification to cargo configuration. At the end of 1997, the Company removed from revenue service the five aircraft sub-leased from FedEx in preparation for the return of these aircraft to FedEx in the first quarter of 1998, as provided for in the sub-leases.

     The Company's operating levels increased moderately during 1997 as a result of these aircraft acquisitions. Block hours increased from 15,443 in the first quarter of 1997 to 22,333 in the fourth quarter of 1997, reflecting the growth in the average fleet size from 17.2 aircraft to 20.9 aircraft for the two periods. Total operating revenue increased from $82.0 million in the first quarter to $120.9 million in the fourth quarter, representing slightly higher block hour rates for the fourth quarter compared to those of the first quarter of 1997, primarily due to the seasonality of the business of the Company's customers. The Company achieved $27.8 million operating income and $9.1 million net income in the fourth quarter of 1997, compared to $17.1 million operating income and $5.0 million net income in the first quarter of 1997.

     In the second quarter of 1997, the Company recorded a largely non-cash charge of $27.1 million to operating income. This charge included the write-off of the Company's remaining balance sheet investment in the five aircraft sub-leased from FedEx, as well as the establishment of certain reserves associated with costs necessary to return the aircraft in the first quarter of 1998 and other non-recurring items. Excluding this charge, operating income was $83.1 million for 1997 compared to $88.1 million for 1996, or a decrease of approximately 6%. There were an average of 4.4 aircraft sub-leased from FedEx operating in 1997 compared to an average of 1.7 aircraft sub-leased from FedEx operating in 1996. Maintenance costs with respect to the FedEx aircraft were substantially higher than for the rest of the Company's fleet. In addition, the Company incurred $1.2 million of costs in the first quarter of 1997 related to the return of two leased aircraft to their respective lessors. In the second quarter of 1997, the realization of an after-tax extraordinary gain of

$16.7 million, resulting from the receipt of a prepayment incentive credit associated with the refinancing of approximately $228 million of indebtedness during the second quarter, for the most part offset the $17.2 million after-tax impact of the non-recurring charge discussed above.

     Operating Expenses. Flight crew salaries and benefits include all such expenses for the Company's pilot work force. Flight crew salaries and benefits increased to $30.2 million in 1997 compared to $25.0 million in 1996, due to increases in the number of aircraft in the Company's fleet and aircraft block hours. While actual expense increased by approximately 21% during 1997, on a block hour basis this expense declined by approximately 5% to $401 per block hour for 1997 from $421 per block hour for 1996. This reduction was due to increased efficiency in staffing levels and scheduling resulting from the increased level of operations.

     Other flight-related expenses increased to $28.8 million in 1997 compared to $27.4 million in 1996, or approximately 5%. The impact of the larger fleet size for 1997 compared to the prior year was partially offset by a reduction in the Company's aircraft hull and liability insurance rates based on its increased size and favorable operating history. As a result of this and other operating efficiencies, on a block hour basis, other flight-related expenses declined by approximately 17% to $383 per block hour for 1997 compared to $461 per block hour for 1996.

     Maintenance expense increased to $123.8 million in 1997 from $84.3 million in 1996, or approximately 47%, partially due to the increase in the Company's average fleet size and partially due to the higher maintenance costs with respect to the aircraft sub-leased from FedEx. On a block hour basis, maintenance expense increased year over year by approximately 16%, primarily due to higher maintenance costs associated with the aircraft sub-leased from FedEx.

     Aircraft and engine rentals were $31.6 million in 1997 compared to $27.3 million in 1996, or an increase of approximately 16%, of which approximately $2.6 million was due to higher lease rates in 1997 compared to 1996 and $3.1 million was due to an additional .5 aircraft leased in 1997 over 1996. This increase was partially offset by a $1.4 million decrease in engine rentals year over year, due to additional spare engines purchased by the Company in 1997.

     Fuel and ground handling costs increased to $10.8 million for 1997 compared to $10.6 million for 1996, or an increase of approximately 3%. This was due to higher fuel prices in 1997 compared to 1996, partially offset by the relative decrease in scheduled service, charter and other non-ACMI block hours to 1,787 block hours in 1997 from 2,042 block hours in 1996.

     Depreciation and amortization expense increased to $42.9 million in 1997 from $25.5 million in 1996, or approximately 68%. This increase reflected an increase of approximately 50% in owned aircraft, an approximate two-fold increase in owned spare engines and an increase of approximately 100% in spare parts for 1997 over 1996. In addition, Other Revenues include $1.5 million of depreciation for 1997, associated with the net lease of two owned aircraft which were in passenger configuration.

     Other operating expenses increased to $49.8 million in 1997 from $27.5 million in 1996, or approximately 81%, reflecting the increase in the Company's operations. On a block hour basis, these expenses increased to $661 per block hour in 1997 from $462 per block hour in 1996, or approximately 43%. This increase in cost was due primarily to additional personnel and other resources necessary to properly manage the Company's increased operations and to prepare for the introduction of the 747-400 aircraft.

     Other Income (Expense). Interest income for 1997 was $7.4 million compared to $7.1 million for 1996, due to achieving higher interest rates in 1997 compared to 1996 on a slightly lower short-term investment level in 1997 compared to 1996. Interest expense increased to $52.8 million in 1997 from $35.6 million in 1996, or approximately 49%, primarily resulting from an increase of approximately 50% in financed flight equipment between these periods.

     Income Taxes. Pursuant to the provisions of SFAS No. 109 "Accounting for Income Taxes," the Company has recorded a tax provision based on tax rates in effect during the period. Accordingly, the Company accrued taxes at the rate of 36.5% during 1997 and 1996. Due to significant capital costs, which are depreciated at an accelerated rate for tax purposes, a majority of the Company's tax provision in these periods is deferred.

  1996 Compared to 1995

     Operating Revenues and Results of Operations. Total operating revenues for the year ended December 31, 1996 increased to $315.7 million compared to $171.3 million for 1995, an increase of approximately 84%. The average number of aircraft in the Company's fleet during 1996 was 14.7, compared to 7.7 during 1995. Total block hours for 1996 were 59,445 compared to 33,265 for 1995, an increase of approximately 79%. Revenue per block hour increased by 3% to $5,310 for 1996 compared to $5,149 for the year-earlier period reflecting a slight increase in the level of charter and scheduled service hours. While charter and scheduled service activity provides a higher revenue rate per block hour, costs are also higher due to fuel and ground handling costs which the Company must bear. The Company's operating results improved from a $42.7 million operating profit for 1995 to an operating profit of $88.1 million for 1996, or approximately 106%. Net income of $17.8 million for 1995 improved to a net income of $37.8 million for 1996, or approximately 112%.

     Operating levels increased during the first quarter of 1996 as a result of placing in service four additional aircraft. In January 1996, the Company placed in service one aircraft upon completion of its cargo modification by Hong Kong Aircraft Engineering Company. Two additional aircraft were re-delivered to the Company upon completion of their modification by Boeing in March 1996. Finally, at the close of the first quarter, the Company took delivery of the first aircraft sub-leased from FedEx. During the third quarter of 1996, the Company placed in service the next three aircraft sub-leased from FedEx. At the end of the third quarter the Company took delivery of a Boeing 747-200 passenger aircraft acquired from Thai Airways International Public Company Limited ("Thai Airways") upon completion by Boeing of its modification to cargo configuration. In the fourth quarter of 1996, a second Boeing 747-200 passenger aircraft acquired from Thai Airways was placed in service upon its delivery by Boeing subsequent to modification to cargo configuration. At the end of 1996, two leased aircraft were taken out of service for required maintenance prior to re-delivery to the lessors.

     The Company's operating levels increased significantly during 1996 as a result of these aircraft acquisitions. Block hours increased from 11,125 in the first quarter of 1996 to 18,803 in the fourth quarter of 1996, relative to the growth in average fleet size from 10.8 aircraft to 18.4 aircraft for the two periods. Total operating revenue increased from $58.6 million in the first quarter to $104.7 million in the fourth quarter, representing slightly higher block hour rates for the fourth quarter compared to those of the first quarter of 1996, primarily due to the seasonality of the business of the Company's customers. The Company achieved $29.9 million operating income and $13.4 million net income in the fourth quarter of 1996, compared to $15.4 million operating income and $6.2 million net income in the first quarter of 1996.

     The Company's operating levels increased substantially during 1995 also as a result of aircraft acquisitions. Block hours rose from 5,812 hours in the first quarter of 1995 to 10,809 in the fourth quarter, as the average number of aircraft in the Company's fleet grew from 6.1 aircraft to 9.4 aircraft over the corresponding period. Total operating revenue increased from $28.9 million in the first quarter of 1995 to $56.1 million in the fourth quarter, with the Company's operating income increasing from $3.5 million to $16.2 million and its net income improving from $0.1 million to $8.4 million over that same period. For the year 1995, total block hours were 33,265 and the average fleet size was
7.7 aircraft. Total operating revenue was $171.3 million, operating income was $42.7 million and net income was $17.8 million.

     Operating Expenses. Expenses for flight crew salaries and benefits increased to $25.0 million in 1996 from $14.6 million in 1995, primarily as a result of the increase in the Company's fleet of Boeing 747 aircraft from an average of 7.7 aircraft in 1995 to 14.7 aircraft in 1996, while aircraft block hours increased from 33,265 to 59,445, or 79%, over such period. On a block hour basis, this expense declined to $421 per hour for 1996 from $438 per hour for 1995, or approximately 4%, due to increased staffing and scheduling efficiencies associated with increased operations.

     Other flight-related expenses rose to $27.4 million in 1996 from $12.4 million in 1995, or approximately 120%, primarily due to fleet expansion and higher travel costs associated with operational difficulties related to the aircraft sub-leased from FedEx. On a per block hour basis, other flight-related expenses increased from $372 per block hour in 1995 to $461 per block hour in 1996, or approximately 24%.

     Maintenance expense increased to $84.3 million in 1996 from $42.6 million in 1995, or approximately 98%, due to the increase in average fleet size and certain increased costs associated with introducing the aircraft sub-leased from FedEx into the Company's fleet and higher ongoing maintenance costs. The aircraft sub-leased from FedEx are not covered by the Company's maintenance contracts with KLM and GE described above. On a block hour basis, maintenance expense increased by 11%, primarily due to parts support requirements associated with scheduled and unscheduled maintenance events, and due to the maintenance costs for the aircraft sub-leased from FedEx discussed above.

     Aircraft and engine rentals were $27.3 million in 1996 compared to $22.9 million in 1995, representing an increase of 19%. Lease costs in 1996 for the aircraft sub-leased from FedEx represented $9.7 million of this increase, offset by a $2.4 million decrease in sub-service rentals in 1996 compared to 1995. In addition, the lease costs for one aircraft in 1995 exceeded the lease costs in 1996 by $1.6 million, due to the Company's purchase of the aircraft in the second quarter of 1996. Engine rentals decreased by $1.8 million in 1996 to $1.8 million, due to the purchase of eight spare engines which reduced the Company's need for leased engines.

     Fuel and ground handling costs increased to $10.6 million in 1996 from $5.0 million in 1995, or approximately 110%. This increase was primarily due to an increase in block hours for scheduled service, charters, ferry and other from 1,070 in 1995 to 2,042 in 1996, or approximately 91%. In addition, the airline industry experienced a rise in fuel costs over the period.

     Depreciation and amortization expense increased to $25.5 million in 1996 from $14.8 million in 1995, reflecting the increase in the number of owned aircraft in the Company's fleet. On a per block hour basis, this expense decreased from $445 per block hour in 1995 to $429 per block hour in 1996, or approximately 4%. The proportion of owned aircraft to leased aircraft was relatively the same for 1996 as it was for 1995.

     Other operating expenses increased to $27.5 million in 1996 from $16.4 million in 1995, or approximately 68%. On a block hour basis, other operating expenses decreased from $492 per block hour in 1995 to $462 per block hour in 1996, or approximately 6%, reflecting a lower rate of growth in the Company's overhead as compared to its operational growth.

     Other Income (Expense). Interest income increased to $7.1 million for 1996 from $2.0 million in 1995. This increase was primarily due to the investment of $99.6 million of funds received from the secondary public offering ("SPO") in May 1996, as well as funds retained from the Company's initial public offering ("IPO") in August 1995. Interest expense increased to $35.6 million in 1996 from $18.5 million in 1995, resulting from the increase in financed flight equipment between these periods.

     Income Taxes. Pursuant to the provisions of SFAS No. 109, "Accounting for Income Taxes," the Company has recorded a tax provision based on tax rates in effect during the period. Accordingly, the Company accrued taxes at the rate of 36.5% in 1996 and 32.0% in 1995. Due to significant capital costs, which are depreciated at an accelerated rate for tax purposes, a majority of the Company's tax provision in 1996 and 1995 is deferred.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1998, the Company had cash and cash equivalents of approximately $62.0 million, short-term investments of approximately $28.4 million and working capital of approximately $6.2 million. During the first quarter of 1998, cash and cash equivalents increased approximately $20.6 million, principally reflecting cash provided from operations of $22.0 million, proceeds from equipment financings of $6.8 million, net proceeds from the maturity and purchase of short-term investments of $83.3 million and proceeds from the exercise of stock options of $1.0 million, partially offset by investments in flight and other equipment of $63.2 million, principal reductions of indebtedness of $7.7 million and deferred lease costs associated with the financing of the 747-400 freighter aircraft of $21.6 million. The Company's overall borrowing level decreased to $775.2 million at March 31, 1998 from $776.1 million at December 31, 1997.

     At December 31, 1997, the Company had cash and cash equivalents of approximately $41.3 million, short-term investments of approximately $111.6 million and working capital of approximately $80.4 million. During 1997, cash and cash equivalents increased approximately $31.5 million, principally reflecting cash provided from operations of $87.7 million, proceeds from equipment financings of $815.8 million and net proceeds from the sale and purchase of short-term investments of $3.2 million, partially offset by the net sale and purchase of investments in flight and other equipment of $364.0 million, principal reductions of indebtedness of $494.1 million, debt issuance costs of $16.6 million and net treasury stock purchases of $0.4 million. The Company's overall borrowing level increased to $776.1 million at December 31, 1997 from $484.4 million at December 31, 1996.

     At December 31, 1996, the Company had cash and cash equivalents of approximately $9.8 million, short-term investments of approximately $114.9 million and working capital of approximately $98.7 million. During 1996, cash and cash equivalents decreased $87.2 million, principally reflecting investments in flight and other equipment of $289.7 million, the net purchase of $114.9 million of short-term investments, debt issuance costs of $6.0 million, principal reductions of indebtedness of $21.6 million and net treasury stock purchases of $0.5 million, partially offset by cash provided from operations of $84.4 million, proceeds from equipment financings of $154.8 million, net common stock issuances of $106.3 million, including the $99.6 million received from the SPO in the second quarter of 1996.

     In May 1996, the Company entered into a $175 million revolving credit facility (the "Aircraft Credit Facility") with Goldman Sachs Credit Partners L.P. ("Goldman Sachs"), as Syndication Agent, and Bankers Trust Company ("BTCo"), as Administrative Agent. This revolving loan facility provides for the acquisition and conversion of flight equipment. The Aircraft Credit Facility was subsequently amended and restated in conjunction with certain refinancings. The Aircraft Credit Facility provides for a $250 million revolving credit facility as of September 5, 1997 with a two-year revolving period and a subsequent three-year term loan period in the event that permanent financing has not been obtained for any flight equipment financed under the facility. At the time of each borrowing, the Company must select either a Base Rate Loan (prime rate, plus 1.5% through May 8, 1998, thereafter plus 2.0%) or a Eurodollar Rate Loan (Eurodollar rate, plus 2.5% through May 8, 1998, thereafter plus 3.0%). The Eurodollar Rate Loan was selected by the Company for substantially all borrowings in 1996 and 1997. The weighted average interest rate on borrowings outstanding under the Aircraft Credit Facility was 8.2% at March 31, 1998. Each borrowing is secured by a first priority security interest in the collateral flight equipment of that borrowing. Certain tests must be met before each purchase of aircraft and related drawdown on the facility. To date, the Company has met these tests. If in the future, the Company cannot meet all the tests because of the difficult sequencing of aircraft acquisition, aircraft conversion and customer contracts, the Company believes that other financing sources would be available to the Company or that it would acquire aircraft using its internal cash or seek a waiver of any necessary conditions. As of March 31, 1998, the Company had $88.3 million outstanding under the Aircraft Credit Facility. Covenants with respect to the Aircraft Credit Facility require specific levels of insurance, as well as contain requirements regarding possession, maintenance, and lease or transfer of the flight equipment. Certain covenants applicable to the Company include, among other restrictions, limitations on indebtedness, liens, investments, contingent obligations, restricted junior payments, capital expenditures and leases. The Company was in compliance with all of its covenants at March 31, 1998.

     In March 1997, the Company refinanced one of its aircraft with Nationsbanc Leasing Corporation ("Nationsbanc"). This aircraft was previously financed through the Aircraft Credit Facility. As such, this refinancing increased the availability of funds under the Aircraft Credit Facility by approximately $25 million. The Nationsbanc financing is a seven year term loan (extendible under certain circumstances to ten years) which provides for a fixed interest rate of 9.2%. The loan is secured by a first priority security interest in this aircraft.

     In April 1997, the Company purchased the fifth and sixth aircraft from Thai Airways. These aircraft were placed into service in the third quarter of 1997 subsequent to undergoing modification to cargo configuration by Boeing. These aircraft were initially financed under the Aircraft Credit Facility and were subsequently refinanced as part of the AFL II Term Loan Facility (as defined herein).

     In May 1997, the Company acquired from Citicorp Investor Lease, Inc. ("Citicorp") one 747-200 passenger aircraft for a purchase price of $25 million, including two spare engines. In connection with the purchase of the aircraft from Citicorp, the Company agreed to assume Citicorp's lessor interest in the lease of such aircraft to Philippine Airlines ("PAL") for the remainder of the lease term. This aircraft is financed under the Aircraft Credit Facility.

     In May 1997, the Company formed a wholly-owned subsidiary, Atlas Freighter Leasing, Inc. ("AFL"), for the purpose of entering into the $185 million AFL Term Loan Facility (the "AFL Term Loan Facility") to refinance six Boeing 747-200 aircraft previously financed through Internationale Nederlanden Aviation Lease B.V. ("ING Bank"). Concurrent with entering into the AFL Term Loan Facility, the proceeds of the AFL Term Loan Facility were used to repay all existing principal and interest due under the ING Bank debt. Interest is based on the Eurodollar rate, plus 2.5% for the first three years and 3.0% thereafter, and is payable quarterly. The interest rate on borrowings outstanding under the AFL Term Loan Facility was 8.2% at March 31, 1998. Quarterly scheduled principal payments of $2.5 million commenced in February 1998 and increase to $5.7 million in August 1998 with a final payment of $50.0 million in May 2004. The AFL Term Loan Facility is secured by a first priority interest in the six subject aircraft and is restrictive with respect to limitations on indebtedness, liens, investments, contingent obligations, restricted junior payments, capital expenditures, amendments of material agreements, leases, transactions with shareholders and affiliates and the conduct of business. AFL was in compliance with all of its covenants as of March 31, 1998.

     In June 1997, the Company entered into the Boeing Purchase Agreement to purchase 10 new 747-400 freighter aircraft to be powered by GE engines. These 10 firmly ordered 747-400 freighter aircraft are currently scheduled to be delivered as follows: five in 1998, four in 1999 and one in 2000. Due to production problems at Boeing, some of the 1998 delivery positions of the 747-400 aircraft have been delayed up to 60 days. While Boeing will compensate the Company for defined delays in delivery of the 747-400 aircraft, any further delays may adversely impact the Company's ability to initiate service with prospective customers in a timely fashion. The Boeing Purchase Agreement also provides the Company with options to purchase up to 10 additional 747-400 freighter aircraft for delivery from 2000 through 2002. As a result of the Company being the largest purchaser of 747-400 freighter aircraft to date, it was able to negotiate from Boeing and GE a significant discount off the aggregate list price of $1.7 billion for the 10 747-400 freighter aircraft, four installed engines per aircraft and five spare engines. In addition, the Company also obtained certain ancillary products and services at advantageous prices. The Boeing Purchase Agreement requires that the Company pay pre-delivery deposits ("Pre-Delivery Deposits") to Boeing prior to the delivery date of each 747-400 freighter aircraft in order to secure delivery of the 747-400 freighter aircraft and to defray a portion of the manufacturing costs. The Company expects the maximum total amount of Pre-Delivery Deposits at any time outstanding will be approximately $162.3 million, approximately $155.7 million of which was paid as of May 31, 1998. For the remainder of 1998 and for the year 1999, the Company expects to pay $46.5 million and $11.8 million, respectively, in accordance with the Pre-Delivery Deposits schedule. In addition, the Boeing Purchase Agreement provides for a deferral of a portion of the Pre-Delivery Deposits (Deferred Aircraft Obligations) for which the Company accrues and pays interest quarterly at 6-month LIBOR, plus 2.0%. As of May 31, 1998, there was $279.1 million of Deferred Aircraft Obligations outstanding and the combined interest rate was 7.8%.

     In August 1997, the Company completed the offering of its unsecured 10 3/4% Senior Notes due 2005 ("Senior Notes"). The proceeds from the offering of the Senior Notes were used to, among other things, repay short-term indebtedness incurred by the Company to make Pre-Delivery Deposits to Boeing for the purchase of 10 new freighter aircraft and for additional Pre-Delivery Deposits as they become due. Interest on the Senior Notes began to accrue from their date of original issuance and is payable semi-annually in arrears on February 1 and August 1 of each year, commencing February 1, 1998, at the rate of 10 3/4% per annum. The Senior Notes are redeemable, in whole or in part, at the option of the Company, on or after August 1, 2001, at established redemption prices, plus accrued interest to the date of redemption. In addition, at any time on or prior to August 1, 2000, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the Senior Notes originally issued with the net cash proceeds of one or more public equity offerings, at a redemption price equal to 110.75% of the principal amount thereof plus accrued interest to the date of redemption; provided that at least 65% of the aggregate principal amount of the Senior Notes originally issued remains outstanding immediately after any such redemption. The Senior Notes are general unsecured obligations of the Company which rank pari passu in right of payment to any existing and future unsecured senior indebtedness of the Company. The Senior Notes are effectively subordinated, however, to all secured indebtedness of the Company and to all indebtedness of the Company's subsidiaries. Covenants with respect to the Senior Notes contain certain limitations on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, create restrictions on the ability of a subsidiary to pay dividends or make certain payments, sell or issue preferred stock of subsidiaries to third parties, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The Company was in compliance with all of its covenants as of March 31, 1998.

     In September 1997, the Company formed another wholly-owned subsidiary, Atlas Freighter Leasing II, Inc. ("AFL II") for the purpose of entering into the $185 million AFL II Term Loan Facility (the "AFL II Term Loan Facility") to refinance four of the aircraft previously financed under the Aircraft Credit Facility, plus nine spare engines, in order to provide the Company with greater financial flexibility in anticipation of the financing requirements for the future acquisition of additional freighter aircraft. Interest is based on the Eurodollar rate, plus 2.3%, less a pricing reduction, if any, in effect from time to time, and is payable quarterly. The interest rate on borrowings outstanding under the AFL II Term Loan Facility was 7.9% at March 31, 1998. Quarterly scheduled principal payments of $2.5 million commenced in February 1998 and increase to $5.7 million in August 1998 with a final payment of $50.0 million in May 2004. The AFL II Term Loan Facility is secured by a first priority interest in the four subject aircraft, plus nine spare engines, and is restrictive with respect to limitations on indebtedness, liens, investments, contingent obligations, restricted junior payments, capital expenditures, amendments of material agreements, leases, transactions with shareholders and affiliates and the conduct of business. AFL II was in compliance with all of its covenants as of March 31, 1998.

     In October 1997, Atlas Flightlease, Inc. ("AFI"), a wholly owned subsidiary of the Company, secured a 2-year LIBOR based financing with Bankers Trust Company for approximately 80% of the purchase price of a 1988 Canadair Challenger passenger aircraft (the "Challenger"). AFI purchased the Challenger from MAC Flightlease, Inc. ("MAC Flightlease"), an entity wholly-owned by the wife of the Company's Chairman, President and CEO (see Note 7 to the Consolidated Financial Statements), in the third quarter of 1997. In December 1997, AFI refinanced the Challenger for approximately 100% of its purchase price with Nationsbanc under a 5-year loan which was guaranteed by the Company. Interest is based on the Eurodollar rate, plus 2.4%, and is payable quarterly with concurrent scheduled payments of principal. The interest rate on borrowings outstanding under the Nationsbanc debt was 8.3% at March 31, 1998. The loan is secured by a first priority security interest in the Challenger. Covenants with respect to this financing require specific levels of insurance, as well as contain requirements regarding use, maintenance, configuration, liens and disposition of the Challenger, among other things. AFI was in compliance with all of its covenants as of March 31, 1998.

     In January and February 1998, pursuant to an early lease termination agreement negotiated in November 1997, the Company delivered to Boeing for modification to cargo configuration the aircraft acquired from Marine Midland Bank in December 1996 and the aircraft acquired from Citicorp Investor Lease, Inc. in May 1997. The first aircraft was re-delivered to the Company at the end of April 1998 and the second aircraft is expected to be re-delivered to the Company early in the third quarter of 1998. The financing for the modification to cargo configuration is secured under the Aircraft Credit Facility, for which the Company borrowed a total of $3.3 million during the first quarter of 1998 with respect to these aircraft. At the end of April 1998, the Company borrowed an additional $13.8 million associated with the final payment for the modification of the first aircraft upon its re-delivery to the Company.

     In February 1998, the Company completed an offering of $538.9 million of Pass Through Certificates, also known as enhanced equipment trust certificates. The EETCs are not direct obligations of, or guaranteed by, the Company and therefore are not included in the Company's consolidated financial statements. The cash proceeds from the transaction were deposited with an escrow agent and will be used to finance (through either leveraged leases or secured debt financings) the debt portion of the acquisition cost of five of the 10 new 747-400 freighter aircraft from Boeing scheduled to be delivered to the Company during the period July 1998 through December 1998. In connection therewith, the Company intends to seek certain owner participants who will commit lease equity financing to be used in leveraged leases of such aircraft. In November and December 1997, the Company entered into three Treasury Note hedges, approximating $300 million of principal, for the purpose of minimizing the risk associated with the fluctuations in interest rates, which are the basis for the pricing of the EETCs which were priced in January 1998. The effect of the hedge resulted in a deferred cost of $6.3 million, which will be amortized over the expected twenty-year life associated with this financing. There can be no assurance that the Company will be able to obtain sufficient financing to fund the purchase of the remaining five 747-400 freighter aircraft, or if such financing is available, that it will be available on a commercially reasonable basis. If it is unable to do so, the Company could be required to modify its expansion plans or to incur higher than anticipated financing costs, which could have a material adverse effect on the Company.

     In April 1998, the Company consummated the offering of $175 million of unsecured 9 1/4% Senior Notes due 2008 (i.e. the Old Notes which are subject to the Exchange Offer). The proceeds of the offering will be used to repay $80 million of the Aircraft Credit Facility and for general corporate purposes, which may include the partial funding of the redemption of the Company's outstanding 12 1/4% Pass Through Certificates due 2002, which are subject to redemption at the option of the Company on or after December 1, 1998. Interest on the Old Notes is payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1998. The Old Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003, initially at 104.625% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Old Notes originally issued with the net cash proceeds of one or more public equity offerings at 109.25% of their principal amount, plus accrued interest; provided that after any such redemption at least $113.75 million aggregate principal amount of Old Notes remains outstanding. The 9 1/4% Senior Notes will be unsubordinated indebtedness of the Company, ranking pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Old Notes are effectively subordinated, however, to all secured indebtedness of the Company and all existing and future liabilities of the Company's subsidiaries. Covenants with respect to the Old Notes contain certain limitations on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, create restrictions on the ability of a subsidiary to pay dividends or make certain payments, sell or issue preferred stock of subsidiaries to third parties, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

     In May 1998, the Company agreed to purchase a Boeing Business Jet ("BBJ") from Boeing for approximately $30 million. As of May 31, 1998, the Company had paid approximately $9.0 million in Pre-Delivery Deposits and there was approximately $7.0 million of Deferred Aircraft Obligations outstanding. This aircraft will be used to transport Company executives on business trips throughout the world. The Company intends to sell the Challenger business jet (currently owned by a subsidiary of the Company and recently appraised at approximately $15 million), upon delivery of the BBJ in January 1999 and the Company's Chief Executive Officer has agreed to purchase a 50% interest and to share operating costs of the BBJ. Therefore, after sale of the Challenger and with a 50% interest in the BBJ, the Company expects its financial exposure to this new aircraft to be equivalent to its existing Challenger aircraft.

     The Company recently entered into a sublease and ramp use agreement with American Airlines, Inc. for 145,000 square feet of hangar, office and parking space at Miami International Airport in support of the Company's increased operations. The lease is for a period in excess of four years and commences July 1, 1998, at a monthly rate of approximately $105,000, subject to an annual escalation factor. Additionally, effective August 1, 1998 the Company will lease an additional 5,000 square feet at its existing facility located at John F.

Kennedy International Airport ("JFK") and the monthly rate will increase from approximately $55,000 to approximately $70,000.

     Due to the contractual nature of the Company's business, the Company's management does not consider its operations to be highly working capital-intensive in nature. Because most of the non-ACMI costs normally associated with operations are borne by and directly paid for by the Company's customers, the Company does not incur significant costs in advance of the receipt of corresponding revenues. Moreover, ACMI costs, which are the responsibility of the Company, are generally incurred on a regular, periodic basis ranging from flight hours to months. These costs are largely matched by revenue receipts, as the Company's contracts require regular payments from its customers, based upon current flight activity, generally every two to four weeks. As a result, the Company has not in the past had a requirement for a working capital facility. The Company is exploring the possibility of entering into an unsecured line of credit for general working capital purposes.

     Under the FAA's Directives issued under its Aging Aircraft program, the Company is subject to extensive aircraft examinations and may be required to undertake structural modifications to address the problem of corrosion and structural fatigue. In November 1994, Boeing issued Nacelle Strut Modification Service Bulletins which have been converted into Directives by the FAA. Eleven of the Company's Boeing 747-200 aircraft will have to be brought into compliance with such Directives within the next three years at an estimated cost of approximately $5.5 million. As part of the FAA's overall aging aircraft program, it has issued Directives requiring certain additional aircraft modifications to be accomplished prior to the aircraft reaching 20,000 cycles. The average cycle time for the 18 aircraft in service is approximately 12,000 cycles and the average cycles operated per year is approximately 800 cycles. The Company estimates that the modification costs per aircraft will range between $2 million and $3 million. Between now and the year 2000, only one aircraft is expected to reach the 20,000 cycle limit and nine additional aircraft will require modification prior to 2009. The remaining eight aircraft in service have already undergone such modifications. The one aircraft undergoing modification to freighter configuration will receive the Nacelle Strut Modification as part of the freighter conversion. Other Directives have been issued that require inspections and minor modifications to Boeing 747-200 aircraft. It is possible that additional Directives applicable to the types of aircraft or engines included in the Company's fleet could be issued in the future, the cost of which could be substantial. Upon acquisition of an aircraft, the Company determines whether or not the aircraft is in compliance with Airworthiness Directives and tries to anticipate all future compliance requirements. The necessary work to bring the aircraft into compliance is then scheduled at the time of conversion of the aircraft to freighter configuration, in order to minimize unscheduled maintenance events.

     The Company has initiated a review of its internal information systems for any Year 2000 transition problems through a company-wide effort, assisted by Year 2000 experienced consultants, to address internal Year 2000 system issues, and jointly with industry trade groups, to address issues related to key business partners which are common to other air carriers. The Company has not completed the development of the remediation approach for all affected areas. As a result, the Company cannot estimate what the total cost will be to implement remediation efforts for all critical operational systems. However, due to the Company's relatively young systems, the Company's advanced client server and data base architecture, and the Company's partial reliance on vendor representations regarding Year 2000 compliant third-party systems, the Company is confident that such remediation efforts will not be material. The Company expects to complete the assessment and development stages of this plan by mid-1998, at which time it expects to be able to make a reasonable cost estimate. Implementation of all remediation efforts is scheduled to be completed in early 1999.

     The Company has started an ongoing program to review the status of key supplier Year 2000 compliance efforts. While the Company believes it is taking all appropriate steps to assure Year 2000 compliance, it is dependent on key business partner compliance to some extent. The Year 2000 problem is pervasive and complex, as virtually every computer operation will be affected in some way. Consequently, no assurance can be given that Year 2000 compliance can be achieved without costs that might affect future financial results or cause reported financial information not to be necessarily indicative of future operating results or future financial condition.

     The Company is finalizing negotiations for the refinancing of one aircraft in the amount of approximately $45 million, currently financed under the Aircraft Credit Facility. There is no assurance that this refinancing will be completed.

     From time to time the Company engages in discussions with third parties regarding possible acquisitions of aircraft that could expand the Company's operations. The Company is in discussions with third parties for the possible acquisition of additional aircraft for delivery in 1998 and beyond.

     The Company believes that cash on hand, the cash flow generated from its operations and the proceeds from the May 1996 public offering of its Common Stock, the August 1997 placement of the Senior Notes and the April 1998 placement of the Old Notes, coupled with availability under the Aircraft Credit Facility and the proceeds of the EETCs, will be sufficient to meet its normal ongoing liquidity needs, at least through 1998.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, the FASB issued SFAS No. 128 "Earnings per Share," effective for financial statements for both interim and annual periods ending after December 15, 1997. The purpose of SFAS No. 128 is to simplify the computation of earnings per share ("EPS") and to make the U.S. standard for computing EPS more compatible with the EPS standards of other countries and with that of the International Accounting Standards Committee. SFAS No. 128 requires the dual presentation of basic earnings per share ("basic EPS"), which replaces primary earnings per share, and diluted earnings per share ("diluted EPS"). Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS is computed similar to basic EPS except that the weighted-average number of common shares outstanding during the period is adjusted for the incremental shares attributed to outstanding options to purchase common stock.

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of SFAS No. 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income includes net income plus other comprehensive income (other revenues, expenses, gains, and losses that under generally accepted accounting principles bypass net income). The Company does not expect other comprehensive income to be material. The effective date for the application of SFAS No. 130 for both interim and annual periods is for fiscal years beginning after December 15, 1997 with earlier application permitted.

FORWARD-LOOKING STATEMENTS

     To the extent that any of the statements contained herein relating to the Company's expectations, assumptions and other Company matters are forward-looking, they are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations that involve a number of uncertainties and risks that could cause actual results to differ materially from those projected in the forward-looking statements, including, but not limited to, risks associated with: worldwide business and economic conditions; product demand and the rate of growth in the air cargo industry; the impact of competitors and competitive aircraft and aircraft financing availability; the ability to attract and retain new and existing customers; normalized aircraft operating costs and reliability; management of growth; the continued productivity of its workforce; dependence on key personnel; and regulatory matters.

                                    BUSINESS

THE COMPANY

     Atlas is the world's largest air cargo outsourcer, with an all Boeing fleet of 747 freighter aircraft. The Company provides reliable airport-to-airport cargo transportation services throughout the world to major international air carriers generally under three- to five-year fixed-rate U.S. dollar denominated contracts which typically require that the Company supply aircraft, crew, maintenance and insurance. The Company's customers currently include China Airlines, KLM, Lufthansa, British Airways, SAS, Emirates, Thai Airways, Fast Air, LAS and Alitalia. The Company is able to provide efficient, cost effective service to its customers primarily as a result of its productive work force, the outsourcing of a significant part of its regular maintenance work on a fixed-cost basis and the advantageous cost economies realized in the operation of its fleet, comprised solely of Boeing 747 aircraft which are configured for service in long-haul cargo operations.

     The Company's fleet currently consists of 18 Boeing 747-200 freighter aircraft in service and one 747-200 passenger aircraft undergoing conversion to freighter configuration. The 747-200 passenger aircraft undergoing conversion to freighter configuration is expected to be placed in service early in the third quarter of 1998. On June 9, 1997, the Company entered into an agreement with Boeing to purchase 10 new 747-400 freighter aircraft to be powered by engines acquired from GE, with options to purchase up to 10 additional 747-400 aircraft. The 747-400 aircraft has significantly longer range, greater payload capability, lower maintenance costs and increased fuel efficiency compared to the Boeing 747-200 freighter aircraft. The Company expects to place the 747-400 aircraft in service with both existing and prospective customers, who the Company believes should be willing to pay higher ACMI Contract rates to achieve operating benefits derived from the unique performance capabilities of the 747-400 aircraft.

     The Company attributes its leading market position and continued opportunities for growth to the following competitive strengths:

     - Long-Term Customer Contracts Which Provide Revenue Stability. The Company's ACMI Contracts with its customers, which accounted for 96% of the Company's total operating revenues in 1997, generally provide for its customers to guarantee monthly minimum aircraft utilization levels at fixed hourly rates and are typically in force for periods of three to five years, subject in certain limited cases to early termination provisions. These ACMI Contracts typically require that the Company supply aircraft, crew, maintenance and insurance and that its customers bear all other operating expenses, including fuel and fuel servicing; marketing costs associated with obtaining cargo; airport cargo handling; landing fees; ground handling, aircraft push-back and de-icing services; and specific cargo and mail insurance. The Company's customers are also responsible under these contracts for utilizing the cargo capacity of each of the contracted aircraft. The ACMI Contracts, therefore, minimize for the Company the load factor, yield risk and fuel cost risk traditionally associated with the air cargo business and provide the Company with a minimum annual revenue base and more predictable profit margins. The Company also periodically engages in ad hoc charter or scheduled air service depending on availability of aircraft for these uses. In addition, the Company differentiates itself from other air cargo companies by not directly or indirectly competing with its customers by offering its services to freight forwarders or shippers who do business with the Company's customers.

     - Low Cost Structure. The Company has established itself as a low cost, efficient and reliable provider of air cargo transportation primarily due to the outsourcing of many of its own required services, the advantageous economies of scale realized from the operation of a standardized fleet of long-haul Boeing 747-200 aircraft, and its productive work force. The uniformity of the 747-200 aircraft fleet allows for standardization in maintenance and crew training, resulting in substantial cost savings in these areas. In particular, Atlas has advantageous, long-term contracts on a fixed-cost per flight hour basis with leading maintenance providers such as GE and KLM for a significant portion of its on-going aircraft and engine maintenance requirements. As a result of these efficiencies, the Company's high service standards and increased airline industry pressure to reduce costs, the Company's airline customers have determined that outsourcing portions of their air cargo business to the Company can be significantly less costly and offer greater operational flexibility than expanding their cargo operations by purchasing additional aircraft and adding other resources such as personnel and systems. The new 747-400 aircraft are expected to have even greater operational capabilities than the Boeing 747-200 aircraft and will allow the Company to continue to maintain its low cost structure. The new aircraft's higher level of operational reliability and warrantied condition will result in lower maintenance costs during the early years of operation, typically for at least five years. In addition, the acquisition of the 10 747-400 freighter aircraft will make Atlas the largest operator of this aircraft type to date and will enable the Company to achieve economies of scale from the standardization in maintenance and crew training.

     - Expanding Business Base. The growth in demand for air cargo services, combined with the lower rate of growth in passenger-airline cargo capacity and the continuing pressure on the airline industry to reduce operating costs, is expected to provide the Company with the opportunity to expand its air cargo outsourcing services. The primary business focus of most of the Company's customers is on the transportation of passengers, not air cargo. Nevertheless, most passenger airlines have air cargo customers that require quick and dependable air cargo service between hubs serviced by these carriers. To the extent that airlines have cargo capacity on their scheduled flights, which are generally scheduled for the convenience of passengers rather than for the needs of air cargo customers, air cargo service can be provided by them to meet such demand. However, there is a growing trend in the passenger-airline business toward replacing existing widebody passenger aircraft and combination passenger/cargo aircraft with smaller, more efficient (for passenger operations) twin-engine aircraft which have limited cargo space. The Company's customers have therefore found that outsourcing to meet their additional cargo transportation needs rather than allocating significant resources and expanding their fleet of freighter aircraft to effectively service their air cargo customers provides a cost-effective alternative for them to maintain and expand that portion of their business.

     - Increasing Cargo Market Share. The Company has successfully increased its customer base from a single customer in 1992 to ten customers in 1998. In addition, the Company has operated under short-term, seasonal ACMI Contracts with FedEx, Kitty Hawk and UPS and anticipates providing other short-term, seasonal service. This increased market share is a result of the Company's ability to provide a cost-effective service which has gained acceptance within the industry due to the Company's successful market development efforts. The addition of the 747-400 aircraft will provide the Company with the opportunity to increase its market share to new and existing customers who have a need for the greater payload, extended range and operational reliability of the 747-400, but for whom the purchase of a limited number of 747-400 freighter aircraft would not be cost-effective. In addition, the 747-400 aircraft will give the Company a competitive advantage with new customers who choose to utilize only new or relatively new aircraft or are restricted by local regulations limiting the operation of older aircraft.

     - Dramatic Industry Growth. While the air cargo industry is highly competitive, the Company believes that current industry trends are favorable to the continued growth of its business. According to reports prepared by Boeing, the world air cargo market is expected to more than triple over the next 20 years. Such reports indicate that the world air cargo market has grown at an average rate of 7.2% per year from 1986 to 1997. The average annual percentage growth through 2017 is expected to average 6.5%, with international air cargo market growth outpacing U.S. domestic growth. The Company believes this growth has been fueled, in part, by economic growth, the relaxation of international trade barriers (as indicated by the passage of the NAFTA and GATT treaties), reductions in the price of shipping by air, manufacturers' search for low-cost labor in developing countries, and the increasingly time-sensitive nature of product-delivery schedules due to shorter product life-cycles and "just-in-time" inventory management. In addition to growth in the global air cargo market, the Company expects to benefit from growth in the export-driven economies of the countries in the Pacific Rim, where the Company has focused a significant amount of its flight operations. According to Boeing reports, eastbound and westbound Trans-Pacific cargo volumes grew at an average annual rate of 6.9% and 14.3%, respectively, between 1986 and 1996, and are projected to grow at an average annual rate of 8.0% and 8.1%, respectively, between 1996 and 2016. Similarly, northbound and southbound air cargo volumes between North America and South America increased at an average annual rate of 9.4% and 8.8%, respectively, between 1986 and 1996, and are projected to grow at an average annual rate of 6.5% and 6.7%, respectively, from 1996 to 2016. Additionally, eastbound and westbound North Atlantic air cargo volumes increased at an average annual rate of 8.4% and 5.9%, respectively, between 1986 and 1996 and are projected to grow at average annual rates of 6.7% and 7.2%, respectively, from 1996 to 2016. The Company believes that, as a U.S. certificated "flag" carrier, it is well positioned to benefit from the progressive expansion of international trade and the consequential growth in global air cargo markets, particularly in Asia, South America and Europe, where the Company has concentrated a significant portion of its resources. The Company has not experienced any adverse impact on its business as a result of the recent turmoil in the Asian financial markets, although there can be no assurances that there will not be any future impact.

747-400 AIRCRAFT ACQUISITION

     In June 1997, the Company entered into the Boeing Purchase Agreement to purchase 10 new 747-400 freighter aircraft to be powered by GE engines. The 747-400 freighter aircraft are currently scheduled to be delivered as follows: five in 1998, four in 1999 and one in 2000. Due to production problems at Boeing, some of the 1998 delivery positions of the 747-400 aircraft have been delayed up to 60 days. While Boeing will compensate the Company for defined delays in delivery of the 747-400 aircraft, any further delays may adversely impact the Company's ability to initiate service with prospective customers in a timely fashion. The Boeing Purchase Agreement also provides the Company with options to purchase up to 10 additional 747-400 freighter aircraft for delivery from 2000 through 2002. As a result of the Company being the largest purchaser of 747-400 freighter aircraft to date, it was able to negotiate from Boeing and GE a significant discount off the aggregate list price of $1.7 billion for the 10 747-400 freighter aircraft, four installed engines per aircraft and five spare engines. In addition, the Company also obtained certain ancillary products and services at advantageous prices.

ACMI CONTRACTS

     The Company's ACMI Contracts with its customers, which accounted for 96% of the Company's operating revenues in 1997, typically provide for its customers to guarantee monthly minimum aircraft utilization levels at fixed hourly rates and are typically in force for periods of three to five years, subject in certain limited cases to early termination provisions. These contracts typically require that the Company supply aircraft, crew, maintenance and insurance and that its customers bear all other operating expenses, including fuel and fuel servicing; marketing costs associated with obtaining cargo; airport cargo handling; landing fees; ground handling, aircraft push-back and de-icing services; and specific cargo and mail insurance. These contracts, therefore, minimize for the Company the load factor and yield risk traditionally associated with the air cargo business. The ACMI Contracts typically require minimum air freight capacity to be provided to its customers by the Company. All of the Company's revenues, and virtually all of its costs, are in U.S. dollars, thus avoiding currency risks normally associated with doing business primarily overseas.

     The Company is currently operating under 17 ACMI Contracts: six with China Airlines, two each with Fast Air and LAS and one each with Alitalia, British Airways, Emirates, KLM, Lufthansa, SAS and Thai Airways. In most cases, one aircraft is dedicated under each contract. China Airlines, Fast Air and Lufthansa accounted for approximately 34%, 11% and 8%, of the Company's total revenues, respectively, for the year ended December 31, 1997. In addition, the Company has also operated short-term, seasonal ACMI Contracts with FedEx, Kitty Hawk and UPS and anticipates doing so in the future from time to time.

     Certain of the Company's ACMI Contracts allow the Company's customers to cancel up to a maximum of approximately 5% of the guaranteed hours of aircraft utilization over the course of a year. The Company's customers most often exercise such cancellation options early in the first quarter or late in the fourth quarter of the year, when the demand for air cargo capacity has been historically lower. The Company has found that such cancellations provide a timely opportunity for the scheduling of maintenance on its aircraft, to the extent possible. See "-- Maintenance." The ACMI Contracts are typically in force for periods of three to five years, subject in certain limited cases to early termination provisions. The Company believes that its relationships with its customers are mutually satisfactory, as evidenced by the fact that within the last three years, it has renewed twelve ACMI Contracts and added nine ACMI Contracts with its existing customers, although there can be no assurance that future such contracts will not be canceled in accordance with their terms.

     All of the ACMI Contracts provide that each of the Company's aircraft be deemed to be at all times under the exclusive operating control, possession and direction of the Company and that, in order to service the routes designated by the contract, the Company obtain the authority from the governments having jurisdiction over the route. See "-- Governmental Regulation." Additionally, if the Company is required to use the customer's "call sign" in identifying itself throughout its route, the customer must also have obtained underlying authority from the governments having jurisdiction over the route. Therefore, the Company's route structure is limited to areas in which it can gain access from the appropriate governments.

OTHER FLIGHT OPERATIONS

     To the extent the Company has available excess aircraft capacity at any time, it will seek to obtain ad hoc charter service contracts, which the Company believes are generally readily available. In addition, in the past the Company has provided service to FedEx, Kitty Hawk and UPS pursuant to short-term, seasonal ACMI Contracts during periods of excess aircraft capacity.

AIRCRAFT

     The Company's utilization of Boeing 747 aircraft provides significant marketing advantages because these aircraft, relative to most other cargo aircraft that are commercially available, have higher maximum payload and cubic capacities, and longer range. The uniformity of the Company's current Boeing 747-200 aircraft fleet allows for standardization in maintenance and crew training, resulting in substantial cost savings in these areas. The new 747-400 aircraft are expected to have greater operational capabilities than the 747-200 aircraft and will allow the Company to continue to maintain its low cost structure despite their higher acquisition cost. The new aircraft's limited maintenance requirements will provide a higher level of operational reliability with lower maintenance costs during the early years of operation, typically for at least five years. In addition, the acquisition of the 10 747-400 freighter aircraft will make Atlas the largest operator of this aircraft type to date and will enable the Company to capitalize on economies of scale from the standardization in maintenance and crew training.

     In January 1998, the Company's leases for five Boeing 747-200 from FedEx expired and the aircraft were returned. The Company expects to make up this loss of capacity through the utilization of one 747-200 aircraft re-delivered to the Company upon its conversion to freighter configuration at the end of April 1998, one 747-200 aircraft in conversion to be re-delivered to the Company early in the third quarter of 1998, and with the delivery of five 747-400 aircraft during the second half of 1998.

     The following table describes, as of May 31, 1998, the Company's existing fleet, aircraft currently undergoing passenger to freighter modification and the 747-400 aircraft subject to the Boeing Purchase Agreement.

                                 FLEET PROFILE

                                                NUMBER       AIRCRAFT                       YEAR OF
                                              OF AIRCRAFT      TYPE      OWNED/LEASED     MANUFACTURE
                                              -----------    --------    ------------     -----------
Existing fleet:.............................      17         747-200         Owned(1)      1974-1986(2)
                                                   1         747-200        Leased(3)           1976
Modification aircraft:......................       1         747-200         Owned(4)           1979
747-400 aircraft on order:..................      10         747-400              (5)      1998-2000

---------------

(1) Two aircraft are powered by Pratt & Whitney ("P&W") engines and 15 are powered by GE engines.

(2) The years of manufacture for these 17 aircraft are as follows: four aircraft in 1979, three aircraft in 1980, two aircraft in 1976 and one aircraft each in 1974, 1975, 1977, 1978, 1981, 1984, 1985 and 1986.

(3) The aircraft is leased from a third party under a lease expiring in March 2010 and is powered by GE engines.

(4) This passenger aircraft is powered by GE engines and is currently undergoing conversion to freighter configuration by Boeing. The aircraft is expected to be placed in service early in the third quarter of 1998.

(5) The Company has agreed to purchase 10 new Boeing 747-400 freighter aircraft, with options to purchase an additional 10 aircraft. The first 10 aircraft are scheduled to be delivered as follows: five in 1998, four in 1999 and one in 2000. See "-- 747-400 Aircraft Acquisition." These aircraft will be powered by GE engines. A portion of the financing for the first five aircraft has been secured through the EETCs. In addition, the Company may arrange for tax-oriented long-term leases on some or all of these aircraft.

     The Company has been successful in obtaining new customers, or additional arrangements with existing customers coincident with the delivery of aircraft into the fleet, or soon thereafter. However, from time to time, the Company accepts delivery of aircraft that have not been committed to a particular ACMI Contract. These aircraft have been utilized temporarily as replacement aircraft during scheduled and unscheduled maintenance of other aircraft, as well as for ad hoc charter arrangements. Although the Company intends to have new ACMI Contracts in place upon delivery of aircraft, including the 747-400 aircraft, there can be no assurance that such arrangements will have been made.

     From time to time, the Company engages in discussions with third parties regarding possible acquisitions of aircraft that could expand the Company's operations. The Company is in discussions with third parties for the possible acquisition of additional aircraft for delivery in 1998 and beyond.

SALES AND MARKETING

     From its offices in Colorado, New York and Miami, the Company services its air cargo customers and solicits ACMI Contract business. The Company's efforts to obtain new ACMI Contract business focus principally on international airlines with established air cargo customers, high operating costs and hub and spoke systems which gather cargo at a particular location and which have the need for long-distance capacity to move such cargo to another distribution point. On occasion, the Company may utilize independent cargo brokers to obtain new ACMI Contracts. The Company markets its services by guaranteeing its customers a reliable, low-cost dedicated aircraft with the capacity to ensure the efficient linkage of such customers' distribution points without the customers having to purchase and maintain additional aircraft, schedule additional flights and add other resources. The Company expects to place the 747-400 aircraft in service with both existing and prospective customers, which the Company believes should be willing to pay higher ACMI Contract rates to achieve operating benefits derived from the unique performance capabilities of the 747-400 aircraft such as its longer range, greater payload and increased fuel efficiency.

MAINTENANCE

     Due to the average age of the Company's Boeing 747-200 fleet, it is likely that the aircraft will require greater maintenance than newer aircraft such as the 747-400 aircraft. See "-- Aircraft." Aircraft maintenance includes, among other things, routine daily maintenance, maintenance every six weeks (an "A Check"), significant maintenance work every 18 months (a "C Check") and major maintenance events every five years or 25,000 flight hours, whichever comes later if the aircraft is over the age of 18 years, or every six years or 25,000 flight hours, whichever comes later for aircraft under the age of 18 years, with a maximum interval in either case of nine years (a "D Check"). The Company attempts to schedule major maintenance on its aircraft in the first quarter of the calendar year, when the demand for air cargo capacity has historically been lower, taking advantage of cancellations of flights by the Company's customers that generally occur most frequently during these periods.

     Pursuant to a maintenance contract with KLM (the "Maintenance Contract") in effect until January 2005, a significant part of the regular maintenance (principally C Checks and engine overhauls, excluding

D Checks) of certain of the Company's aircraft and their GE engines is undertaken by KLM, primarily at its maintenance base located at Schiphol International Airport in Amsterdam, The Netherlands. KLM supplies engineering and diagnostic testing for each aircraft and its components in compliance with the FAA and other applicable regulations. The Maintenance Contract provides that KLM, subject to certain terms and conditions, will perform repairs and maintenance of the Company's aircraft on the same basis and order of priority as repairs to its own fleet. Such service is provided to the Company at a cost, for which a large part is a fixed rate per flight hour, subject to a 3.5% annual escalation factor for the first five years. P&W engines are serviced elsewhere, each at a cost based upon the actual time and material necessary for such service. Under the terms of the Maintenance Contract, in the event that the Company wishes to maintain more than 12 of its aircraft under such contract, the terms of the contract are subject to adjustment by KLM. Twelve of the Company's aircraft are currently subject to the Maintenance Contract.

     In June 1996, the Company entered into a ten year engine maintenance agreement with GE for the engine maintenance of up to 15 aircraft powered by CF6-50E2 engines at a fixed rate per flight hour, subject to an annual formula increase. The agreement commenced in the third quarter of 1996 with the acceptance of engines associated with aircraft acquired in the third and fourth quarter of 1996. Effective in the year 2000, the Company has an option to add not less than 40 engines to the program.

     During the initial operating period, the 747-400 aircraft's airframe will be covered under manufacturer's warranties. As a result, the Company does not expect to incur significant maintenance expense in connection with the 747-400 airframe during the warranty period. In addition, the 747-400 airframe limited maintenance requirements will provide a higher operational reliability with lower maintenance costs during the early years of operation, typically for at least five years. The Company will incur expenses associated with routine daily maintenance of both the airframe and the engines. In July 1998, the Company entered into an agreement with Lufthansa Technik Aktiengesellschaft by which Lufthansa Technik Aktiengesellschaft will provide all required maintenance for the Company's initial order of ten 747-400 aircraft, plus any additional 747-400 aircraft the Company purchases pursuant to its option in the Boeing Purchase Contract, on a "power by the hour" basis for ten years. In connection with the GE engine purchase agreement, the Company has also entered into two agreements with GE to provide ongoing maintenance on the 747-400 aircraft engines at a fixed rate per flight hour, subject to an annual formula increase.

     The Company believes that fixed-cost contracts provide the most efficient means of ensuring the continued service of its aircraft fleet and the most reliable way by which to predict its maintenance costs; however, the Company believes it is more cost effective for routine line maintenance and A Checks to be performed on a time and material basis due to the frequency of such maintenance. The Company also has a contract with B.F. Goodrich Co. to perform maintenance on its brakes and for the replacement of tires.

GOVERNMENTAL REGULATION

     Under the Aviation Act, the DOT and the FAA exercise regulatory authority over the Company. The DOT's jurisdiction extends primarily to economic issues related to the air transportation industry, including, among other things, air carrier certification and fitness, insurance, certain leasing arrangements, the authorization of proposed scheduled and charter operations, tariffs, consumer protection, unfair methods of competition, unjust discrimination and deceptive practices. The FAA's regulatory authority relates primarily to air safety, including aircraft certification and operations, crew licensing/training and maintenance standards.

     To provide air cargo transportation services under long-term contracts with major international airlines, the Company relies primarily on its worldwide charter authorities. The Company requires separate DOT and FAA approval for each long-term ACMI Contract. In addition, FAA approval is required for each of the Company's short-term, seasonal ACMI Contracts.

     In order to engage in its air transportation business, the Company is required to maintain a Certificate of Public Convenience and Necessity (a "CPCN") from the DOT. Prior to issuing a CPCN, the DOT examines a company's managerial competence, financial resources and plans and compliance disposition in order to determine whether a carrier is fit, willing and able to engage in the transportation services it has proposed to undertake, and whether a carrier conforms with the Aviation Act requirement that the transportation services proposed are consistent with the public convenience and necessity. Among other things, a company holding a CPCN must qualify as a United States citizen, which requires that it be organized under the laws of the United States or a State, Territory or Possession thereof; that its Chief Executive Officer and at least two-thirds of its Board of Directors and other managing officers be United States citizens; that not more than 25% of its voting stock be owned or controlled, directly or indirectly, by foreign nationals; and that it not otherwise be subject to foreign control. The DOT may impose conditions or restrictions on such a CPCN.

     The DOT has issued the Company a CPCN to engage in interstate and overseas air transportation of property and mail, and a CPCN to engage in foreign air transportation of property and mail between the U.S. and Taiwan. Both CPCNs are subject to standard terms, conditions and limitations. By virtue of holding those CPCNs, the Company possesses worldwide charter authorities. It also holds limited-term DOT exemption authority to engage in scheduled air transportation of property and mail between certain points in the U.S. and Hong Kong.

     International air services are generally governed by a network of bilateral civil air transport agreements in which rights are exchanged between governments, which then select and designate air carriers authorized to exercise such rights. Insofar as scheduled service is involved, bilateral agreements may prohibit services to certain countries. For countries in which service is authorized, these bilateral agreements specify the city-pair markets that may be served; may restrict the number of carriers that may be designated; may provide for prior approval by one or both governments of the prices the carriers may charge; may limit frequencies or the amount of capacity to be offered in the market; and, in various other ways, may impose limitations on the operations of air carriers. To obtain authority under a bilateral agreement, it is often necessary to compete against other carriers in a DOT proceeding. At the conclusion of the proceeding, the DOT awards all route authorizations. The provisions of bilateral agreements pertaining to charter services vary considerably from country to country. Some agreements limit the number of charter flights that carriers of each country may operate. The Company is subject to various international bilateral air services agreements between the U.S. and the countries to which the Company provides service. The Company also operates on behalf of foreign flag air carriers between various foreign points without serving the U.S. These services are subject to the bilateral agreements of the respective governments. Furthermore, these services require FAA approval but not DOT approval. The Company must obtain permission from the applicable foreign governments to provide service to foreign points.

     The Company has obtained an operating certificate issued by the FAA pursuant to Part 121 of the Federal Aviation Regulations. The FAA has jurisdiction over the regulation of flight operations generally, including the licensing of pilots and maintenance personnel; the establishment of minimum standards for training and retraining; maintenance of technical standards for flight, communications and ground equipment; security programs; and other matters affecting air safety. In addition, the FAA mandates certain recordkeeping procedures. The Company must obtain and maintain FAA certificates of airworthiness for all of its aircraft. The Company's aircraft, flight personnel and flight and emergency procedures are subject to periodic inspections and tests by the FAA. All air carriers operating to, from or within the United States are subject to the strict scrutiny of the FAA to ensure proper compliance with FAA regulations.

     The DOT and the FAA have authority under the Aviation Safety and Noise Abatement Act of 1979, as amended and recodified, and under the Airport Noise and Capacity Act of 1990, to monitor and regulate aircraft engine noise. All of the Company's existing fleet of aircraft comply with Stage III Standards -- the highest standard issued by the FAA.

     Under the FAA's Directives issued under its Aging Aircraft program, the Company is subject to extensive aircraft examinations and may be required to undertake structural modifications to address the problem of corrosion and structural fatigue. In November 1994, Boeing issued Nacelle Strut Modification Service Bulletins which have been converted into Directives by the FAA. Eleven of the Company's Boeing 747-200 aircraft will have to be brought into compliance with such Directives within the next three years at an estimated cost of approximately $5.5 million. As part of the FAA's overall Aging Aircraft program, it has issued Directives requiring certain additional aircraft modifications to be accomplished prior to the aircraft reaching 20,000 cycles. The average cycle time for the 18 aircraft in service is approximately 12,000 cycles and the average cycles operated per year is approximately 800 cycles. The Company estimates that the modification costs per aircraft will range between $2 million and $3 million. Between now and the year 2000, only one aircraft is expected to reach the 20,000 cycle limit and nine additional aircraft will require modification prior to the year 2009. The remaining eight aircraft have already undergone such modifications. The one aircraft undergoing modification to freighter configuration will receive the Nacelle Strut Modification as part of the freighter conversion. Other Directives have been issued that require inspections and minor modifications to Boeing 747-200 aircraft. It is possible that additional Directives applicable to the types of aircraft or engines included in the Company's fleet could be issued in the future, the cost of which could be substantial.

     The Company is also subject to the regulations of the Environmental Protection Agency regarding air quality in the U.S. With respect to aircraft that it operates, the Company meets the fuel venting requirements and smoke emissions standards established by the Environmental Protection Agency.

COMPETITION

     The market for air cargo services is highly competitive. A number of airlines currently provide services for themselves and for others similar to the services offered by the Company and new airlines may be formed that would also compete with the Company. Such airlines may have substantially greater financial resources than the Company. In addition, certain retail air freight companies, such as Evergreen International, Southern Air Transport and Kitty Hawk, compete with the Company on a limited, indirect basis, generally outside of the ACMI operating structure. The Company believes that the most important factors for competition in the air cargo business are the range, payload and cubic capacities of the aircraft and the price, flexibility, quality and reliability of service. The ability of the Company to achieve its strategic plan depends in part upon its success in convincing major international airlines that outsourcing some portion of their air cargo business remains more cost-effective than undertaking cargo operations with their own incremental capacity and resources and the ability of the Company to obtain higher ACMI Contract rates in connection with the 747-400 aircraft compared to those currently obtained in connection with existing Boeing 747-200 aircraft. The Company believes that such higher rates will be obtainable as a result of the unique operating benefits associated with the 747-400 aircraft. These operational benefits include a longer range, greater payload capability and increased fuel efficiency relative to the Boeing 747-200 aircraft.

FUEL

     Although fuel costs are typically the largest operating expense for airlines, the Company has limited exposure to the fluctuation of fuel costs and disruptions in supply as a result of its ACMI Contracts, which require the customers to provide fuel for the aircraft. However, an increase in fuel costs could reduce the Company's cost advantages because of its older Boeing 747-200 aircraft fleet, which are not as fuel-efficient as newer cargo aircraft such as the 747-400 aircraft. In addition, to the extent the Company operates scheduled cargo or ad hoc charter services, or positions its aircraft, it is responsible for fuel and other costs that are normally borne by the customers under the ACMI Contracts. In 1997, approximately 2% of the Company's block hours represented scheduled cargo, ad hoc charter services or positioning its aircraft for its own account. The Company may, at times, have excess capacity in which case it may deploy such aircraft in scheduled cargo or ad hoc charter services.

EMPLOYEES

     As of May 31, 1998, the Company had 712 employees, 412 of whom were air crew members. The Company expects to hire additional pilots in 1998 associated with the delivery of additional aircraft, including the 747-400 aircraft. The Company maintains a comprehensive training program for its pilots in compliance with FAA requirements in which each pilot regularly attends update programs. The Company believes that its current training program can be sufficiently modified to provide training required for pilots for the 747-400 aircraft. In addition, as part of the Boeing Purchase Agreement, to defray a portion of the costs, Boeing will train a limited number of the Company's pilots and crew to be assigned to the 747-400 aircraft. However, the Company may incur incremental costs associated with ongoing training with regard to the 747-400 aircraft.

     The Company believes that its employees' participation in the growth and profitability of its business is essential to maintain its productivity and low cost structure, and has therefore established programs for that purpose such as a profit sharing plan, a stock purchase plan, and a Company percentage contribution of the employee deferral contribution to a retirement plan (Internal Revenue Code of 1986, as amended, Section 401(k) plan). Such programs are designed to allow employees to share financially in the Company's success and to augment base salary levels and retirement income. The Company considers its relations with its employees to be good.

     The Company's labor relations are covered under Title II of the Railway Labor Act of 1926, as amended, and are subject to the jurisdiction of the National Mediation Board. None of the Company's employees is subject to a collective bargaining agreement; however, many airline industry employees are subject to such agreements and the Company's employees have been and are routinely solicited by union representatives seeking to organize them. In January 1998, the Company's pilots rejected union representation by the ALPA.

INSURANCE

     The Company is vulnerable to potential losses which may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also potential claims involving injury to persons or property. The Company is required by the DOT to carry liability insurance on each of its aircraft, and each of the Company's aircraft leases and ACMI Contracts also requires the Company to carry such insurance. While the Company carries this insurance, any extended interruption of the Company's operations due to the loss of an aircraft could have a material adverse effect on the Company. The Company currently maintains public liability and property damage insurance and aircraft hull and liability insurance for each of the aircraft in the fleet in amounts consistent with industry standards. The Company maintains baggage and cargo liability insurance if not provided by its customers under ACMI Contracts. Although the Company believes that its insurance coverage is adequate, there can be no assurance that the amount of such coverage will not be changed upon renewal or that the Company will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident could have a material adverse effect on the Company's financial condition and could affect the ability of the Company to obtain insurance in the future. The Company believes that it has good relations with its insurance providers.

FACILITIES

     The Company's principal executive offices are located in a 7,000 square foot office building owned by the Company at 538 Commons Drive, Golden, Colorado. The Company also rents 2,500 square feet of office space in an adjacent building.

     The Company presently occupies a 22,000 square foot facility located at JFK. This facility includes administrative offices, maintenance work areas and hangar and parts storage facilities, as well as flight dispatch operations. The Company occupies this facility pursuant to a lease agreement with Japan Airlines ("JAL") for a five-year period with two five-year renewal rights from JAL, which began on June 1, 1995, at a monthly rate of approximately $55,000. Effective August 1, 1998 the Company will lease an additional 5,000 square feet and the monthly rate will increase to approximately $70,000. The Company believes the JAL facility is adequate to support the near term growth in operations that will result from the anticipated acquisition of additional aircraft. In addition, the Company leases 7,750 square feet of warehouse space at JFK for the storage of aircraft components, tires and other aircraft related equipment at a monthly lease rate of $5,000. The initial lease term expires at the end of August 1999 and provides for two one-year renewal option periods beginning September 1, 1999.

     Due to increased operations at Miami International Airport ("MIA"), the Company entered into a month-to-month office lease and a month-to-month warehouse lease with Dade County, Florida in March 1997 at a combined monthly lease rate of approximately $6,000. The leased warehouse space is used to store aviation equipment and aircraft components used to maintain aircraft operated by the Company. In addition, the Company recently entered into a sublease and ramp use agreement with American Airlines, Inc. for

145,000 square feet of hangar, office and parking space at MIA in support of the Company's increased operations. The lease is for a period in excess of four years and commences July 1, 1998, at a monthly rate of approximately $105,000, subject to an annual escalation factor.

LEGAL PROCEEDINGS

     On February 24, 1997, the Company filed a complaint for declaratory judgment in the Colorado District Court, Jefferson County against Israel Aircraft Industries Ltd. ("IAI") for mechanical problems the Company experienced with respect to an aircraft the Company sub-leased from IAI. The Company is seeking approximately $4 million in damages against IAI to be offset by the amount, if any, the Company owes IAI pursuant to the sub-lease. IAI had the case removed to the U.S. District Court, District of Colorado on April 21, 1997 and has filed counterclaims alleging damages of approximately $9 million based on claims arising from the sub-lease. The Company intends to vigorously defend against all of IAI's claims.

     In March 1997, Air Support International, Inc. ("ASI") filed a complaint against the Company in the U.S. District Court, Eastern District of New York alleging actual and punitive damages of approximately $13.5 million arising from the Company's refusal to pay commissions which ASI claims it is owed for allegedly arranging certain ACMI Contracts. The Company intends to vigorously defend against all of ASI's claims.

     While the Company is from time to time involved in litigation in the ordinary course of its business, there are no other material legal proceedings pending against the Company or to which any of its property is subject.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers and directors of the Company.

                 NAME                                               POSITION
                 ----                                               --------
Michael A. Chowdry.....................  Chairman of the Board, Chief Executive Officer, President and
                                           Director
Richard H. Shuyler.....................  Executive Vice President -- Strategic Planning, Treasurer and
                                           Director
James T. Matheny.......................  Senior Vice President -- Operations
R. Terrence Rendleman..................  Senior Vice President -- Flight and Technical Operations
Stanley G. Wraight.....................  Senior Vice President -- Marketing
Thomas G. Scott........................  Senior Vice President and General Counsel
Stephen C. Nevin.......................  Vice President and Chief Financial Officer
Berl Bernhard..........................  Director
Lawrence W. Clarkson...................  Director
David K.P. Li..........................  Director
David T. McLaughlin....................  Director
Brian Rowe.............................  Director

     Michael A. Chowdry, 43, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in August 1992, and served as President from July 1995 to May 1996 and September 1997 to the present. He is also Chairman of the Board (since its inception in April 1985) of Aeronautics Leasing, Inc., an affiliate of the Company ("ALI"). Prior to his founding of ALI, he formed a Colorado-based certificated commuter air carrier in 1981, and was the principal stockholder of Skybus, Inc., the certificated air carrier successor to Frontier Horizon Airlines, from 1984 to 1985. He has been involved in the operation, acquisition, financing and disposition of aircraft and aviation assets since 1978.

     Richard H. Shuyler, 51, has been a member of the Company's Board of Directors since March 1995 and was Senior Vice President -- Finance, Chief Financial Officer and Treasurer of the Company from June 1994 to February 1998. As of February 1998, Mr. Shuyler became Executive Vice President -- Strategic Planning of the Company and also retained his position as Treasurer. From January 1993 to June 1994, he was Senior Vice President -- Finance and Chief Financial Officer at Trans World Airlines, Inc. ("TWA"). From 1975 to 1992, he held various management and executive positions with Continental Airlines, Inc., and various of its affiliates and corporate predecessors, including Texas International Airlines, Inc., Texas Air Corporation and New York Air, serving as Senior Vice President -- Finance and Chief Financial Officer at those entities.

     James T. Matheny, 58, has been Senior Vice President -- Operations of the Company since December 1992. From 1991 to 1992, he was Director -- Quality Assurance and subsequently, Vice President -- Maintenance and Engineering for Eastern Airlines, Inc. From 1961 to 1991, he served in the United States Navy, rising to Commanding Officer of an aircraft squadron, two air wings and an aircraft carrier, and Operations Officer of the Seventh Fleet based in Japan.

     R. Terrence Rendleman, 53, has been Senior Vice President -- Technical Services and Flight Operations since January 1, 1997. From June 1993 to December 1996, he was Senior Vice President for Maintenance Operations at United Airlines. Prior to that, he served as Senior Vice President -- Technical Operations at Northwest Airlines from April 1985 to June 1993. From January 1983 to April 1985, he served as Vice President of Engineering and Maintenance at Braniff Airlines, where he was a Boeing 727 pilot from 1979 to 1983.

     Stanley G. Wraight, 51, has been Senior Vice President -- Marketing since May 1997. From 1995 to 1997, he led KLM's worldwide sales efforts. From 1965 to 1995, he was employed by KLM in various capacities, including Vice President of KLM's sales, marketing and operations in Asia, Australia and the Middle East.

     Thomas G. Scott, 48, has been Senior Vice President and General Counsel since July 1998. Prior to his employment with the Company and since 1980, Mr. Scott was employed with UPS where he served in a variety of positions, including Vice President and Chief Legal Officer, with primary responsibility for managing the airline legal department including aircraft acquisitions, airport projects and international expansion. Mr. Scott received a B.S.A.S. from Youngstown State University and a J.D. from the University of Cincinnati College of Law.

     Stephen C. Nevin, 48, has been Vice President and Chief Financial Officer since February 16, 1998. From May 1994 to January 1998, he was Senior Vice President of Finance and Chief Financial Officer at AirTran Holdings, Inc. From December 1982 to April 1994, he served as a Vice President at McDonnell Douglas Finance Corporation.

     Berl Bernhard, 68, has been a member of the Washington based law firm of Verner, Liipfert, Bernhard, McPherson and Hand since 1960 and has served as its Chairman since 1982. He was nominated by President Kennedy and confirmed by the Senate in 1961 to serve as Staff Director of the U.S. Commission on Civil Rights. He was Special Advisor to Secretary of State Dean Rusk and Under Secretary of State W. Averell Harriman (1963-65), and was Senior Advisor to Secretary of State Edmund S. Muskie (1980-81). He also served as a Trustee of Dartmouth College (1974-1984). He acted as special counsel to the Trustees of Eastern Airlines and special counsel to the Chairman of Northwest Airlines, and served as Trustee of the Federal City Council from 1988-1992. Mr. Bernhard served as Chairman of the Aspen Institute from 1991-1996 as well as Chairman of its Executive Committee. He was a director of Uniroyal Chemical Company, Inc. and UNC Inc.

     Lawrence W. Clarkson, 60, has been President of Boeing Enterprises since February 1997, where he is responsible for establishing and directing new commercial airplane-related business acquisitions, joint ventures and other relationships outside of the traditional business scope of Boeing. Since April 1992 he has also been a Senior Vice President of Boeing. He previously held various management and executive positions with Boeing which he joined in 1987. Prior to that, for twenty years he held various management and executive positions with Pratt & Whitney. He serves as Vice Chairman of the National Bureau of Asian Research, Chairman of U.S.-Pacific Economic Cooperation Council and Chairman of the National Center for APEC, and as a Director of the U.S.-China Business Council, the National Association of Manufacturers and the Atlantic Council. He also serves on the U.S.-Japan Joint High Level Advisory Panel and is a member of the Council on Foreign Relations, the Pacific Council on International Policy and the National Research Council -- Committee on Japan.

     David K.P. Li, 58, has been a member of the Company's Board of Directors since April 16, 1998. He has been Chairman of the Bank of East Asia, Limited since 1997 and a director and the Chief Executive of the Bank of East Asia, Limited since 1981. He is a director of Campbell Soup Company, CATIC Shenzhen Holdings Limited, CBS Corporation, Chelsfield Plc., China Merchants China Direct Investments Limited, China Overseas Land & Investment Limited, Dow Jones & Company, Inc., Guangnan (Holdings) Limited, The Hong Kong and China Gas Company Limited. The Hong Kong and Shanghai Hotels, Limited, Hong Kong Interbank Clearing Limited, The Hong Kong Mortgage Corporation Limited, Hong Kong Telecommunications Limited (Deputy Chairman), KTP Holdings Limited, New World Infrastructure Limited, PowerGen Plc., San Miguel Brewery Hong Kong Limited, Sime Darby Berhad and Sime Darby Hong Kong Limited, South China Morning Post (Holdings) Limited and Vitasoy International Holdings Limited. Mr. Li serves on the international advisory boards of Avon Products Inc., Bank Austria, Bank of Montreal, Carlos P. Romulo Foundation for Peace and Development, Daimler-Benz AG, Federal Reserve Bank of New York's International Capital Markets Advisory Committee, Gulfstream Aerospace, IBM, Jardine Fleming Asian Property Company, Lafarge, PowerGen and Rolls-Royce Plc.

     David T. McLaughlin, 66, has been a member of the Company's Board of Directors since September 1995. He has been President and Chief Executive Officer of The Aspen Institute since his appointment in 1988, as well as Chairman of its Board of Trustees since 1994. From 1972 to 1977 he served as Chief Executive Officer of The Toro Company, and served as its Chairman from 1977 to 1981. From 1981 to 1987, he served as president of Dartmouth College. He is currently a director of ARCO, Chase Manhattan Corporation, Westinghouse Electric Corporation, CBS Inc., Standard Fusee Corporation, and PartnerRe, Inc. and serves as a member of the Board of Trustees of the Asia Foundation Center for Asian Pacific Affairs.

     Brian Rowe, 67, has been a member of the Company's Board of Directors since March 1995. He retired as Chairman of the General Electric Aircraft Engines division of the General Electric Company in January 1995, a position he held since September 1993, where he was in charge of world-wide sales of GE engines. Prior to that, he held various management and executive positions with General Electric, which he joined in 1957, including President of General Electric Aircraft Engines (from 1979 to 1993), Vice President and General Manager of the Aircraft Engineering Division (from 1976 to 1979), Vice President and General Manager of the Airline Programs Division (from 1974 to 1976) and Vice President and General Manager of the Commercial Engine Projects Division (from 1972 to
1974).

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

AIRCRAFT CREDIT FACILITY

     In May 1996, the Company entered into a $175 million revolving credit facility with Goldman Sachs, as Syndication Agent, and BTCo, as Administrative Agent. This revolving loan facility provides for the acquisition and conversion of flight equipment. The Aircraft Credit Facility was subsequently amended and restated in conjunction with certain refinancings. The Aircraft Credit Facility was amended and restated in February 1997 and in September 1997 (the "Third Amended Restated Credit Facility"). The Third Amended and Restated Credit Facility provides for a $250 million revolving credit facility as of September 5, 1997 with a two-year revolving period and a subsequent three-year term loan period in the event that permanent financing has not been obtained for any flight equipment financed under the facility. At the time of each borrowing, the Company must select either a Base Rate Loan (prime rate, plus 1.5% through May 8, 1998, thereafter plus 2.0%) or a Eurodollar Rate Loan (Eurodollar rate, plus 2.5% through May 8, 1998, thereafter plus 3.0%). The Eurodollar Rate Loan was selected by the Company for substantially all borrowings in 1996 and 1997. The weighted average interest rate on borrowings outstanding under the Aircraft Credit Facility was 8.2% at March 31, 1998. Each borrowing is secured by a first priority security interest in the collateral flight equipment of that borrowing. Certain tests must be met before each purchase of aircraft and related drawdown on the facility. To date, the Company has met these tests. If in the future, the Company cannot meet all the tests because of the difficult sequencing of aircraft acquisition, aircraft conversion and customer contracts, the Company believes that other financing sources would be available to the Company or that it would acquire aircraft using its internal cash or seek a waiver of any necessary conditions. As of March 31, 1998, the Company had $88.3 million outstanding under the Aircraft Credit Facility. The Company will utilize a portion of the proceeds from the Offering of the Old Notes to repay $80.0 million outstanding under the Aircraft Credit Facility.

     Covenants with respect to the Aircraft Credit Facility require specific levels of insurance, as well as contain requirements regarding possession, maintenance, and lease or transfer of the flight equipment. Certain covenants applicable to the Company include, among other restrictions, limitations on indebtedness, liens, investments, contingent obligations, restricted junior payments, capital expenditures and leases. The Company was in compliance with all such covenants at March 31, 1998.

AFL TERM LOAN FACILITY

     In May 1997, the Company formed a wholly owned subsidiary, Atlas Freighter Leasing, Inc., for the purpose of entering into the $185 million AFL Term Loan Facility to refinance six Boeing 747-200 aircraft previously financed through bank debt. Concurrent with entering into the AFL Term Loan Facility, the proceeds of the AFL Term Loan Facility were used to repay all existing principal and interest due under the bank debt. Interest is based on the Eurodollar rate, plus 2.5% for the first three years and 3.0% thereafter, and is payable quarterly. The interest rate on borrowings outstanding under the AFL Term Loan Facility was 8.2% at March 31, 1998. Quarterly scheduled principal payments of $2.5 million commenced in February 1998 and increase to $5.7 million in August 1998 with a final payment of $50.0 million in May 2004. The AFL Term Loan Facility is secured by a first priority interest in the six subject aircraft and is restrictive with respect to limitations on indebtedness, liens, investments, contingent obligations, restricted junior payments, capital expenditures, amendments of material agreements, leases, transactions with shareholders and affiliates and the conduct of business. The Company was in compliance with all such covenants as of March 31, 1998.

AFL II TERM LOAN FACILITY

     In September 1997, the Company formed another wholly owned subsidiary, Atlas Freighter Leasing II, Inc. for the purpose of entering into the $185 million AFL II Term Loan Facility to refinance four of the aircraft previously financed under the Aircraft Credit Facility, plus nine spare engines, in order to provide the Company with greater financial flexibility in anticipation of the financing requirements for the future acquisition of additional aircraft. Interest is based on the Eurodollar rate, plus 2.3%, less a pricing reduction, if any, in effect from time to time and is payable quarterly. The interest rate on borrowings outstanding under the

AFL II Term Loan Facility was 7.9% at March 31, 1998. Quarterly scheduled principal payments of $2.5 million commenced in February 1998 and increase to $5.7 million in August 1998 with a final payment of $50.0 million in May 2004. The AFL II Term Loan Facility is secured by a first priority interest in the four subject aircraft, plus nine spare engines, and is restrictive with respect to limitations on indebtedness, liens, investments, contingent obligations, restricted junior payments, capital expenditures, amendments of material agreements, leases, transactions with shareholders and affiliates and the conduct of business. The Company was in compliance with all such covenants as of March 31, 1998.

10 3/4% SENIOR NOTES

     In August 1997, the Company completed the offering of its unsecured 10 3/4% Senior Notes due 2005. The proceeds from the offering of the Senior Notes were used to, among other things, repay short-term indebtedness incurred by the Company to make Pre-Delivery Deposits to Boeing for the purchase of 10 new freighter aircraft and for additional Pre-Delivery Deposits as they become due.

     Interest on the Senior Notes began to accrue from their date of original issuance and is payable semi-annually in arrears on February 1 and August 1 of each year, at the rate of 10 3/4% per annum. The Senior Notes are redeemable, in whole or in part, at the option of the Company, on or after August 1, 2001, at 105.375%, 102.688% and 100.000% for the years 2001, 2002 and 2003 and thereafter, respectively, plus accrued interest to the date of redemption. In addition, at any time on or prior to August 1, 2000, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the Senior Notes originally issued with the net cash proceeds of one or more public equity offerings, at a redemption price equal to 110.75% of the principal amount thereof plus accrued interest to the date of redemption; provided that at least 65% of the aggregate principal amount of the Senior Notes originally issued remains outstanding immediately after any such redemption.

     The Senior Notes are general unsecured obligations of the Company which rank pari passu in right of payment to any existing and future unsecured senior indebtedness of the Company. The Senior Notes are effectively subordinated, however, to all secured indebtedness of the Company and to all indebtedness of the Company's subsidiaries.

     Covenants with respect to the Senior Notes contain certain limitations on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, create restrictions on the ability of a subsidiary to pay dividends or make certain payments, sell or issue preferred stock of subsidiaries to third parties, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company. The Company was in compliance with all such covenants as of March 31, 1998.

9 1/4% SENIOR NOTES

     In April 1998, the Company consummated the offering of $175 million of unsecured 9 1/4% Senior Notes due 2008 (the Old Notes which are subject to the Exchange Offer). The proceeds of the Offering will be used to repay $80 million of the Aircraft Credit Facility and for general corporate purposes, which may include the partial funding of the redemption of the Company's outstanding
12 1/4% Pass Through Certificates due 2002, which are subject to redemption at the option of the Company on or after December 1, 1998. Interest on the Old Notes is payable semi-annually on April 15 and October 15 of each year, commencing October 15, 1998. The Old Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003, initially at 104.625% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount, plus accrued interest, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the Company may redeem up to 35% of the aggregate principal amount of the Old Notes originally issued with the net cash proceeds of one or more public equity offerings at 109.25% of their principal amount, plus accrued interest; provided that after any such redemption at least $113.75 million aggregate principal amount of Old Notes remains outstanding. The Old Notes represent unsubordinated indebtedness of the Company, and rank pari passu in right of payment with all existing and future unsubordinated indebtedness of the Company and senior in right of payment to all subordinated indebtedness of the Company. The Old Notes are effectively subordinated, however, to all secured indebtedness of the Company and all existing and future liabilities of the Company's subsidiaries. Covenants with respect to the Old Notes contain certain limitations on the ability of the Company and its subsidiaries to, among other things, incur additional indebtedness, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, incur liens, create restrictions on the ability of a subsidiary to pay dividends or make certain payments, sell or issue preferred stock of subsidiaries to third parties, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company.

EQUIPMENT NOTES

     In November 1995, the Company issued $100 million of senior secured notes due December 1, 2002 (the "Equipment Notes") through a pass through trust (the "Pass Through Trust") formed with the sole purpose to hold the Equipment Notes. Certificates (the "Pass Through Certificates") representing a fractional undivided interest in the Pass Through Trust were issued concurrently with the issuance of the Equipment Notes. The Equipment Notes bear interest at 12.25% per annum with interest payment dates on June 1 and December 1. The Equipment Notes are secured by three Boeing 747-200 aircraft (the "Equipment Note Aircraft") fully modified to freighter configuration. The Company is required to provide for the retirement of one third of the aggregate principal amount of the Equipment Notes on December 1 in each of 2000 and 2001 through the operation of a sinking fund at a redemption price of 100% of the principal amount thereof, together with accrued interest thereon to the redemption date. The Equipment Notes are redeemable, in whole or in part, at the option of the Company on or after December 1, 1998 at redemption prices (expressed as a percentage of the principal amount) declining annually over a three-year period from 108.000% to 100.000%, together with accrued and unpaid interest, if any, to the redemption date. If a Change of Control (as defined therein) occurs, each holder of the Pass Through Certificates has the right to require that the Company purchase such holder's Pass Through Certificates, in whole or in part in integral multiples of $1,000, in cash in an amount equal to 101% of the principal amount of such Pass Through Certificates. If an Event of Loss (as defined therein) occurs with respect to any of the Equipment Note Aircraft, the Company is required to either redeem the Equipment Notes issued with respect to such Equipment Note Aircraft, or provide a Substitute Collateral Aircraft (as defined therein). The Equipment Notes are senior secured obligations of the Company and rank pari passu in right of payment with all other existing and future senior obligations of the Company and rank senior in right of payment to all subordinated indebtedness of the Company. The indenture governing the Equipment Notes contains covenants relating to the Equipment Note Aircraft which require specific levels of insurance, as well as requirements regarding liens on and possession, maintenance, and lease or transfer of the Equipment Note Aircraft. In addition, the indenture contains certain covenants, including limitations on the incurrence of debt, restricted payments, certain investments, transactions with affiliates, asset sales and mergers and consolidations. The Company was in compliance with all such covenants as of March 31, 1998.

ENHANCED EQUIPMENT TRUST CERTIFICATES

     In February 1998, the Company completed an offering of $538.9 million of pass-through certificates, also known as enhanced equipment trust certificates. The EETCs are not direct obligations of, or guaranteed by, the Company and therefore will not be included in the Company's consolidated financial statements. The cash proceeds from the transaction were deposited with an escrow agent and will be used to finance (through either leveraged leases or secured debt financings) a portion of the acquisition cost of the first five of the 10 new 747-400 freighter aircraft from Boeing scheduled to be delivered to the Company during the period July 1998 through December 1998. In connection therewith, the Company intends to seek certain owner participants who will commit lease equity financing to be used in leveraged leases of such aircraft. If any funds remain as deposits with the escrow agent for such EETCs at the end of the delivery period, such funds will be distributed back to the certificateholders. Such distribution will include a make-whole premium payable by the Company. In November and December 1997, the Company entered into three Treasury Note hedges, approximating $300 million of principal, for the purpose of minimizing the risk associated with the fluctuations in interest rates, which are the basis for the pricing of the EETCs which were priced in January 1998. The effect of the hedge resulted in a deferred cost of $6.3 million, which will be amortized over the expected twenty-year life associated with this financing. The EETCs issued in the Company's recent EETC financing are not direct obligations of, or guaranteed by, the Company and therefore will not be included in the Company's consolidated financial statements. If, at delivery of an aircraft to which the EETCs relate, the Company does not enter into a leveraged lease transaction in connection with any such aircraft, the Company will take ownership of such aircraft and the corresponding EETCs will revert to a direct obligation of the Company.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF EXCHANGE OFFER

     The Old Notes were sold by the Company on April 9, 1998 to the Initial Purchaser, who placed the Old Notes with certain institutional investors. In connection therewith, the Company and the Initial Purchaser entered into the Registration Rights Agreement, pursuant to which the Company agreed, for the benefit of the holders of the Old Notes, that the Company would, at its sole cost, (i) within 60 days following the original issuance of the Old Notes, file with the Commission the Exchange Offer Registration Statement (of which this Prospectus is a part) under the Securities Act with respect to an issue of a series of new notes of the Company identical in all material respects to the series of Old Notes and (ii) use its best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act within 150 days following the original issuance of the Old Notes. Upon the effectiveness of the Exchange Offer Registration Statement (of which this Prospectus is a part), the Company will offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, to be issued without a restrictive legend and which may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. The term "holder" with respect to any Note means any person in whose name such Note is registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New
York City time, on             , 1998; provided, however, that if the Company,
in its sole discretion, has extended the period of time during which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

     As of the date of this Prospectus, $175,000,000 aggregate principal amount of Old Notes is outstanding. This Prospectus, together with the Letter of
Transmittal, is first being sent on or about             , 1998, to all holders
of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth below under "-- Certain Conditions to the Exchange Offer."

     The Company expressly reserves the right, at any time and from time to time, to extend the period of time during which the Exchange Offer is open, and thereby to delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders of the Old Notes as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Notes tendered in the Exchange Offer must be in denominations of $1,000 or any integral multiple thereof.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions to the Exchange Offer specified below under "-- Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

     Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. The tender to the Company of Old Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to State Street Bank & Trust Company (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either
(i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner of Old Notes whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such beneficial owner's Old Notes, either make appropriate arrangements to register ownership of such Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed (see "-- Guaranteed Delivery Procedures") unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guaranties must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder exactly as the name or names of the registered holder or holders appear on the Old Notes with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Notes not properly tendered or the acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation by the Company of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     By tendering Old Notes for exchange, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to engage or participate in a distribution of the New Notes. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person (i) may not rely on the applicable interpretation of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "-- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     For each Old Note accepted for exchange, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from April 9, 1998. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date for which the record date occurs on or after consummation of the Exchange Offer. Old Notes not tendered or not accepted for exchange will continue to accrue interest from and after the date of consummation of the Exchange Offer.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees and any other required documents, must in any case, be transmitted to and received by the Exchange Agent at the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to 5:00 P.M., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of the Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in paper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution in which case such guarantee will not be required. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, and subject to its obligations pursuant to the Registration Rights Agreement, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes, and may terminate or amend the Exchange Offer, if, at any time before the acceptance of such New Notes for exchange, any of the following events shall occur:

          (a) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

          (b) any change, or any development involving a prospective change, in the business or financial affairs of the Company or any of its subsidiaries has occurred which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

          (c) any law, statute, rule or regulation is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company;

          (d) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

          (e) the Exchange Offer will violate any applicable law or any applicable interpretation of the staff of the Commission.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened by the Commission or in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

     The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

     The State Street Bank & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests or Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                       State Street Bank & Trust Company,
                                 Exchange Agent

                        By Registered or Certified Mail:

                      State Street Bank and Trust Company
                                  P.O. Box 778
                          Boston, Massachusetts 02102
                     Attention: Corporate Trust Department
                                 Kellie Mullen

                         By Hand or Overnight Courier:
                      State Street Bank and Trust Company
                            Two International Place
                          Boston, Massachusetts 02110
                     Attention: Corporate Trust Department
                                 Kellie Mullen

                               By Hand: in Boston

                      State Street Bank and Trust Company
                            Two International Plaza
                         Fourth Floor, Corporate Trust
                          Boston, Massachusetts 02110

                          By Hand or Overnight Courier
                          in New York (as Drop Agent)

                   State Street Bank and Trust Company, N.A.
                                  61 Broadway
                    Fifteenth Floor, Corporate Trust Window
                            New York, New York 10006

                             Confirm by Telephone:

                                 (617) 664-5587

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

RESALES OF THE NEW NOTES

     Based on positions of the Commission set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available July 2, 1993) and K-III Communications Corporation (available May 14,
1993), and similar no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer to a holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such New Notes. The Company has not requested or obtained, and does not intend to seek, an interpretive letter from the staff of the Commission with respect to this Exchange Offer, and the Company and the holders are not entitled to rely on interpretive advice provided by the staff of the Commission to other persons, which advice was based on the facts and conditions represented in such letters. Although there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Notes, such holder cannot rely on the position of the staff of the Commission set forth in the above no-action and interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company). The Company has agreed that, for a period of 180 days following the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Under the Registration Rights Agreement, the Company is required to allow such broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes must accompany the tender of Old Notes.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, which is the principal amount as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

REGULATORY APPROVALS

     The Company does not believe that the receipt of any material federal or state regulatory approvals will be necessary in connection with the Exchange Offer.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

OTHER

     Participation in the Exchange Offer is voluntary and holders of Old Notes should carefully consider whether to accept the terms and conditions thereof. Holder of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the Exchange Offer.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of the Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Old Notes and the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for such rights under the Registration Rights Agreement (including rights to receive Additional Interest) which by their terms terminate or cease to have further effect as a result of the making and consummation of the Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture and the Company does not currently anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for any remaining Old Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

                              DESCRIPTION OF NOTES

GENERAL

     The Old Notes were, and the New Notes will be, issued under an Indenture, to be dated as of April 9, 1998 (the "Indenture"), among the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"). The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will note bear legends restricting their transfer and will not contain certain provisions providing for an increase in interest thereon under certain circumstances described in the Registration Rights Agreement, the provisions of which will terminate upon the consummation of the Exchange Offer. The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended) and the Notes.

     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee in New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the holders as such address appears in the Note register. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of the Notes.

     The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be unsecured, senior obligations of the Company, limited to $175.0 million aggregate principal amount, and will mature on April 15, 2008. Each Note will bear interest at the rate of 9 1/4% per annum from the date of issuance, or from the most recent date to which interest has been paid or provided for, and will be payable semiannually on April 15 and October 15 of each year commencing on October 15, 1998 to holders of record at the close of business on the April 1 or October 1 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

     Optional Redemption. Except as set forth below, the Notes will not be redeemable at the option of the Company prior to April 15, 2003. On and after such date, the Notes will be redeemable, at the Company's option, in whole or in part, at any time upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed in percentages of principal amount), if redeemed during the 12-month period commencing on April 15 of the years set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

                                                             REDEMPTION
YEAR                                                           PRICE
----                                                         ----------
2003.......................................................   104.625%
2004.......................................................   103.083%
2005.......................................................   101.542%
2006 and thereafter........................................   100.000%

     Optional Redemption Upon Public Offerings. In addition, at any time on or prior to April 15, 2001, the Company, at its option, may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more Public Equity Offerings at a redemption price equal to 109.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the Notes outstanding must equal at least 65% of the aggregate principal amount of the Notes originally issued. In order to effect the foregoing redemption with the proceeds of any Public Equity Offering, the Company shall make such redemption not more than 60 days after the consummation of any such Public Equity Offering.

     As used in the preceding paragraph, "Public Equity Offering" means an underwritten primary public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

SELECTION AND NOTICE OF REDEMPTION

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided, however, that if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portion thereof for redemption shall be made by the Trustee only on a pro rata basis, unless such method is otherwise prohibited. Notes may be redeemed in part in multiples of $1,000 principal amount only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 but not more than 60 days (unless a shorter period is acceptable to the Trustee) prior to the date fixed for redemption to each holder whose Notes are to be redeemed at the last address for such holder then shown on the registry books. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after any redemption date, interest will cease to accrue on the Notes or part thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the redemption price pursuant to the Indenture.

RANKING

     The Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with all other existing and future senior obligations of the Company. The Notes, however, will be effectively subordinated to secured senior obligations of the Company with respect to the assets securing such obligations. The Notes also will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries. As of December 31, 1997, after giving pro forma effect to the Offering and the application of the proceeds therefrom, the Company's total indebtedness outstanding would have been approximately $485.8 million, of which approximately $160.4 million would have been secured indebtedness, and the Company's subsidiaries would have had liabilities of approximately $388.5 million. Subject to certain limitations, the Company and its subsidiaries may incur additional indebtedness in the future.

CHANGE OF CONTROL

     If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

     Within 30 days following any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes by first-class mail, postage prepaid, at the address of such holder shown on the security register, stating, among other things, (i) the purchase price and the purchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; (ii) that any Notes not tendered will continue to accrue interest;
(iii) that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and (iv) certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company may seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "-- Events of Default."

     One of the events which constitutes a Change of Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

     The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of Notes the right to require the Company to purchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. See "-- Certain Definitions" for the definition of "Change of Control." A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, would only result in a Change of Control if it is the type of transaction specified by such definition.

     The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer and shall not be deemed in violation of this covenant by reason of any action required to be taken to effect such compliance.

CERTAIN COVENANTS

     The Indenture will contain, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. (a) The Company will not create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness) other than Permitted Indebtedness unless, at the time of any such incurrence, the Consolidated Fixed Charge Coverage Ratio would have been at least equal to 2.75 to 1.0 (after giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred on the first day of the period for which the Consolidated Fixed Charge Coverage Ratio is calculated, (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company or any Subsidiary since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period) and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or any Subsidiary or ACMI Contracted Aircraft acquired by the Company or any Subsidiary, in any such case, since the first day of such period, as if such acquisition or disposition of a company, entity or business, or such acquisition of an ACMI Contracted Aircraft acquired by the Company or any Subsidiary, in any such case, since the first day of such period, as if such acquisition or disposition of a company, entity or business, or such acquisition of an ACMI Contracted Aircraft occurred at the beginning of such period; provided, however, that pro forma effect shall not be given to a number of ACMI Contracted Aircraft exceeding five in any four fiscal quarters.

     (b) The Company will not permit any Subsidiary to incur any Indebtedness (including any Acquired Indebtedness) other than Permitted Subsidiary Indebtedness.

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly:

          (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock);

          (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of the Company or any Subsidiary or any Affiliate of the Company, or any options, warrants or other rights to acquire such shares of Capital Stock;

          (iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness; or

          (iv) make any Investment (other than any Permitted Investment) in any Person

(such payments or any other actions described in (but not excluded from) clauses
(i) through (iv) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect on a pro forma basis to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in accordance with the provisions described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" and (3) the aggregate amount of all Restricted Payments declared or made after the Issue Date shall not exceed the sum of:

          (A) 50% of the aggregate cumulative Consolidated Adjusted Net Income of the Company accrued on a cumulative basis during the period beginning on July 1, 1997 and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such amount), plus

          (B) 100% of the aggregate Net Cash Proceeds received after the Issue Date by the Company from the issuance or sale (other than to any Subsidiary) of shares of Qualified Capital Stock of the Company or warrants, options or rights to purchase such shares of Qualified Capital Stock of the Company, plus

          (C) 100% of the aggregate Net Cash Proceeds received after the Issue Date by the Company from the issuance or sale (other than to any Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company to the extent such securities were originally sold for cash, together with the aggregate Net Cash Proceeds received by the Company at the time of such conversion or exchange, plus

          (D) to the extent not otherwise included in the Consolidated Adjusted Net Income of the Company, an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments in cash of interest on Indebtedness, dividends, repayments of loans or advances, or other returns of capital, in each case to the Company or a Subsidiary after the date of the Indenture from any such Person not to exceed the amount of Investments (other than Permitted Investments) in such Persons by the Company and its Subsidiaries, plus

          (E) $10 million, plus

          (F) without duplication, the sum of (1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments,
     (2) the net cash proceeds received by the Company or any Subsidiary from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company) and (3) upon redesignation of an Unrestricted Subsidiary as a Subsidiary, the fair market value of such Subsidiary; provided, however, that with respect to all Investments made in any Unrestricted Subsidiary or joint venture, the sum of clauses (1), (2) and
     (3) above with respect to such Investment shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date in such Unrestricted Subsidiary or joint venture.

     (b) Notwithstanding paragraph (a) above, the Company and any Subsidiary may take the following actions so long as (with respect to clauses (ii), (iii), (iv), (v), (vi) and (vii), below) no Default or Event of Default shall have occurred and be continuing:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration the payment of such dividend would have complied with the provisions of paragraph (a) above and such payment shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) above;

          (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company or any warrants, rights or options to acquire shares of Capital Stock, in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of the Company;

          (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness or Redeemable Capital Stock in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of the Company;

          (iv) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company in exchange for, or out of the Net Cash Proceeds of a substantially concurrent incurrence or sale (other than to a Subsidiary) of, new Subordinated Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, defeased, acquired or retired, (B) such new Subordinated Indebtedness is subordinated to the Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Subordinated Indebtedness does not have a scheduled principal payment earlier than the final maturity of the Notes;

          (v) the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company held by any future, present or former employee or director of the Company or any Subsidiary issued pursuant to any management equity or stock option plan of the Company; provided that the aggregate consideration paid by the Company for such shares so purchased, redeemed or otherwise acquired or retired for value does not exceed $2.5 million in any fiscal year of the Company;

          (vi) the making of any Investment (other than a Permitted Investment) out of the Net Cash Proceeds of the substantially concurrent issuance and sale (other than to a Subsidiary) of Qualified Capital Stock of the Company; and

          (vii) the making of Investments in an aggregate amount not to exceed $50,000,000 in wholly-owned Unrestricted Subsidiaries to own and lease ACMI Contracted Aircraft or other flight equipment utilized in the normal course of business of the Company.

     The actions described in clauses (i), (ii), (iii), (v) and (vi) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) and the actions described in clause (iv) and (vii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) above.

     (c) In computing Consolidated Adjusted Net Income of the Company under paragraph (a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Adjusted Net Income of the Company for any period.

     Limitation on Issuances and Sales of Capital Stock of Subsidiaries. The Company (a) will not permit any Subsidiary to issue any Capital Stock (other than to the Company or a Subsidiary) and (b) will not permit any Person (other than the Company or a Subsidiary) to own any Capital Stock of any Subsidiary; provided, however, that this covenant shall not prohibit (i) the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Subsidiary owned by the Company or any Subsidiary in compliance with the other provisions of the Indenture or (ii) the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Subsidiary, to the extent mandated by applicable law.

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company or any Subsidiary unless (i) such transaction or series of related transactions is between and among the Company and wholly owned Subsidiaries or (ii)(A) such transaction or series of related transactions is on terms that are no less favorable to the Company, or such Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with unrelated third parties; (B) the Company shall have delivered an officer's certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (A); (C) if such transaction or series of related transactions involves consideration of more than $3 million the Board of Directors (including a majority of the Disinterested Directors) has approved such transaction or series of transactions or the Company has obtained a written opinion from a nationally recognized investment banking firm to the effect set forth in the preceding clause (A); and (D) if such transaction or series of related transactions involves consideration of more than $10 million the Company has obtained a written opinion from a nationally recognized investment banking firm to the effect set forth in the preceding clause (A). This covenant will not apply to (i) the payment of reasonable and customary compensation and fees to, and indemnification of, directors of the Company or any Subsidiary who are not employees of the Company or any Subsidiary or (ii) reasonable and customary salaries, bonuses and other compensation paid to employees of the Company or any Subsidiary in accordance with past practice approved by the Compensation Committee of the Company. Clauses (ii)(C) and (ii)(D) of this covenant will not apply to transactions pursuant to the Atlas Freighter Leasing Transactions.

     Limitation on Liens. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) on or with respect to any of its property or assets including any shares of stock or indebtedness of any Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon.

     Limitation on Asset Sales and Disposition of Proceeds of Asset Sales. (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly engage in any Asset Sale involving assets unless (i) the consideration received by the Company or such Subsidiary for such Asset Sale is not less than the Fair Market Value of the assets sold (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) the consideration received by the Company or the relevant Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents.

     (b) If the Company or any Subsidiary engages in an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to (i) repay permanently any then outstanding senior Indebtedness of the Company or Indebtedness of any Subsidiary, (ii) invest (or enter into a legally binding agreement to invest) in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Subsidiaries, as the case may be, existing on the Issue Date or reasonably related thereto or involving outsourcing for the air cargo industry ("Replacement Assets"), or (iii) a combination of repayment and investment permitted by the foregoing clauses
(b)(i) and (b)(ii). If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clauses (i), (ii) (without regard to the parenthetical contained in such clause (ii)) or (iii) above. Pending the final application of any such Net Cash Proceeds, the Company or such Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds exceeds $10 million, the Company shall, within 25 business days, make an offer to purchase (an "Excess Proceeds Offer") from the holders of Notes, on a pro rata basis, in accordance with the procedures set forth below, the maximum principal amount of Notes that may be purchased with the Excess Proceeds. The offer price as to each Note shall be payable in cash in an amount equal to 100% of the principal amount of such Note (as adjusted for any prepayment of principal of the Notes), plus accrued interest, if any (the "Offered Price"), to the date such Excess Proceeds Offer is consummated. To the extent that the adjusted aggregate principal amount of Notes tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero.

     (d) Notwithstanding the foregoing, the Company and its Subsidiaries will be permitted to consummate an Asset Sale without complying with paragraphs (a) and
(b) above to the extent (i) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets and/or Cash Equivalents and (ii) such Asset Sale is for Fair Market Value; provided, however, that any consideration not constituting Replacement Assets received by the Company or any Subsidiary in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of paragraphs (a) and (b) above.

     (e) If the Company becomes obligated to make an Excess Proceeds Offer pursuant to clause (c) above, the Notes shall be purchased by the Company, at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act, subject to proration in the event the amount Excess Proceeds is less than the aggregate Offered Price of all Notes tendered.

     (f) The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, in connection with an Excess Proceeds Offer and shall not be deemed in violation of this covenant by reason of any action required to be taken to effect such compliance.

     Limitation on Guarantees of Indebtedness by Subsidiaries. (a) The Company will not permit any Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Company or Indebtedness of any other Subsidiary unless (i)(A) such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of payment of the Notes by such Subsidiary and (B) with respect to any guarantee of Subordinated Indebtedness by a Subsidiary, any such guarantee shall be subordinated to such Subsidiary's Guarantee with respect to the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes and (ii) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee.

     (b) Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Capital Stock of a Subsidiary owned by the Company or any Subsidiary in, or all or substantially all the assets of, such Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee which resulted in the creation of such Guarantee (and any other guarantees that would have resulted in the creation of such a Guarantee), except a discharge or release by or as a result of payment under such guarantee.

     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Subsidiary, (c) make Investments in the Company or any other Subsidiary, (d) transfer any of its properties or assets to the Company or any other Subsidiary or (e) guarantee any Indebtedness of the Company or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any agreement in effect on the date of the Indenture,
(ii) the Indenture, (iii) applicable law, (iv) customary non-assignment provisions, (x) of any lease governing a leasehold interest of the Company or any Subsidiary or (y) of Indebtedness secured by a Lien that is permitted to be incurred under the Indebtedness that relates to the property subject to such Lien, (v) any agreement or other instrument of a Person acquired by the Company or any Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (vi) any restriction with respect to a Subsidiary of the Company imposed pursuant to an agreement relating to the sale of all or substantially all of the Capital Stock or assets of such Subsidiary (so long as such restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement), and
(vii) any restrictions existing under any agreement that refinances or replaces any agreement containing restrictions permitted under clause (i), (ii), (iv) or
(v) or (vi), provided that the terms and conditions of such restriction are not materially less favorable to the holder of the Notes than those under or pursuant to the agreement refinanced or replaced.

     Limitations on Consolidations, Mergers and Sales of Assets. The Company will not in a single transaction or a series of related transactions consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or Persons, and the Company will not permit any Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis to any Person or Persons, unless: (i) either

(a) the Company shall be the surviving corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company or such Subsidiary is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or other disposition all or substantially all of the properties and assets of the Company or such Subsidiary, as the case may be (the "Surviving Entity"), (1) shall be a corporation organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia that is a "certificated United States air carrier" under the Aviation Act and (2) shall expressly assume, by indenture, supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the Company's obligation for the due and punctual payment of the principal of (or premium, if any, on) and interest on the Notes and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed; (ii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis and treating any obligation of the Company or a Subsidiary in connection with or as a result of such transaction as having been incurred at the time of such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness"; (iv) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes; (v) if any of the property or assets of the Company or any of its Subsidiaries would thereupon become subject to any Lien, the provisions described under "-- Certain Covenants -- Limitation on Liens" are complied with; and (vi) the Company or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the terms of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with the immediately preceding paragraph in which the Company is not the continuing obligor under the Indenture, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company therein. When a successor assumes all the obligations of its predecessor under the Indenture or the Notes, the predecessor shall be released from those obligations; provided that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes.

     Reports. The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and
(b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request.

EVENTS OF DEFAULT

     An Event of Default will occur under the Indenture if:

          (i) there shall be a default in the payment of any interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

          (ii) there shall be a default in the payment of the principal of (or premium, if any, on) the Notes at their Maturity;

          (iii) (A) there shall be a default in the performance, or breach, of any covenant or agreement of the Company contained in the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in the immediately preceding clauses (i) or (ii), or in clauses (B), (C) and (D) of this clause (iii)) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; (B) there shall be a default in the performance, or breach, of the provisions of "-- Certain Covenants -- Limitation on Asset Sales and Disposition of Proceeds of Asset Sales"; (C) there shall be a default in the performance or breach of the provisions of "-- Certain Covenants -- Limitations on Consolidation, Merger and Sale of Assets"; or (D) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "-- Change of Control";

          (iv) (A) there shall have occurred one or more defaults in the payment of principal of (or premium, if any, on) Indebtedness of the Company or any Subsidiary aggregating $10 million or more, when the same becomes due and payable at the stated maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of the Company or any Subsidiary aggregating $10 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment), prior to the stated maturity thereof;

          (v) one or more final judgments or orders rendered against the Company or any Subsidiary which require the payment of money, either individually or in an aggregate amount, in excess of $10 million and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (B) there shall have been a period of 30 days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect; or

          (vi) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest shall be due and payable immediately, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 5 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 5 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, or stockholder of the Company or any Subsidiary, as such, shall have any liability for any obligations of the Company or any Subsidiary under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

DEFEASANCE OR COVENANT DEFEASANCE

     The Company may, at its option by Board Resolution, at any time, terminate the obligations of the Company with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company with respect to certain covenants set forth in the Indenture under " -- Certain Covenants" above ("covenant defeasance"), and any omission to comply with such obligations shall not constitute a Default or an Event or Default with respect to the Notes.

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit or cause to be deposited with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, money in an amount, or U.S. Government Obligations (as defined in the Indenture) which through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Notes at maturity (or upon redemption, if applicable) of such principal, premium or installment of interest; (ii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (vi) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (iii) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company is a party or by which it is bound; (iv) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date hereof, there has been a change in applicable federal income tax law, in either case to the effect, and based thereon such opinion shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (v) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (vi) in the case of defeasance or covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company with the intent of hindering, delaying or defrauding creditors of the Company; and (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to either defeasance or covenant defeasance, as the case may be, have been complied with.

MODIFICATION OF INDENTURE

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the stated rate of or extend the stated time for payment of interest on any Note, (iii) reduce the principal of or extend the Maturity of any Note, (iv) waive a default in the payment of the principal of or interest on any Note, (v) reduce the premium payable upon the redemption or repurchase of any Note or change the time at which any Note may be redeemed as described under "-- Redemption -- Optional Redemption" above, (vi) make any Note payable in money other than that stated in the Note, (vii) impair the right of any holder to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes (viii) amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto, (ix) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes in a manner which adversely affects the holders of the Notes or (x) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

     Without the consent of any holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to secure the Notes, to add to the covenants of the Company for the benefit of the holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders or any defect therein, will not impair or affect the validity of the amendment.

CONCERNING THE TRUSTEE

     State Street Bank and Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Trustee is also the trustee under the indenture for the Senior Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim a security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

     The holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. The Indenture provides that in case an Event of Default shall occur (which shall not be cured) the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Notes issued thereunder, unless they shall have offered to the Trustee security and indemnity satisfactory to it.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "ACMI Contracted Aircraft" means an aircraft acquired by the Company or its Subsidiaries and dedicated to a new ACMI Contract entered into within 60 days of the acquisition of such aircraft (which ACMI Contract shall not represent a renewal or replacement of a prior ACMI Contract unless the aircraft dedicated to such prior ACMI Contract was operated under an operating lease and returned to the lessor) which is in effect on the date of calculation and has a remaining term of three years or more on the date such aircraft was dedicated to such ACMI Contract provided that in any calendar year two ACMI Contracts may have a term of not less than one year (subject to cancellation terms, which may include the right to cancel on no less than six months notice). Pro forma effect shall be given to the acquisition of an ACMI Contracted Aircraft by adding to the appropriate components of the Consolidated Fixed Charge Coverage Ratio (i) the net projected annualized revenues from the operation of the ACMI Contracted Aircraft under such ACMI Contract for that portion of the period for which the Consolidated Fixed Charge Coverage Ratio is being calculated prior to the acquisition of such aircraft, assuming operation for the minimum guaranteed number of block hours (less any block hours subject to cancellation) at the minimum guaranteed rate under such ACMI Contract less (ii) the projected annualized cash operating expenses from such operation for the same period for which the related projected revenues are determined in clause (i) above, provided that such projected cash operating expenses shall not be less on a per block hour basis than the average historical per block hour cash operating expenses of the Company for such aircraft model for the four full fiscal quarters immediately preceding the date of calculation, and provided, further, that if such aircraft is of a model not then currently operated by the Company, such projected cash operating expenses shall include maintenance costs which shall not be less than the average for such aircraft type disclosed on the most recently available DOT Forms 41 with respect to such aircraft type or any summary of such data as reported in a nationally recognized industry publication or as provided in a written estimate prepared by a nationally recognized air transportation consulting group. For purposes of this definition, "ACMI Contract" shall include contracts pursuant to which the Company does not pay any crew costs, in which event pro forma effect shall be given as described above but excluding from the projected annualized cash operating expenses all crew costs. Cash operating expenses means for purposes of this definition consolidated operating expenses, less consolidated depreciation and amortization and consolidated rental expenses, to the extent included in computing consolidated operating expenses.

     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person.

     "AFL II" means a wholly-owned Unrestricted Subsidiary formed in August 1997 for the sole purpose of owning and leasing four 747-200 aircraft and nine spare engines previously owned by the Company and financed by the Company's existing revolving credit facility.

     "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Capital Stock or any executive officer or director of any such specified Person or other Persons or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Appraised Fair Market Value" means the Adjusted Current Market Value. Current Market Value is the most likely trading price that, in the opinion of an appraiser, may be generated from an aircraft under the market conditions that are perceived to exist at the time in question. Current Market Value assumes that the aircraft is valued for its highest, best use, that the parties to the hypothetical transaction are willing, able, prudent and knowledgeable, and under no unusual pressure for a prompt sale, and that the transaction would be negotiated in an open and unrestricted market on an arm's length basis, for cash or equivalent consideration, and given an adequate amount of time for effective exposure to prospective buyers. Adjusted Current Market Value, in the opinion of the appraiser, is the Current Market Value of the aircraft adjusted for the actual technical status and maintenance condition of the aircraft.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way or merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets (A) that is governed by the provisions of the Indenture, described under "-- Certain Covenants -- Limitations on Consolidation, Merger and Sale of Assets," (B) by the Company to any Subsidiary, or by any Subsidiary of the Company or any Subsidiary and in accordance with the terms of the Indenture, (C) of aircraft engines, components, parts or spare parts pursuant to customary pooling, exchange or similar agreements or, (D) asset swaps involving aircraft engines, components, parts or spare parts (provided that the assets received by the Company or any Subsidiary have a Fair Market Value at least equal to the asset transferred (provided that with respect to any asset swap or series of related asset swaps involving assets with a Fair Market Value exceeding $3 million, such determination shall be made by the Board of Directors)), (E) constituting an Investment that is permitted under the Indenture in an Unrestricted Subsidiary, joint venture or other Person in which the Company or a Subsidiary retains an ownership interest, or (F) having a Fair Market Value per transaction or series of related transactions of less than $1,000,000.

     "Atlas Freighter Leasing Transactions" means the transactions in which Atlas Freighter Leasing, Inc. and AFL II, each a wholly owned Unrestricted Subsidiary of the Company, refinanced six 747-200 aircraft and four 747-200 aircraft all previously owned by the Company, respectively.

     "Aviation Act" means the Federal Aviation Act of 1958, as amended, and the applicable regulations thereunder.

     "Bankruptcy Law" means Title 11, United States Code, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Boeing Purchase Contract" means the agreement dated June 9, 1997 between Atlas Air, Inc. and The Boeing Company to purchase 10 new 747-400 aircraft.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, rights in or other equivalents (however designated) of such Person's capital stock or other equity participations, including partnership interests, whether general or limited, in such Person, including any Preferred Stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the Indenture.

     "Capitalized Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a consolidated basis under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances and money market deposits with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's and (iv) investment in money market funds substantially all of whose assets are comprised of Cash Equivalents described in clauses (i) through (iii).

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting Stock of the Company; (b) the Company consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) cash, securities and other property (other than Capital Stock of the Surviving Entity) in an amount that could be paid by the Company as a Restricted Payment as described under "-- Certain Covenants -- Limitation on Restricted Payments" (or a combination of (A) and
(B)) and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding Voting Stock of the surviving transferee corporation; (c) during any consecutive two year period, individuals who at the beginning of such period constituted the

Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Certain Covenants -- Limitations on Consolidation, Merger and Sale of Assets." For purposes of this definition, a Permitted Holder shall be deemed to beneficially own Voting Stock that has been pledged to a financial institution, unless the pledgee has the present right to vote such Voting Stock in the election of directors or has exercised remedies with respect to such Voting Stock.

     "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and all Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding, without duplication,
(a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income (or loss) of any Person (other than the Company or a Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Subsidiary in cash during such period, (d) for purposes of calculating Consolidated Adjusted Net Income under "-- Certain Covenants -- Limitation on Restricted Payments," the net income (or loss) of any Person combined with the Company or any Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination and (e) the net income of any Subsidiary, to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders.

     "Consolidated Fixed Charge Coverage Ratio" of the Company means, for any period, the ratio of (a) the sum of Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Adjusted Net Income, in each case, for such period, of the Company and all Subsidiaries as determined on a consolidated basis in accordance with GAAP to (b) such Consolidated Interest Expense.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and all Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" of the Company means, for any period, without duplication, the sum of (a) the interest expense of the Company and its Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt costs and (v) accrued interest and capitalized interest, plus (b) the interest component of Capitalized Lease Obligations of the Company and its Subsidiaries during such period, plus (c) cash dividends due (whether or not declared) on Redeemable Capital Stock by the Company and any Subsidiary (to any Person other than the Company and any wholly owned Subsidiary), in each case as determined on a consolidated basis in accordance with GAAP; provided that (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and
(A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate, and (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. For purposes of clause (c) of the preceding sentence, dividends shall be deemed to be an amount equal to the dividends due (whether or not declared) divided by one minus the applicable actual combined federal, state, provincial, local and foreign income tax rate of the Company and its Subsidiaries (expressed as a decimal).

     "Consolidated Non-Cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash items of the Company and any Subsidiary reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge which represents an accrual of or reserve for cash charges for any future period).

     "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Subsidiaries in the ordinary course of business and designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the date of the Indenture.

     "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

     "Guarantee" means any guarantee of the Notes by any Subsidiary in accordance with the provisions described under "-- Certain
Covenants -- Limitation on Guarantees of Indebtedness by Subsidiaries." When used as a verb, "Guarantee" shall have a corresponding meaning.

     "Guarantor" means any Person that incurs a Guarantee.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities (including outstanding disbursements owed to trade creditors) incurred in the ordinary course of business (whether or not evidenced by a note), but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (f) all guarantees by such Person of Indebtedness referred to in this definition of any other Person, (g) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends and (h) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

     "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements or arrangements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates in respect of Indebtedness.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. In addition, the Fair Market Value of the net assets of any Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investment" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Issue Date" means the date of original issuance of the Notes.

     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale, agreement, capital lease or other title retention agreement.

     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or in the Indenture provided, whether at the Stated Maturity with respect to such principal, by sinking fund payment or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means (a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations, but only when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee and
(b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock, as referred to under "-- Certain Covenants -- Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary of the Company), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Permitted Holders" means Michael A. Chowdry, the Related Parties and/or a trustee or other fiduciary holding Voting Stock under an employee benefit plan of the Company.

     "Permitted Indebtedness" means any of the following:

          (a) Indebtedness of the Company in an aggregate principal amount at any one time outstanding not to exceed $100 million provided that such Indebtedness is incurred to finance the acquisition of additional aircraft by the Company and is secured by Liens on such aircraft;

          (b) Indebtedness of the Company outstanding on the Issue Date;

          (c) Indebtedness of the Company to any wholly owned Subsidiary; provided that any Indebtedness of the Company owing to any such Subsidiary is made pursuant to an intercompany note and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, upon acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; provided further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or another wholly owned Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (c);

          (d) Indebtedness of the Company under Currency Agreements and Interest Rate Agreements entered into in the ordinary course of business, provided that the notional amount of such obligations does not exceed the amount of the related obligation on Indebtedness outstanding or committed to be incurred on the date such Currency Agreement or Interest Rate Agreements are entered into;

          (e) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness of the Company pursuant to clause (b) of this definition, including any successive refinancings by the Company, so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (ii) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and
     (iii) such new Indebtedness has no scheduled principal payments prior to the final Stated Maturity of the Notes;

          (f) Indebtedness of the Company in addition to any amounts listed in clauses (a) through (e) above in an aggregate principal amount at any one time outstanding not to exceed $20 million less the amount of Permitted Subsidiary Indebtedness then outstanding pursuant to clause (f) of the definition thereof;

          (g) Indebtedness under the Notes and the Indenture;

          (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence; and

          (i) Indebtedness of the Company and its Subsidiaries incurred in connection with the acquisition of 10 new Boeing 747-400 aircraft pursuant to the Boeing Purchase Contract provided that such Indebtedness shall not exceed 80% of Appraised Fair Market Value of such aircraft at the time of borrowing, neither individually nor in the aggregate.

     "Permitted Investments" means any of the following:

          (a) Investments in Cash Equivalents;

          (b) Investments in the Company or any wholly owned Subsidiary;

          (c) Investments in Subsidiaries and Unrestricted Subsidiaries in an amount not to exceed $20 million in aggregate which Subsidiaries or Unrestricted Subsidiaries are in the business of the Company as conducted on the Issue Date or a business reasonably related thereto or involved in outsourcing for the air cargo industry or the leasing of aircraft to the Company;

          (d) Investments by the Company or any Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a wholly owned Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a wholly owned Subsidiary;

          (e) Currency Agreements and Interest Rate Agreements;

          (f) Loans and advances to employees and officers of the Company and its Subsidiaries in the ordinary course of business not in excess of $2.0 million at any one time outstanding;

          (g) Investments in securities of trade creditors or customers received pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

          (h) Investments existing on the Issue Date; or

          (i) Investments by the Company in AFL II.

     "Permitted Liens" means the following types of Liens:

          (a) Liens existing as of the date of the Indenture;

          (b) Liens on any property or assets of a wholly owned Subsidiary granted in favor of the Company or any other wholly owned Subsidiary;

          (c) Liens on property acquired after the date of the Indenture that secures Indebtedness permitted to be incurred under the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" and provided further that such Liens shall not extend to any other property of the Company or its Subsidiaries;

          (d) statutory Liens of landlords and carrier's, warehouseman's, mechanics, supplier's, materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceeding, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

          (e) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

          (f) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

          (g) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Subsidiary incurred in the ordinary course of business;

          (h) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; and

          (i) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (i); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend to any additional property or assets.

     "Permitted Subsidiary Indebtedness" means any of the following:

          (a) Indebtedness of Subsidiaries outstanding on the Issue Date;

          (b) Indebtedness of any Subsidiary under Currency Agreements and Interest Rate Agreements, provided that the notional principal amount of such obligations does not exceed the amount of Indebtedness outstanding or committed to be incurred on the date such Currency Agreements or Interest Rate Agreements are entered into;

          (c) Indebtedness of any wholly owned Subsidiary to any other wholly owned Subsidiary or to the Company;

          (d) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by any Subsidiary of any Indebtedness of such Subsidiary pursuant to clause (a) of this definition, including any successive refinancings by such Subsidiary, so long as any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by such Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of such Subsidiary incurred in connection with such refinancing;

          (e) guarantees by Subsidiaries of Indebtedness of the Company entered into in accordance with the provisions described under "-- Certain Covenants -- Limitation on Guarantees of Indebtedness by Subsidiaries" and guarantees by Subsidiaries of Permitted Subsidiary Indebtedness of wholly owned Subsidiaries; and

          (f) Indebtedness of Subsidiaries in addition to any amounts listed in clauses (a) through (e) above in an aggregate principal amount at any one time outstanding not to exceed $20 million, less the amount of Permitted Indebtedness then outstanding pursuant to clause (f) of the definition thereof.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock whether outstanding on the date of the Indenture, or issued thereafter, and including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "Related Parties" means (a) the spouse, children or other descendants (by blood or adoption), stepchildren, siblings, and in-laws of Michael A. Chowdry or the spouse of Michael A. Chowdry; (b) the heirs, legatees, devisees, distributees, personal representatives, or the estate of Michael A. Chowdry or of persons listed in the foregoing clause (a); (c) any trust primarily for the benefit of Michael A. Chowdry or any of the persons or entities listed in the foregoing clauses of this definition; (d) any trust, corporation, limited or general partnership, limited liability company or partnership or other entity of which Michael A. Chowdry and/or any of the other persons or entities listed in the foregoing clauses of this definition are the beneficial owners (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of a controlling interest in the outstanding voting and equity securities or interests; (e) a transferee pursuant to a decree of dissolution of marriage relating to Michael A. Chowdry or a Person that has been immediately prior to the disposition of a Related Person under any clause of this definition; or (f) a transferee by disposition in an involuntary manner without the consent of Michael A. Chowdry or a Person that has been immediately prior to the disposition a Related Person under any clause of this definition, including, but not limited to, disposition under judicial orders.

     "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc., and its successors.

     "Significant Subsidiary" means any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

     "Stated Maturity" means, when used with respect to the Notes or any installment of interest thereon, the date specified in the Note as the fixed date on which the principal of the Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company that is expressly subordinated in right of payment to the Notes.

     "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries. For purposes of the Indenture, the term Subsidiary shall not include any Unrestricted Subsidiary, except in the definition of Unrestricted Subsidiary.

     "Unrestricted Subsidiary" means (a) any Subsidiary of the Company that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary and (c) Atlas Freighter Leasing, Inc. and Atlas Freighter Leasing II, Inc. ("AFL II") are Unrestricted Subsidiaries as of the Issue Date. The Board of

Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as
(i) neither the Company nor any Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designation of such Subsidiary an Unrestricted Subsidiary or otherwise was permitted under paragraph (a), clause
(iv) of "-- Certain Covenants -- Limitation on Restricted Payments", (iv) neither the Company nor any Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not affiliates of the Company, and (v) neither the Company nor any Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interests in such Subsidiary, or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the Indenture and the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the provisions described under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness".

     "Voting Stock" means, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax consequences of (i) the exchange of Old Notes for New Notes and (ii) the ownership and disposition of the New Notes. This summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It assumes that the Old Notes and New Notes are (or will be) held as capital assets. It does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding New Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than Holders participating in the Exchange Offer (except where otherwise specifically noted). Persons considering participation in the Exchange Offer should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the exchange of Old Notes for New Notes, and the ownership and disposition of the New Notes arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of a New Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate that is described in Section 7701(a)(30)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), or a trust that is described in Section 7701(a)(30)(E) of the Code or (iv) any other person whose income or gain in respect of a New Note is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a beneficial owner of a New Note that is not a U.S. Holder.

FEDERAL INCOME TAX CONSEQUENCES OF TENDERING OLD NOTES FOR NEW NOTES

     Exchange Offer. The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an exchange or other taxable event for United States federal income tax purposes because under Treasury regulations, the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a holder should be treated as a continuation of the Old Notes in the hands of such holder. As a result, there should be no United States federal income tax consequences to holders who exchange Old Notes for New Notes pursuant to the Exchange Offer and any such holder should have the same tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

FEDERAL INCOME TAX CONSEQUENCES OF OWNING NEW NOTES

  U.S. Holders

     Payment of Interest. The Old Notes were not issued with original issue discount. As a result, payments of interest on a New Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the U.S. Holder's regular method of tax accounting.

     Market Discount. A Note will be considered to bear "market discount" if the U.S. Holder's tax basis for the Note is less than the principal amount of the Note by more than a de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such New Note at the time of such payment or disposition. Market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a New Note with market discount until the maturity of the New Note or certain earlier dispositions. A U.S. Holder may elect to include market discount in income currently as it accrues, in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Persons considering making this election should consult their tax advisors.

     Premium. If a U.S. Holder's initial tax basis in any Note is greater than the principal amount of the Note, the Note will be considered to have "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the New Note and may offset interest otherwise required to be included in respect of the New Note during any taxable year by the amortized amount of such excess for the taxable year. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a New Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the New Note. A U.S. Holder's adjusted tax basis in a New Note generally will equal such U.S. Holder's initial investment in the Note increased by any accrued market discount that the U.S. Holder has included in income and decreased by the amount of any amortizable bond premium taken with respect to such Note. Such gain or loss generally will be capital gain or loss and will, in the case of individuals, be long-term capital gain or loss subject to a maximum rate of 20% if the Note has been held for more than 18 months at the time of such disposition. An individual will be taxed on his or her net capital gain at a rate of 28% for property held for 18 months or less but more than one year. Special rates (and generally lower maximum rates) apply to individuals in lower tax brackets.

  Non-U.S. Holders

     A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a New Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company or a controlled foreign corporation related to the Company. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the New Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a New Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. Proposed Treasury Regulations have been issued which, if adopted, could affect these withholding rules and other U.S. federal tax rules applicable to non-U.S. Holders, and non-U.S. Holders should therefore consult their tax advisors with respect to the effect of such proposed Treasury Regulations.

     Generally, a non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a New Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The New Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the New Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

  Backup Withholding; Information Reporting

     Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the New Notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the New Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a New Note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or
(ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. By acceptance of the Exchange Offer, each broker-dealer that receives New Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using this Prospectus in connection with the sale or transfer of New Notes, and acknowledges and agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statements herein not misleading (which notice the Company agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such broker-dealer.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of any one special counsel for the holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes participating in the Exchange Offer (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the New Notes offered hereby will be passed upon for the Company by Cahill Gordon & Reindel, New York, New York (a partnership including a professional corporation).

                                    EXPERTS

     The audited consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    iv
Incorporation of Certain Documents by
  Reference...........................    iv
Special Note Regarding Forward-Looking
  Information.........................     v
Summary...............................     1
Risk Factors..........................    10
Capitalization........................    16
Selected Financial and Operating
  Data................................    17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    19
Business..............................    32
Management............................    42
Description of Certain Indebtedness...    44
The Exchange Offer....................    47
Description of Notes..................    55
Certain United States Federal Income
  Tax Considerations..................    77
Plan of Distribution..................    80
Legal Matters.........................    80
Experts...............................    80

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                  $175,000,000

                                [ATLASAIR LOGO]
                                [ATLASAIR LOGO]

                             OFFER TO EXCHANGE ITS
                         9 1/4% SENIOR NOTES DUE 2008,
                           WHICH HAVE BEEN REGISTERED
                         UNDER THE SECURITIES ACT, FOR
                       ITS 9 1/4% SENIOR NOTES DUE 2008,
                         WHICH HAVE NOT BEEN REGISTERED
                              --------------------

                                   PROSPECTUS
                              --------------------
                                           , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law and the Restated Certificate of Incorporation of Atlas Air, Inc. (the "Charter") provide for indemnification of directors and officers for liabilities and expenses incurred in defending actions brought against them in such capacities. The Company's Charter provides that the Company shall indemnify directors of the Company to the maximum extent now or hereafter permitted by law, and officers, employees and agents of the Company to the extent required by law and may, as authorized hereafter by the Board of Directors, provide further indemnification to officers, employees and agents of the Company to the maximum extent now or hereafter permitted by law.

     The Company maintains directors' and officers' liability insurance covering all directors and officers of the Company against claims arising out of the performance of their duties.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
             +2.1        -- Plan of Reorganization and Merger Agreement dated as of
                            July 12, 1995 by and between Holdings and the Company.
             +3.2        -- Restated Certificate of Incorporation of the Company.
             +3.3        -- Amended and Restated By-Laws of the Company.
            ++4.1        -- Form of Indenture between the Company and First Fidelity
                            Bank, N.A., as Trustee.
            ++4.2        -- Form of Second Indenture between the Company and First
                            Fidelity Bank, N.A., as Trustee.
            ++4.3        -- Form of Pass Through Trust Agreement between the Company and First Fidelity Bank, N.A., as Trustee (with form of
                            Pass Through Certificate attached as exhibit thereto).
            ++4.4        -- Form of Pass Through Agreement between the Company and
                            First Fidelity Bank, N.A., as Trustee (with form of Pass
                            Through Certificate attached as exhibit thereto).
           +++5          -- Opinion of Cahill Gordon & Reindel as to the legality of the New Certificates.
            +10.14       -- Boeing 747 Maintenance Agreement dated January 1, 1995, between the Company and KLM Royal Dutch Airlines, as
                            amended.
            +10.15       -- Atlas Air, Inc. 1995 Long Term Incentive and Stock Award
                            Plan.
            +10.16       -- Atlas Air, Inc. Employee Stock Purchase Plan.
            +10.17       -- Atlas Air, Inc. Profit Sharing Plan.
            +10.18       -- Atlas Air, Inc. Retirement Plan.
           ++10.19       -- Employment Agreement between the Company and Michael A.
                            Chowdry.
           ++10.20       -- Employment Agreement between the Company and Richard H.
                            Shuyler.
           ++10.23       -- Employment Agreement between the Company and James T.
                            Matheny.
            +10.26       -- Maintenance Agreement between the Company and Hong Kong
                            Aircraft Engineering Company Limited dated April 12,
                            1995, for the performance of certain maintenance events.
            +10.30       -- Conditional Sales Agreement dated as of September 22,
                            1994 by and between Lufthansa and the Company relating to
                            B747-230 aircraft, registration D-ABYS.
            +10.31       -- Conditional Sales Agreement dated as of September 22,
                            1994 by and between Lufthansa and the Company relating to
                            B747-230 aircraft, registration D-ABYL.
            *10.36       -- Aircraft Purchase Agreement, dated as of January 19, 1996 between Langdon Asset Management, Inc. and the Company.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          ***10.52       -- Employment Agreement dated as of November 18, 1996
                            between the Company and R. Terrence Rendlerman.
          ***10.53       -- Secured Loan Agreement by and between the Company and
                            Finova Capital Corporation dated April 11, 1996.
          ***10.54       -- Second Amended and Restated Credit Agreement among the
                            Company and the Lenders listed therein, Goldman Sachs
                            Credit Partners L.P. (as syndication agent) and Bankers
                            Trust Company (as Administrative Agent) dated February
                            28, 1997.
     ***/****10.55       -- Engine Maintenance Agreement between the Company and
                            General Electric Company dated June 6, 1996.
           **10.56       -- Employment Agreement dated as of May 1, 1997 between the
                            Company and Stanley G. Wraight.
           **10.58       -- Third Amended and Restated Credit Agreement among the
                            Company, the Lenders listed therein, Goldman Sachs Credit
                            Partners L.P. (as Syndication Agent) and Bankers Trust
                            Company (as Administrative Agent) dated September 5,
                            1997.
           **10.59       -- Credit Agreement among Atlas Freighter Leasing, Inc., the
                            Lenders listed therein and Bankers Trust Company, as
                            agent, dated May 29, 1997.
           **10.60       -- Lease Agreement between Atlas Freighter Leasing, Inc., as lessor, and the Company, as lessee, relating to B747-200
                            aircraft. U.S. Registration No. N516MC.
           **10.61       -- Lease Agreement between Atlas Freighter Leasing, Inc., as lessor, and the Company, as lessee, relating to B747-200
                            aircraft. U.S. Registration No. N508MC.
           **10.62       -- Lease Agreement between Atlas Freighter Leasing, Inc., as lessor, and the Company, as lessee, relating to B747-200
                            aircraft. U.S. Registration No. N507MC.
           **10.63       -- Lease Agreement between Atlas Freighter Leasing, Inc., as lessor, and the Company, as lessee, relating to B747-200
                            aircraft. U.S. Registration No. N509MC.
           **10.64       -- Lease Agreement between Atlas Freighter Leasing, Inc., as lessor, and the Company, as lessee, relating to B747-200
                            aircraft. U.S. Registration No. N808MC.
           **10.65       -- Lease Agreement between Atlas Freighter Leasing, Inc., as lessor, and the Company, as lessee, relating to B747-200
                            aircraft. U.S. Registration No. N505MC.
           **10.66       -- Security Agreement and Chattel Mortgage between the
                            Company, Atlas Freighter Leasing, Inc. and Bankers Trust
                            Company, as agent, relating to B747-200 aircraft. U.S.
                            Registration No. N808MC.
           **10.67       -- Security Agreement and Chattel Mortgage between the
                            Company, Atlas Freighter Leasing, Inc. and Bankers Trust
                            Company, as agent, relating to B747-200 aircraft. U.S.
                            Registration No. N507MC.
           **10.68       -- Security Agreement and Chattel Mortgage between the
                            Company, Atlas Freighter Leasing, Inc. and Bankers Trust
                            Company, as agent, relating to B747-200 aircraft. U.S.
                            Registration No. N509MC.
           **10.69       -- Security Agreement and Chattel Mortgage between the
                            Company, Atlas Freighter Leasing, Inc. and Bankers Trust
                            Company, as agent, relating to B747-200 aircraft. U.S.
                            Registration No. N505MC.
           **10.70       -- Security Agreement and Chattel Mortgage between the
                            Company, Atlas Freighter Leasing, Inc. and Bankers Trust
                            Company, as agent, relating to B747-200 aircraft. U.S.
                            Registration No. N508MC.
           **10.71       -- Security Agreement and Chattel Mortgage between the
                            Company, Atlas Freighter Leasing, Inc. and Bankers Trust
                            Company, as agent, relating to B747-200 aircraft. U.S.
                            Registration No. N516MC.
           **10.72       -- Form of Indenture, dated August 13, 1997, between the
                            Company and State Street Bank and Trust Company, as
                            Trustee, relating to the 10 3/4% Senior Notes (with form
                            of Note attached as exhibit thereto)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           **10.73       -- Purchase Agreement, dated August 8, 1997, between the
                            Company and BT Securities Corporation relating to the
                            10 3/4% Senior Notes.
           **10.74       -- Registration Rights Agreement, dated August 13, 1997,
                            between the Company and BT Securities Corporation
                            relating to the 10 3/4% Senior Notes.
           **10.75       -- Credit Agreement among Atlas Freighter Leasing II, Inc., the Lenders listed therein, Bankers Trust Company (as
                            Administrative Agent) and Goldman Sachs Credit Partners
                            L.P. (as Syndication Agent) dated September 5, 1997.
           **10.76       -- Lease Agreement dated September 5, 1997 between Atlas
                            Freighter Leasing II, Inc., as lessor, and the Company,
                            as lessee, relating to B747-200 aircraft, U.S.
                            Registration No. N527MC and Spare Engine Nos. 517538,
                            517539 and 455167.
           **10.77       -- Lease Agreement dated September 5, 1997 between Atlas
                            Freighter Leasing II, Inc., as lessor, and the Company,
                            as lessee, relating to B747-200 aircraft, U.S.
                            Registration No. N523MC and Spare Engine Nos. 530168 and
                            517530.
           **10.78       -- Lease Agreement dated September 5, 1997 between Atlas
                            Freighter Leasing II, Inc., as lessor, and the Company,
                            as lessee, relating to B747-200 aircraft, U.S.
                            Registration No. N524MC and Spare Engine Nos. 517790 and
                            517602.
           **10.79       -- Lease Agreement dated September 5, 1997 between Atlas
                            Freighter Leasing II, Inc., as lessor, and the Company,
                            as lessee, relating to B747-200 aircraft, U.S.
                            Registration No. N526MC and Spare Engine Nos. 517544 and
                            517547.
           **10.80       -- Security Agreement and Chattel Mortgage dated September
                            5, 1997 between Atlas Freighter Leasing II, Inc., the
                            Company and Bankers Trust Company, as Agent, relating to
                            B747-200 aircraft, U.S. Registration No. N523MC and Spare
                            Engine Nos. 530168 and 517530.
            *10.81       -- Security Agreement and Chattel Mortgage dated September
                            5, 1997 between Atlas Freighter Leasing II, Inc., the
                            Company and Bankers Trust Company, as Agent, relating to
                            B747-200 aircraft, U.S. Registration No. N524MC and Spare
                            Engine Nos. 517790 and 517602.
           **10.82       -- Security Agreement and Chattel Mortgage dated September
                            5, 1997 between Atlas Freighter Leasing II, Inc., the
                            Company and Bankers Trust Company, as Agent, relating to
                            B747-200 aircraft, U.S. Registration No. N526MC and Spare
                            Engine Nos. 517544 and 517547.
           **10.84       -- Security Agreement and Chattel Mortgage dated September
                            5, 1997 between Atlas Freighter Leasing II, Inc., the
                            Company and Bankers Trust Company, as Agent, relating to
                            B747-200 aircraft, U.S. Registration No. N527MC and Spare
                            Engine Nos. 517538, 517539 and 455167.
           **10.85       -- First Amendment to Lease Agreement among Atlas Freighter
                            Leasing, Inc. and Bankers Trust Company, as agent, dated
                            September 5, 1997
      **/****10.86       -- Purchase Agreement Number 2021 between The Boeing Company and the Company dated June 6, 1997.
           **10.87       -- Aircraft General Terms Agreement between The Boeing
                            Company and the Company dated June 6, 1997.
           ++10.88       -- Placement Agreement, dated January 26, 1998, among the
                            Company, Morgan Stanley & Co. Incorporated, BT Alex.
                            Brown Incorporated, Donaldson, Lufkin & Jenrette
                            Securities Corporation and Goldman, Sachs & Co. relating
                            to the Pass Through Certificates Series 1998-1.
           ++10.89       -- Registration Rights Agreement, dated February 9, 1998,
                            among the Company, Morgan Stanley & Co. Incorporated, BT
                            Alex. Brown Incorporated, Donaldson, Lufkin & Jenrette
                            Securities Corporation and Goldman, Sachs & Co. relating
                            to the Pass Through Certificates Series 1998-1.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           ++10.90       -- Pass Through Trust Agreement, dated as of February 9,
                            1998, between the Company and Wilmington Trust Company,
                            as Trustee, relating to the Atlas Air Pass Through Trust
                            1998-1A-0.
           ++10.91       -- Pass Through Trust Agreement, dated as of February 9,
                            1998, between the Company and Wilmington Trust Company,
                            as Trustee, relating to the Atlas Air Pass Through Trust
                            1998-1A-S.
           ++10.92       -- Pass Through Trust Agreement, dated as of February 9,
                            1998, between the Company and Wilmington Trust Company,
                            as Trustee, relating to the Atlas Air Pass Through Trust
                            1998-1B-0.
           ++10.93       -- Pass Through Trust Agreement, dated as of February 9,
                            1998, between the Company and Wilmington Trust Company,
                            as Trustee, relating to the Atlas Air Pass Through Trust
                            1998-1B-S.
           ++10.94       -- Pass Through Trust Agreement, dated as of February 9,
                            1998, between the Company and Wilmington Trust Company,
                            as Trustee, relating to the Atlas Air Pass Through Trust
                            1998-1C-0.
           ++10.95       -- Pass Through Trust Agreement, dated as of February 9,
                            1998, between the Company and Wilmington Trust Company,
                            as Trustee, relating to the Atlas Air Pass Through Trust
                            1998-1C-S.
           ++10.96       -- Deposit Agreement (Class A), dated as of February 9,
                            1998, between First Security Bank, National Association,
                            as Escrow Agent, and ABN AMRO Bank N.V., acting through
                            its Chicago Branch, as Depositary.
           ++10.97       -- Deposit Agreement (Class B), dated as of February 9,
                            1998, between First Security Bank, National Association,
                            as Escrow Agent, and ABN AMRO Bank N.V., acting through
                            its Chicago Branch, as Depositary.
           ++10.98       -- Deposit Agreement (Class C), dated as of February 9,
                            1998, between First Security Bank, National Association,
                            as Escrow Agent, and ABN AMRO Bank N.V., acting through
                            its Chicago Branch, as Depositary.
           ++10.99       -- Indemnity Agreement, dated as of February 9, 1998,
                            between ABN AMRO Bank N.V., acting through its Chicago
                            Branch, as Depositary, and the Company.
           ++10.100      -- Escrow and Paying Agent Agreement (Class A), dated as of
                            February 9, 1998, among First Security Bank, National
                            Association, as Escrow Agent, Morgan Stanley & Co.
                            Incorporated, BT Alex. Brown Incorporated, Donaldson,
                            Lufkin & Jenrette Securities Corporation and Goldman,
                            Sachs & Co., as Placement Agents, Wilmington Trust
                            Company, not in its individual capacity, but solely as
                            Pass Through Trustee, and Wilmington Trust Company, as
                            Paying Agent.
           ++10.101      -- Escrow and Paying Agent Agreement (Class B), dated as of
                            February 9, 1998, among First Security Bank, National
                            Association, as Escrow Agent, Morgan Stanley & Co.
                            Incorporated, BT Alex. Brown Incorporated, Donaldson,
                            Lufkin & Jenrette Securities Corporation and Goldman,
                            Sachs & Co., as Placement Agents, Wilmington Trust
                            Company, not in its individual capacity, but solely as
                            Pass Through Trustee, and Wilmington Trust Company, as
                            Paying Agent.
           ++10.102      -- Escrow and Paying Agent Agreement (Class C), dated as of
                            February 9, 1998, among First Security Bank, National
                            Association, as Escrow Agent, Morgan Stanley & Co.
                            Incorporated, BT Alex. Brown Incorporated, Donaldson,
                            Lufkin & Jenrette Securities Corporation and Goldman,
                            Sachs & Co., as Placement Agents, Wilmington Trust
                            Company, not in its individual capacity, but solely as
                            Pass Through Trustee, and Wilmington Trust Company, as
                            Paying Agent.
           ++10.103      -- Revolving Credit Agreement (1998-1A), dated as of
                            February 9, 1998, between Wilmington Trust Company, not
                            in its individual capacity but solely as Subordination
                            Agent, as Borrower, and ABN AMRO Bank N.V., acting
                            through its Chicago Branch as Liquidity Provider.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
           ++10.104      -- Revolving Credit Agreement (1998-1B), dated as of
                            February 9, 1998, between Wilmington Trust Company, not
                            in its individual capacity but solely as Subordination
                            Agent, as Borrower, and Morgan Stanley Capital Services,
                            Inc., as Liquidity Provider.
           ++10.105      -- Revolving Credit Agreement (1998-1C), dated as of
                            February 9, 1998, between Wilmington Trust Company, not
                            in its individual capacity but solely as Subordination
                            Agent, as Borrower, and Morgan Stanley Capital Services,
                            Inc., as Liquidity Provider.
           ++10.106      -- Guarantee, dated as of February 9, 1998, from Morgan
                            Stanley, Dean Witter, Discover & Co. to Atlas Air, Inc.
                            Pass Through Trust 1998-B relating to Class B Liquidity
                            Facility.
           ++10.107      -- Guarantee, dated as of February 9, 1998, from Morgan
                            Stanley, Dean Witter, Discover & Co. to Atlas Air, Inc.
                            Pass Through Trust 1998-C relating to Class C Liquidity
                            Facility.
           ++10.108      -- Intercreditor Agreement, dated as of February 9, 1998,
                            among Wilmington Trust Company, not in its individual
                            capacity but solely as Trustee, ABN AMRO Bank N.V.,
                            acting through its Chicago Branch, as Class A Liquidity
                            Provider, Morgan Stanley Capital Services, Inc., as Class
                            B Liquidity Provider and Class C Liquidity Provider, and
                            Wilmington Trust Company.
           ++10.109      -- Note Purchase Agreement, dated as of February 9, 1998,
                            among the Company, Wilmington Trust Company and First
                            Security Bank, National Association.
           ++10.110      -- Employment Agreement dated as of February 16, 1998
                            between the Company and Stephen C. Nevin.
         ++++10.111      -- Form of Indenture, dated April 9, 1998, between the
                            Company and State Street Bank and Trust company, as
                            Trustee, relating to the 9 1/4% Senior Notes (with form
                            of Note attached as exhibit thereto).
         ++++10.112      -- Placement Agreement, dated April 7, 1998, among the
                            Company and Morgan Stanley & Co. Incorporated and BT
                            Alex. Brown Incorporated relating to the 9 1/4% Senior
                            Notes.
         ++++10.113      -- Registration Rights Agreement, dated April 9, 1998, among the Company and Morgan Stanley & Co. Incorporated and BT
                            Alex. Brown Incorporated relating to the 9 1/4% Senior
                            Notes.
        *****10.114      -- Engine Maintenance Agreement between the Company and GE
                            Engine Services, Inc.
        *****10.115      -- Engine Maintenance Agreement between the Company and GE
                            Engine Services, Inc.
        *****10.116      -- General Terms Agreement between the Company and General
                            Electric Company dated June 6, 1997.
            +16.1        -- Letter dated July 21, 1995 from Ernst & Young to the
                            Securities and Exchange Commission.
           ++21.1        -- Subsidiaries of the Registrant.
             23.1        -- Consent of Independent Public Accountants.
          +++23.2        -- Consent of Cahill Gordon & Reindel (included in Exhibit
                            5).
          +++24.1        -- Powers of Attorney (set forth on the signature page of
                            the Registration Statement).
          +++25          -- Statement of Eligibility of Trustee for the 9 1/4% Senior
                            Notes.

---------------

  +++ Previously filed.

   ++ Incorporated by reference to the exhibits to the Company's Annual Report for 1997 on Form 10-K.

    + Incorporated by reference to the exhibits to the Company's Registration
      Statement on Form S-1 (No. 33-90304).

    ++ Incorporated by reference to the exhibits to the Company's Registration
       Statement on Form S-1 (No. 33-97892).

   ++++ Incorporated by reference to the exhibits to the Company's Registration
        Statement on Form S-4 (No. 333-51819).

     * Incorporated by reference to the exhibits to the Company's Registration Statement on Form S-1 (No. 333-2810).

     ** Incorporated by reference to the exhibits to the Company's Registration
        Statement on Form S-4 (No. 333-36305).

   *** Incorporated by reference to the exhibits to the Company's Annual Report for 1996 on Form 10-K.

  **** Portions of this document, for which the Company has been granted confidential treatment, have been redacted and filed separately with the Securities and Exchange Commission.

 ***** Portions of this document, for which the Company has requested confidential treatment, have been redacted and filed separately with the Securities and Exchange Commission.

     (b) Schedules.

          All schedules are omitted as the required information is presented in the Registrant's consolidated financial statements or related notes or such schedules are not applicable.

ITEM 22. UNDERTAKINGS.

     (1) The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrants undertake that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of the amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized in the City of Denver, State of Colorado on the 24th day of July, 1998.

                                            ATLAS AIR, INC.

                                            By:   /s/ RICHARD H. SHUYLER

                                              ----------------------------------
                                              Name: Richard H. Shuyler
                                              Title:  Executive Vice
                                                      President -- Strategic
                                                      Planning, Treasurer and
                                                      Director

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                          *                            Chairman of the Board, Chief       July 24, 1998
-----------------------------------------------------    Executive Officer, President
                 Michael A. Chowdry                      and Director

               /s/ RICHARD H. SHUYLER                  Executive Vice President --        July 24, 1998
-----------------------------------------------------    Strategic Planning,
                 Richard H. Shuyler                      Treasurer and Director

                          *                            Vice President and Chief           July 24, 1998
-----------------------------------------------------    Financial Officer
                  Stephen C. Nevin

                          *                                        Director               July 24, 1998
-----------------------------------------------------
                Lawrence W. Clarkson

                          *                                        Director               July 24, 1998
-----------------------------------------------------
                    David K.P. Li

                          *                                        Director               July 24, 1998
-----------------------------------------------------
                 David T. McLaughlin

                          *                                        Director               July 24, 1998
-----------------------------------------------------
                     Brian Rowe

             *By: /s/ RICHARD H. SHUYLER
  -------------------------------------------------
                  Attorney-in-Fact

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION                           PAGE
        -------                                  -----------                           ----
            +2.1         -- Plan of Reorganization and Merger Agreement dated as of
                            July 12, 1995 by and between Holdings and the Company.
            +3.2         -- Restated Certificate of Incorporation of the Company.
            +3.3         -- Amended and Restated By-Laws of the Company.
           ++4.1         -- Form of Indenture between the Company and First Fidelity
                            Bank, N.A., as Trustee.
           ++4.2         -- Form of Second Indenture between the Company and First
                            Fidelity Bank, N.A., as Trustee.
           ++4.3         -- Form of Pass Through Trust Agreement between the Company and First Fidelity Bank, N.A., as Trustee (with form of
                            Pass Through Certificate attached as exhibit thereto).
           ++4.4         -- Form of Pass Through Agreement between the Company and
                            First Fidelity Bank, N.A., as Trustee (with form of Pass
                            Through Certificate attached as exhibit thereto).
          +++5           -- Opinion of Cahill Gordon & Reindel as to the legality of the New Certificates.
           +10.14        -- Boeing 747 Maintenance Agreement dated January 1, 1995, between the Company and KLM Royal Dutch Airlines, as
                            amended.
           +10.15        -- Atlas Air, Inc. 1995 Long Term Incentive and Stock Award
                            Plan.
           +10.16        -- Atlas Air, Inc. Employee Stock Purchase Plan.
           +10.17        -- Atlas Air, Inc. Profit Sharing Plan.
           +10.18        -- Atlas Air, Inc. Retirement Plan.
          ++10.19        -- Employment Agreement between the Company and Michael A.
                            Chowdry.
          ++10.20        -- Employment Agreement between the Company and Richard H.
                            Shuyler.
          ++10.23        -- Employment Agreement between the Company and James T.
                            Matheny.
           +10.26        -- Maintenance Agreement between the Company and Hong Kong
                            Aircraft Engineering Company Limited dated April 12,
                            1995, for the performance of certain maintenance events.
           +10.30        -- Conditional Sales Agreement dated as of September 22,
                            1994 by and between Lufthansa and the Company relating to
                            B747-230 aircraft, registration D-ABYS.
           +10.31        -- Conditional Sales Agreement dated as of September 22,
                            1994 by and between Lufthansa and the Company relating to
                            B747-230 aircraft, registration D-ABYL.
           *10.36        -- Aircraft Purchase Agreement, dated as of January 19, 1996 between Langdon Asset Management, Inc. and the Company.
         ***10.52        -- Employment Agreement dated as of November 18, 1996
                            between the Company and R. Terrence Rendlerman.
         ***10.53        -- Secured Loan Agreement by and between the Company and
                            Finova Capital Corporation dated April 11, 1996.
         ***10.54        -- Second Amended and Restated Credit Agreement among the
                            Company and the Lenders listed therein, Goldman Sachs
                            Credit Partners L.P. (as syndication agent) and Bankers
                            Trust Company (as Administrative Agent) dated February
                            28, 1997.

        EXHIBIT
         NUMBER                                  DESCRIPTION                           PAGE
        -------                                  -----------                           ----
    ***/****10.55        -- Engine Maintenance Agreement between the Company and
                            General Electric Company dated June 6, 1996.
          **10.56        -- Employment Agreement dated as of May 1, 1997 between the
                            Company and Stanley G. Wraight.
          **10.58        -- Third Amended and Restated Credit Agreement among the
                            Company, the Lenders listed therein, Goldman Sachs Credit
                            Partners L.P. (as Syndication Agent) and Bankers Trust
                            Company (as Administrative Agent) dated September 5,
                            1997.
          **10.59        -- Credit Agreement among Atlas Freighter Leasing, Inc., the
                            Lenders listed therein and Bankers Trust Company, as
                            agent, dated May 29, 1997.
          **10.60        -- Lease Agreement between Atlas Freighter Leasing, Inc., as lessor, and the Company, as lessee, relating to B747-200
                            aircraft. U.S. Registration No. N516MC.
          **10.61        -- Lease Agreement between Atlas Freighter Leasing, Inc., as lessor, and the Company, as lessee, relating to B747-200
                            aircraft. U.S. Registration No. N508MC.
          **10.62        -- Lease Agreement between Atlas Freighter Leasing, Inc., as lessor, and the Company, as lessee, relating to B747-200
                            aircraft. U.S. Registration No. N507MC.
          **10.63        -- Lease Agreement between Atlas Freighter Leasing, Inc., as lessor, and the Company, as lessee, relating to B747-200
                            aircraft. U.S. Registration No. N509MC.
          **10.64        -- Lease Agreement between Atlas Freighter Leasing, Inc., as lessor, and the Company, as lessee, relating to B747-200
                            aircraft. U.S. Registration No. N808MC.
          **10.65        -- Lease Agreement between Atlas Freighter Leasing, Inc., as lessor, and the Company, as lessee, relating to B747-200
                            aircraft. U.S. Registration No. N505MC.
          **10.66        -- Security Agreement and Chattel Mortgage between the
                            Company, Atlas Freighter Leasing, Inc. and Bankers Trust
                            Company, as agent, relating to B747-200 aircraft. U.S.
                            Registration No. N808MC.
          **10.67        -- Security Agreement and Chattel Mortgage between the
                            Company, Atlas Freighter Leasing, Inc. and Bankers Trust
                            Company, as agent, relating to B747-200 aircraft. U.S.
                            Registration No. N507MC.
          **10.68        -- Security Agreement and Chattel Mortgage between the
                            Company, Atlas Freighter Leasing, Inc. and Bankers Trust
                            Company, as agent, relating to B747-200 aircraft. U.S.
                            Registration No. N509MC.
          **10.69        -- Security Agreement and Chattel Mortgage between the
                            Company, Atlas Freighter Leasing, Inc. and Bankers Trust
                            Company, as agent, relating to B747-200 aircraft. U.S.
                            Registration No. N505MC.
          **10.70        -- Security Agreement and Chattel Mortgage between the
                            Company, Atlas Freighter Leasing, Inc. and Bankers Trust
                            Company, as agent, relating to B747-200 aircraft. U.S.
                            Registration No. N508MC.
          **10.71        -- Security Agreement and Chattel Mortgage between the
                            Company, Atlas Freighter Leasing, Inc. and Bankers Trust
                            Company, as agent, relating to B747-200 aircraft. U.S.
                            Registration No. N516MC.

        EXHIBIT
         NUMBER                                  DESCRIPTION                           PAGE
        -------                                  -----------                           ----
          **10.72        -- Form of Indenture, dated August 13, 1997, between the
                            Company and State Street Bank and Trust Company, as
                            Trustee, relating to the 10 3/4% Senior Notes (with form
                            of Note attached as exhibit thereto)
          **10.73        -- Purchase Agreement, dated August 8, 1997, between the
                            Company and BT Securities Corporation relating to the
                            10 3/4% Senior Notes.
          **10.74        -- Registration Rights Agreement, dated August 13, 1997,
                            between the Company and BT Securities Corporation
                            relating to the 10 3/4% Senior Notes.
          **10.75        -- Credit Agreement among Atlas Freighter Leasing II, Inc., the Lenders listed therein, Bankers Trust Company (as
                            Administrative Agent) and Goldman Sachs Credit Partners
                            L.P. (as Syndication Agent) dated September 5, 1997.
          **10.76        -- Lease Agreement dated September 5, 1997 between Atlas
                            Freighter Leasing II, Inc., as lessor, and the Company,
                            as lessee, relating to B747-200 aircraft, U.S.
                            Registration No. N527MC and Spare Engine Nos. 517538,
                            517539 and 455167.
          **10.77        -- Lease Agreement dated September 5, 1997 between Atlas
                            Freighter Leasing II, Inc., as lessor, and the Company,
                            as lessee, relating to B747-200 aircraft, U.S.
                            Registration No. N523MC and Spare Engine Nos. 530168 and
                            517530.
          **10.78        -- Lease Agreement dated September 5, 1997 between Atlas
                            Freighter Leasing II, Inc., as lessor, and the Company,
                            as lessee, relating to B747-200 aircraft, U.S.
                            Registration No. N524MC and Spare Engine Nos. 517790 and
                            517602.
          **10.79        -- Lease Agreement dated September 5, 1997 between Atlas
                            Freighter Leasing II, Inc., as lessor, and the Company,
                            as lessee, relating to B747-200 aircraft, U.S.
                            Registration No. N526MC and Spare Engine Nos. 517544 and
                            517547.
          **10.80        -- Security Agreement and Chattel Mortgage dated September
                            5, 1997 between Atlas Freighter Leasing II, Inc., the
                            Company and Bankers Trust Company, as Agent, relating to
                            B747-200 aircraft, U.S. Registration No. N523MC and Spare
                            Engine Nos. 530168 and 517530.
           *10.81        -- Security Agreement and Chattel Mortgage dated September
                            5, 1997 between Atlas Freighter Leasing II, Inc., the
                            Company and Bankers Trust Company, as Agent, relating to
                            B747-200 aircraft, U.S. Registration No. N524MC and Spare
                            Engine Nos. 517790 and 517602.
          **10.82        -- Security Agreement and Chattel Mortgage dated September
                            5, 1997 between Atlas Freighter Leasing II, Inc., the
                            Company and Bankers Trust Company, as Agent, relating to
                            B747-200 aircraft, U.S. Registration No. N526MC and Spare
                            Engine Nos. 517544 and 517547.
          **10.84        -- Security Agreement and Chattel Mortgage dated September
                            5, 1997 between Atlas Freighter Leasing II, Inc., the
                            Company and Bankers Trust Company, as Agent, relating to
                            B747-200 aircraft, U.S. Registration No. N527MC and Spare
                            Engine Nos. 517538, 517539 and 455167.
          **10.85        -- First Amendment to Lease Agreement among Atlas Freighter
                            Leasing, Inc. and Bankers Trust Company, as agent, dated
                            September 5, 1997
     **/****10.86        -- Purchase Agreement Number 2021 between The Boeing Company and the Company dated June 6, 1997.

        EXHIBIT
         NUMBER                                  DESCRIPTION                           PAGE
        -------                                  -----------                           ----
          **10.87        -- Aircraft General Terms Agreement between The Boeing
                            Company and the Company dated June 6, 1997.
          ++10.88        -- Placement Agreement, dated January 26, 1998, among the
                            Company, Morgan Stanley & Co. Incorporated, BT Alex.
                            Brown Incorporated, Donaldson, Lufkin & Jenrette
                            Securities Corporation and Goldman, Sachs & Co. relating
                            to the Pass Through Certificates Series 1998-1.
          ++10.89        -- Registration Rights Agreement, dated February 9, 1998,
                            among the Company, Morgan Stanley & Co. Incorporated, BT
                            Alex. Brown Incorporated, Donaldson, Lufkin & Jenrette
                            Securities Corporation and Goldman, Sachs & Co. relating
                            to the Pass Through Certificates Series 1998-1.
          ++10.90        -- Pass Through Trust Agreement, dated as of February 9,
                            1998, between the Company and Wilmington Trust Company,
                            as Trustee, relating to the Atlas Air Pass Through Trust
                            1998-1A-0.
          ++10.91        -- Pass Through Trust Agreement, dated as of February 9,
                            1998, between the Company and Wilmington Trust Company,
                            as Trustee, relating to the Atlas Air Pass Through Trust
                            1998-1A-S.
          ++10.92        -- Pass Through Trust Agreement, dated as of February 9,
                            1998, between the Company and Wilmington Trust Company,
                            as Trustee, relating to the Atlas Air Pass Through Trust
                            1998-1B-0.
          ++10.93        -- Pass Through Trust Agreement, dated as of February 9,
                            1998, between the Company and Wilmington Trust Company,
                            as Trustee, relating to the Atlas Air Pass Through Trust
                            1998-1B-S.
          ++10.94        -- Pass Through Trust Agreement, dated as of February 9,
                            1998, between the Company and Wilmington Trust Company,
                            as Trustee, relating to the Atlas Air Pass Through Trust
                            1998-1C-0.
          ++10.95        -- Pass Through Trust Agreement, dated as of February 9,
                            1998, between the Company and Wilmington Trust Company,
                            as Trustee, relating to the Atlas Air Pass Through Trust
                            1998-1C-S.
          ++10.96        -- Deposit Agreement (Class A), dated as of February 9,
                            1998, between First Security Bank, National Association,
                            as Escrow Agent, and ABN AMRO Bank N.V., acting through
                            its Chicago Branch, as Depositary.
          ++10.97        -- Deposit Agreement (Class B), dated as of February 9,
                            1998, between First Security Bank, National Association,
                            as Escrow Agent, and ABN AMRO Bank N.V., acting through
                            its Chicago Branch, as Depositary.
          ++10.98        -- Deposit Agreement (Class C), dated as of February 9,
                            1998, between First Security Bank, National Association,
                            as Escrow Agent, and ABN AMRO Bank N.V., acting through
                            its Chicago Branch, as Depositary.
          ++10.99        -- Indemnity Agreement, dated as of February 9, 1998,
                            between ABN AMRO Bank N.V., acting through its Chicago
                            Branch, as Depositary, and the Company.
          ++10.100       -- Escrow and Paying Agent Agreement (Class A), dated as of
                            February 9, 1998, among First Security Bank, National
                            Association, as Escrow Agent, Morgan Stanley & Co.
                            Incorporated, BT Alex. Brown Incorporated, Donaldson,
                            Lufkin & Jenrette Securities Corporation and Goldman,
                            Sachs & Co., as Placement Agents, Wilmington Trust
                            Company, not in its individual capacity, but solely as
                            Pass Through Trustee, and Wilmington Trust Company, as
                            Paying Agent.

        EXHIBIT
         NUMBER                                  DESCRIPTION                           PAGE
        -------                                  -----------                           ----
          ++10.101       -- Escrow and Paying Agent Agreement (Class B), dated as of
                            February 9, 1998, among First Security Bank, National
                            Association, as Escrow Agent, Morgan Stanley & Co.
                            Incorporated, BT Alex. Brown Incorporated, Donaldson,
                            Lufkin & Jenrette Securities Corporation and Goldman,
                            Sachs & Co., as Placement Agents, Wilmington Trust
                            Company, not in its individual capacity, but solely as
                            Pass Through Trustee, and Wilmington Trust Company, as
                            Paying Agent.
          ++10.102       -- Escrow and Paying Agent Agreement (Class C), dated as of
                            February 9, 1998, among First Security Bank, National
                            Association, as Escrow Agent, Morgan Stanley & Co.
                            Incorporated, BT Alex. Brown Incorporated, Donaldson,
                            Lufkin & Jenrette Securities Corporation and Goldman,
                            Sachs & Co., as Placement Agents, Wilmington Trust
                            Company, not in its individual capacity, but solely as
                            Pass Through Trustee, and Wilmington Trust Company, as
                            Paying Agent.
          ++10.103       -- Revolving Credit Agreement (1998-1A), dated as of
                            February 9, 1998, between Wilmington Trust Company, not
                            in its individual capacity but solely as Subordination
                            Agent, as Borrower, and ABN AMRO Bank N.V., acting
                            through its Chicago Branch as Liquidity Provider.
          ++10.104       -- Revolving Credit Agreement (1998-1B), dated as of
                            February 9, 1998, between Wilmington Trust Company, not
                            in its individual capacity but solely as Subordination
                            Agent, as Borrower, and Morgan Stanley Capital Services,
                            Inc., as Liquidity Provider.
          ++10.105       -- Revolving Credit Agreement (1998-1C), dated as of
                            February 9, 1998, between Wilmington Trust Company, not
                            in its individual capacity but solely as Subordination
                            Agent, as Borrower, and Morgan Stanley Capital Services,
                            Inc., as Liquidity Provider.
          ++10.106       -- Guarantee, dated as of February 9, 1998, from Morgan
                            Stanley, Dean Witter, Discover & Co. to Atlas Air, Inc.
                            Pass Through Trust 1998-B relating to Class B Liquidity
                            Facility.
          ++10.107       -- Guarantee, dated as of February 9, 1998, from Morgan
                            Stanley, Dean Witter, Discover & Co. to Atlas Air, Inc.
                            Pass Through Trust 1998-C relating to Class C Liquidity
                            Facility.
          ++10.108       -- Intercreditor Agreement, dated as of February 9, 1998,
                            among Wilmington Trust Company, not in its individual
                            capacity but solely as Trustee, ABN AMRO Bank N.V.,
                            acting through its Chicago Branch, as Class A Liquidity
                            Provider, Morgan Stanley Capital Services, Inc., as Class
                            B Liquidity Provider and Class C Liquidity Provider, and
                            Wilmington Trust Company.
          ++10.109       -- Note Purchase Agreement, dated as of February 9, 1998,
                            among the Company, Wilmington Trust Company and First
                            Security Bank, National Association.
          ++10.110       -- Employment Agreement dated as of February 16, 1998
                            between the Company and Stephen C. Nevin.
        ++++10.111       -- Form of Indenture, dated April 9, 1998, between the
                            Company and State Street Bank and Trust company, as
                            Trustee, relating to the 9 1/4% Senior Notes (with form
                            of Note attached as exhibit thereto).
        ++++10.112       -- Placement Agreement, dated April 7, 1998, among the
                            Company and Morgan Stanley & Co. Incorporated and BT
                            Alex. Brown Incorporated relating to the 9 1/4% Senior
                            Notes.

        EXHIBIT
         NUMBER                                  DESCRIPTION                           PAGE
        -------                                  -----------                           ----
        ++++10.113       -- Registration Rights Agreement, dated April 9, 1998, among the Company and Morgan Stanley & Co. Incorporated and BT
                            Alex. Brown Incorporated relating to the 9 1/4% Senior
                            Notes.
       *****10.114       -- Engine Maintenance Agreement between the Company and GE
                            Engine Services, Inc.
       *****10.115       -- Engine Maintenance Agreement between the Company and GE
                            Engine Services, Inc.
       *****10.116       -- General Terms Agreement between the Company and General
                            Electric Company dated June 6, 1997.
           +16.1         -- Letter dated July 21, 1995 from Ernst & Young to the
                            Securities and Exchange Commission.
          ++21.1         -- Subsidiaries of the Registrant.
            23.1         -- Consent of Independent Public Accountants.
         +++23.2         -- Consent of Cahill Gordon & Reindel (included in Exhibit
                            5).
         +++24.1         -- Powers of Attorney (set forth on the signature page of
                            the Registration Statement).
         +++25           -- Statement of Eligibility of Trustee for the 9 1/4% Senior
                            Notes.

---------------

   +++ Previously filed.

     ++ Incorporated by reference to the exhibits to the Company's Annual Report for 1997 on Form 10-K.

      + Incorporated by reference to the exhibits to the Company's Registration
        Statement on Form S-1 (No. 33-90304).

      ++ Incorporated by reference to the exhibits to the Company's Registration
         Statement on Form S-1 (No. 33-97892).

     ++++ Incorporated by reference to the exhibits to the Company's
          Registration Statement on Form S-4 (No. 333-51819).

      * Incorporated by reference to the exhibits to the Company's Registration Statement on Form S-1 (No. 333-2810).

     ** Incorporated by reference to the exhibits to the Company's Registration
        Statement on Form S-4 (No. 333-36305).

   *** Incorporated by reference to the exhibits to the Company's Annual Report for 1996 on Form 10-K.

  **** Portions of this document, for which the Company has been granted confidential treatment, have been redacted and filed separately with the Securities and Exchange Commission.

 ***** Portions of this document, for which the Company has requested confidential treatment, have been redacted and filed separately with the Securities and Exchange Commission.